                                                                  Exhibit 10.6





                                                        CONFORMED EXECUTION COPY





                                REVOLVING CREDIT
                                      AND
                              TERM LOAN AGREEMENT



                                  by and among



                             HANOVER DIRECT, INC.,

                                  as Borrower,



                   the Lenders from time to time party hereto



                                      and



              NATIONSBANK OF NORTH CAROLINA, NATIONAL ASSOCIATION,

                                    as Agent





                                October 12, 1994

                               TABLE OF CONTENTS

                                                                            Page


                                   ARTICLE I

                             DEFINITIONS AND TERMS


1.01  Definitions
1.02  Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . .    21
1.03  Terms Consistent  . . . . . . . . . . . . . . . . . . . . . . . . .    22


                                   ARTICLE II

                                   THE LOANS


2.01  Revolving Credit Loans  . . . . . . . . . . . . . . . . . . . . . .    22
2.02  Competitive Bid Loans . . . . . . . . . . . . . . . . . . . . . . .    24
2.03  Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
2.04  Payment of Interest . . . . . . . . . . . . . . . . . . . . . . . .    29
2.05  Payment of Principal  . . . . . . . . . . . . . . . . . . . . . . .    30
2.06  Non-Conforming Payments . . . . . . . . . . . . . . . . . . . . . .    30
2.07  Borrower's Account  . . . . . . . . . . . . . . . . . . . . . . . .    31
2.08  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
2.09  Pro Rata Payments . . . . . . . . . . . . . . . . . . . . . . . . .    32
2.10  Reductions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

2.11  Increase and Decrease in Amounts  . . . . . . . . . . . . . . . . .    33
2.12  Conversions and Elections of Subsequent Interest Periods  . . . . .    33
2.13  Facility Fee and Upfront Fee  . . . . . . . . . . . . . . . . . . .    33
2.14  Deficiency Advances . . . . . . . . . . . . . . . . . . . . . . . .    34
2.15  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .    34
2.16  Extension of Revolving Credit Termination Date  . . . . . . . . . .    34
2.17  Additional Fees . . . . . . . . . . . . . . . . . . . . . . . . . .    35

                                  ARTICLE III

                        YIELD PROTECTION AND ILLEGALITY


3.01  Additional Costs  . . . . . . . . . . . . . . . . . . . . . . . . .    35
3.02  Suspension of Loans . . . . . . . . . . . . . . . . . . . . . . . .    37
3.03  Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
3.04  Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
3.05  Alternate Interest Rate.    . . . . . . . . . . . . . . . . . . . .    38
3.06  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39

                                   ARTICLE IV

                           CONDITIONS TO MAKING LOANS


4.01  Conditions of Initial Advance . . . . . . . . . . . . . . . . . . .    40
4.02  Conditions of Loans . . . . . . . . . . . . . . . . . . . . . . . .    42

                                                                            Page


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


5.01  Representations and Warranties  . . . . . . . . . . . . . . . . . .    44

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS


6.01  Financial Reports, Etc  . . . . . . . . . . . . . . . . . . . . . .    51
6.02  Maintain Properties . . . . . . . . . . . . . . . . . . . . . . . .    52
6.03  Existence, Qualification, Etc . . . . . . . . . . . . . . . . . . .    52
6.04  Regulations and Taxes . . . . . . . . . . . . . . . . . . . . . . .    53
6.05  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
6.06  True Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
6.07  Right of Inspection . . . . . . . . . . . . . . . . . . . . . . . .    54
6.08  Observe all Laws  . . . . . . . . . . . . . . . . . . . . . . . . .    54
6.09  Covenants Extending to Subsidiaries . . . . . . . . . . . . . . . .    54
6.10  Officer's Knowledge of Default  . . . . . . . . . . . . . . . . . .    54
6.11  Suits or Other Proceedings  . . . . . . . . . . . . . . . . . . . .    54
6.12  Notice of Discharge of Hazardous Material or
        Environmental Complaint . . . . . . . . . . . . . . . . . . . . .    54
6.13  Environmental Compliance  . . . . . . . . . . . . . . . . . . . . .    54
6.14  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .    55
6.15  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . .    55
6.16  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
6.17  Continued Operations  . . . . . . . . . . . . . . . . . . . . . . .    56
6.18  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .    56
6.19  New Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . .    56


                                  ARTICLE VII

                               NEGATIVE COVENANTS



7.01  Consolidated Fixed Charge Ratio . . . . . . . . . . . . . . . . . .    57
7.02  Consolidated Funded Indebtedness to EBITDA  . . . . . . . . . . . .    58
7.03  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . .    58
7.04  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
7.05  Investments; Acquisitions . . . . . . . . . . . . . . . . . . . . .    61
7.06  Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . .    63
7.07  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . .    64
7.08  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .    64
7.09  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
7.10  Dissolution, etc. . . . . . . . . . . . . . . . . . . . . . . . . .    65
7.11  Rate Hedging Obligations  . . . . . . . . . . . . . . . . . . . . .    65
7.12  Dividends, Redemptions and Other Payments . . . . . . . . . . . . .    65
7.13  Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . . . .    66

                                                                            Page

                                  ARTICLE VIII

                       EVENTS OF DEFAULT AND ACCELERATION


8.01  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . .    66
8.02  Agent to Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
8.03  Cumulative Rights . . . . . . . . . . . . . . . . . . . . . . . . .    71
8.04  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
8.05  Allocation of Proceeds  . . . . . . . . . . . . . . . . . . . . . .    71


                                   ARTICLE IX

                                   THE AGENT


9.01  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . .    72
9.02  Attorneys-in-fact . . . . . . . . . . . . . . . . . . . . . . . . .    72
9.03  Limitation on Liability . . . . . . . . . . . . . . . . . . . . . .    72
9.04  Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    73
9.05  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . .    73
9.06  No Representations  . . . . . . . . . . . . . . . . . . . . . . . .    73
9.07  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .    74
9.08  Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
9.09  Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
9.10  Sharing of Payments, etc. . . . . . . . . . . . . . . . . . . . . .    75


                                   ARTICLE X

                                 MISCELLANEOUS


10.01  Assignments and Participations . . . . . . . . . . . . . . . . . .    76
10.02  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78
10.03  Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    79
10.04  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    80
10.05  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    80
10.06  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . .    80
10.07  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .    81
10.08  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .    81
10.09  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . .    82
10.10  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .    82
10.11  Headings and References  . . . . . . . . . . . . . . . . . . . . .    83
10.12  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .    83
10.13  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .    83
10.14  Agreement Controls . . . . . . . . . . . . . . . . . . . . . . . .    83
10.15  Usury Savings Clause . . . . . . . . . . . . . . . . . . . . . . .    83
10.16  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . .    84



EXHIBIT A     Revolving Credit Commitments  . . . . . . . . . . . . . . .   A-1
EXHIBIT B     Form of Assignment and Acceptance . . . . . . . . . . . . .   B-1
EXHIBIT C     Notice of Appointment (or Revocation) of
              Authorized Representative . . . . . . . . . . . . . . . . .   C-1

                                                                            Page


EXHIBIT D     Form of Borrowing Notice  . . . . . . . . . . . . . . . . .    D-1
EXHIBIT E     Form of Competitive Bid Note  . . . . . . . . . . . . . . .    E-1
EXHIBIT F     Form of Revolving Credit Note   . . . . . . . . . . . . . .    F-1
EXHIBIT G     Form of Term Note . . . . . . . . . . . . . . . . . . . . .    G-1
EXHIBIT H     Interest Rate Selection Notice  . . . . . . . . . . . . . .    H-1
EXHIBIT I     Form of Competitive Bid Quote Request . . . . . . . . . . .    I-1
EXHIBIT J     Form of Competitive Bid Quote . . . . . . . . . . . . . . .    J-1
EXHIBIT K     Form of Opinion of Counsel to the Borrower and
              the Guarantors  . . . . . . . . . . . . . . . . . . . . . .    K-1
EXHIBIT L     Form of Compliance Certificate  . . . . . . . . . . . . . .    L-1
EXHIBIT M     Form of Guaranty Agreement  . . . . . . . . . . . . . . . .    M-1
EXHIBIT N     Form of Subordination Agreement . . . . . . . . . . . . . .    N-1
EXHIBIT O     Upfront Fees  . . . . . . . . . . . . . . . . . . . . . . .    O-1

Schedule 5.01(c)                Guarantors excluded from Solvency
                                Representation and Warranty
Schedule 5.01(d)                Subsidiaries
Schedule 5.01(e)                Investments in Other Persons
Schedule 5.01(f)                Contingent Liabilities
Schedule 5.01(g)                Liens
Schedule 5.01(h)                Tax Matters
Schedule 5.01(j)                Litigation
Schedule 5.01(m)                Patents, Etc.
Schedule 5.01(o)                Consents
Schedule 5.01(r)                Hazardous Materials
Schedule 6.05                   Insurance
Schedule 7.03(i)                Existing Indebtedness
Schedule 7.03(xi)               Capital Leases

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


         THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of October 12, 1994 (the "Agreement"), is made by and among:

         HANOVER DIRECT, INC., a Delaware corporation having its principal place of business in Weehawken, New Jersey (the "Borrower");

         Each Lender executing and delivering a signature page hereto and each other lender which may hereafter execute and deliver an instrument of assignment and assumption with respect to this Agreement pursuant to Section
10.01 hereof (hereinafter such lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

         NATIONSBANK OF NORTH CAROLINA, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America ("NationsBank") in its capacity as agent for the Lenders (in such capacity, and any successor appointed in accordance with the terms of Section
9.09 hereof, the "Agent");

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a credit facility in the maximum aggregate principal amount at any time outstanding of $20,000,000, which shall include a competitive bid facility, the proceeds thereof to be used to finance certain acquisitions; and

         WHEREAS, the Lenders are willing to make such credit facility available to the Borrower upon the terms and conditions set forth herein;

         NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:


                                   ARTICLE I

                             DEFINITIONS AND TERMS

         1.01 DEFINITIONS. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

                 "Absolute Rate" has the meaning assigned to such term in
         Section 2.02(d)(iii) hereof;

                 "Absolute Rate Auction" means any solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.02(c) hereof;

                 "Account Purchase Agreement" shall have the meaning assigned thereto in Section 7.03(v) hereof;

                 "Acquisition" means the acquisition of (i) a controlling equity interest in another Person (other than the purchase of an option, warrant or convertible or other similar security to acquire such a controlling interest), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, (ii) assets of another Person for which the Cost of Acquisition equals or exceeds one percent (1%) of Consolidated Total Assets determined as of the last day of the fiscal quarter of the Borrower immediately preceding the date of the agreement related to such Acquisition, or (iii) a line of business or division of another Person;

                 "Advance" means any borrowing (other than a Term Loan Segment) under (i) the Revolving Credit Facility consisting of a Base Rate Loan or a LIBOR Loan, as the case may be, or (ii) the Competitive Bid Facility consisting of a Competitive Bid Loan;

                 "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower; (ii) which beneficially owns or holds 10% or more of any class of the outstanding voting stock of the Borrower; or (iii) 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, by contract or otherwise;

                 "Applicable Commitment Percentage" means, at any time for each Lender with respect to the Revolving Credit Facility, a fraction (expressed as a percentage), (A) the numerator of which shall be the amount of such Lender's Revolving Credit Commitment at such date of determination (which Revolving Credit Commitment for each Lender as of the Closing Date is set forth on Exhibit A attached hereto and incorporated herein by reference), and (B) the denominator of which shall be the Total Revolving Credit Commitment at such date of determination; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 10.01 hereof;

                 "Applicable Margin" means for purposes of calculating (i) the applicable interest rate for the Interest Period for any LIBOR Loan and (ii) the applicable rate of the Facility Fee for any date for purposes of Section 2.13 hereof, that percent per annum set forth below, which shall be (A) determined as of each Determination Date based upon the computations set forth in the compliance certificates delivered to the Agent pursuant to Sections 4.01(m), 6.01(a)(ii) and 6.01(b)(ii) hereof, subject to review and approval of such computations by the Agent, and delivered to the Agent not later than the time set forth in Sections 4.01, 6.01(a) and 6.01(b) hereof (the "Compliance Date") and (B) applicable to all LIBOR Loans made, renewed or converted, and any Facility Fee due and payable, on or after the most recent Compliance Date to occur based upon the ratio of Consolidated Funded Indebtedness as at the Determination Date to Consolidated EBITDA for the Four- Quarter Period then ended, as specified below:


                   Ratio of
             Consolidated Funded
               Indebtedness to               Applicable             Applicable
                 Consolidated                  Margin               Margin for
                    EBITDA                for LIBOR Loans          Facility Fee
         --------------------------    ---------------------     ---------------
         Greater than 2.00
         to 1.00                               .50%                    .25%

         Greater than 1.00
         to 1.00 but
         less than or equal
         to 2.00 to 1.00                       .425%                   .20%

         Less than 1.00 to 1.00                .35%                    .15%

                 "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit B attached hereto and incorporated herein by reference (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 10.01;

                 "Authorized Representative" means any of the Chairman, Vice Chairman, President, Executive Vice Presidents, Senior Vice Presidents or Vice Presidents of the Borrower and, with respect to financial matters, the Treasurer or Chief Financial Officer of the Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit C and incorporated herein by reference;

                 "Base Rate" means, for any Base Rate Loan, the greater of (i) the Prime Rate or (ii) the Federal Funds Effective Rate plus one-half of one percent (.5%), each change in such Base Rate to be effective as of the effective date of any change in the Prime Rate or the Federal Funds Effective Rate giving rise thereto;

                 "Base Rate Loan" means any Revolving Credit Loan or Term Loan Segment for which the rate of interest is determined by reference to the Base Rate;

                 "Board" means the Board of Governors of the Federal Reserve System (or any successor body);

                 "Borrower's Account" means demand deposit account number 02309028 with the Agent, or any successor account with the Agent, which may be maintained at one or more offices of the Agent or an agent of the Agent;

                 "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility, in the form attached hereto as Exhibit D and incorporated herein by reference;

                 "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in the State of New York or State of North Carolina are authorized or obligated by law, executive order or governmental decree to be closed;

                 "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Agent together with any compliance certificate delivered pursuant to Section 6.01(a) or (b) hereof, and (ii) with respect to any Capital Lease entered into by the Borrower or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in Section 6.01(a) hereof);

                 "Capital Leases" means all leases which have been or should be capitalized in accordance with Generally Accepted

         Accounting Principles, including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof, applied on a Consistent Basis;

                 "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 4.01 hereof have been satisfied;

                 "Code" means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder;

                 "Common Stock" means the common stock, par value $.662/3 per share, of the Borrower;

                 "Competitive Bid Borrowing" has the meaning assigned to such term in Section 2.02 hereof;

                 "Competitive Bid Facility" means the facility described in
         Section 2.02 hereof providing for Competitive Bid Loans to the Borrower;

                 "Competitive Bid Loan Commitment" means the aggregate amount which a Lender has offered to loan to the Borrower pursuant to a Competitive Bid Quote, not to exceed in the aggregate the amount of the Competitive Bid Borrowing for such Interest Period and which together with all other Outstandings shall not exceed in the aggregate the amount of the Total Revolving Credit Commitment;

                 "Competitive Bid Loans" means the Loans bearing interest at an Absolute Rate provided for in Section 2.02 hereof;

                 "Competitive Bid Notes" means, collectively, the promissory notes of the Borrower with respect to Competitive Bid Loans provided for by Section 2.02 hereof executed and delivered in the form attached hereto as Exhibit E and incorporated herein by reference, with appropriate insertions as to amounts, dates and names of Lenders, and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be amended, modified or supplemented and in effect from time to time;

                 "Competitive Bid Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of the Borrower on all Competitive Bid Loans then outstanding;

                 "Competitive Bid Quote" means an offer in accordance with
         Section 2.02 hereof by a Lender to make a Competitive Bid Loan with an Absolute Rate, in the form of Exhibit J attached hereto and incorporated herein by reference;

                 "Competitive Bid Quote Request" means a request in accordance with Section 2.02 hereof by the Borrower for Competitive Bid Borrowings, in the form of Exhibit I attached hereto and incorporated herein by reference;

                 "Compliance Date" has the meaning assigned to such term in the definition of "Applicable Margin" in Section 1.01 hereof;

                 "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 5.01(f)(i) hereof;

                 "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes paid on income, (iv) amortization, and
         (v) depreciation, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Fixed Charge Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (i) the difference of
         (A) Consolidated EBITDA for such period plus, to the extent deducted in arriving at Consolidated EBITDA for such period, lease, rental and all other payments made in respect of or in connection with operating leases, minus (B) Capital Expenditures for such period, excluding, for any Four-Quarter Period of computation thereof ending on or prior to April 1, 1995, Capital Expenditures paid during such Four-Quarter Period with respect to the construction of the Borrower's Roanoke, Virginia fulfillment facility or with respect to refurbishment of the Gump's retail facility, to (ii) Consolidated Fixed Charges for such period;

                 "Consolidated Fixed Charges" means, with respect to Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Interest Expense, (ii) to the extent deducted in arriving at Consolidated EBITDA, lease, rental and all other payments made in respect of or in connection with operating leases, (iii) current maturities of Consolidated Funded Indebtedness, (iv) all dividends and other distributions (other than distributions in the form of any stock (including without limitation capital stock of the Borrower), security, note or other instrument) paid during such period (regardless of when declared) on any shares of capital stock of the Borrower then outstanding, including without limitation its Common Stock and its Preferred Stock, and (v) all payments made during such period in respect of or in connection with repurchases or redemptions of any shares of capital stock of the Borrower then outstanding, including without limitation its Common Stock and Preferred Stock, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Funded Indebtedness" means, with respect to the Borrower and its Subsidiaries, at any time as of which the amount thereof is to be determined, the sum of (i) Indebtedness for Money Borrowed of the Borrower and its Subsidiaries and (ii) the face amount of all outstanding letters of credit (other than documentary letters of credit) issued for the account of the Borrower or any of its Subsidiaries and all obligations (to the extent not duplicative) arising under such letters of credit, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of a Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries (including interest income from investments), less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, but excluding as income (i) net gains on the sale, conversion or other disposition of capital assets, net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, and net gains on the collection of proceeds of life insurance policies, (ii) any write-up of any asset, and (iii) any other net gain or credit of an extraordinary nature, all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Consolidated Total Assets" means, as at any time of calculation thereof, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 "Contingent Obligation" of any Person means all contingent liabilities (other than obligations of the Borrower and its Subsidiaries with respect to the fulfillment of purchase orders issued in the ordinary course of business) required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements (including footnotes) of such Person in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

                      (i) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

                     (ii) to advance or supply funds in any manner (A) for the purchase or payment of such Indebtedness or other obligation, or (B) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

                    (iii) to grant or convey any Lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

                     (iv) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

                      (v) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof.

         With respect to Contingent Obligations (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the present value of the amount which can reasonably be expected to become an actual or matured liability;

                 "Cost of Acquisition" means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following: (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) any cash or other property (excluding property described in clause (i)) and the unpaid principal amount of any debt instrument given as consideration, and (iii) any Indebtedness or liabilities assumed by the Borrower or its Subsidiaries in connection with such Acquisition; provided that "Cost of Acquisition" shall not include out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such a transaction, and other similar transaction costs so incurred, in an aggregate amount not to exceed ten percent (10%) of the Costs of Acquisition for such transaction (all such costs in excess of such amount being included as a "Cost of Acquisition" for such transaction). For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued at its market value as reported on the American Stock Exchange, (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and determined to be a reasonable valuation by the independent public accountants referred to in Section 6.01(a) hereof, and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion;

                 "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder;

                 "Determination Date" means the last day of each fiscal quarter of the Borrower;

                 "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States;

                 "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

                      (i)         Government Securities;

                     (ii) the following debt securities of the following agencies or instrumentalities of the United States if at all times the full faith and credit of the United States is pledged to the full and timely payment of all interest and principal thereof:

                          (A) all direct or fully guaranteed obligations of the United States Treasury; and

                          (B) mortgage-backed securities and participation certificates guaranteed by the Government National Mortgage Association;

                    (iii) the following obligations of the following agencies or instrumentalities of or corporations established by the United States:

                          (A) participation certificates and debt obligations of the Federal Home Loan Mortgage Corporation;

                          (B) consolidated debt obligations, and obligations secured by a letter of credit, of the Federal Home Loan Banks; and

                          (C) debt obligations and mortgage-backed securities of the Federal National Mortgage Association which have not had the interest portion thereof severed therefrom;

                     (iv) obligations of any corporation organized under the laws of any state of the United States or under the laws of any other nation, payable in the United States, expressed to mature not later than 90 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody's;

                      (v) interest bearing demand or time deposits issued by any Lender or certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $250,000,000 and being rated "A-2" or better by S&P or "A" or better by Moody's;

                     (vi)   Repurchase Agreements;

                    (vii)   Pre-Refunded Municipal Obligations;

                   (viii)   shares of mutual funds which invest in
                 obligations described in paragraphs (i) through (vii) above, the shares of which mutual funds are at all times rated "AAA" by S&P; and

                     (ix) asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P-1" by Moody's;

                 "Environmental Laws" means any statute, law, ordinance, code, rule, regulation, order or decree, of the United States or any foreign nation or any province, territory, state, protectorate or other political subdivision thereof, regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous or toxic waste, substance or material, as now or at any time hereafter in effect, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law;

                 "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date;

                 "ERISA Affiliate" means any entity which would be aggregated at any relevant time with the Borrower pursuant to Section 4001(b)(1) of ERISA;

                 "Event of Default" means any of the occurrences set forth as such in Section 8.01 hereof;

                 "Facility Fee" has the meaning assigned to such term in
         Section 2.13(a) hereof;

                 "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

                 "Fiscal Year" means 52-week or 53-week period of the Borrower ending on the Saturday closest to December 31;

                 "Flexible Term Notes" means the $20,000,000 Flexible Term Notes (Hanover Direct, Inc.) of the Borrower to be issued to finance the construction of a fulfillment center in Roanoke, Virginia;

                 "Four-Quarter Period" means a period of four full consecutive fiscal quarters of the Borrower, taken together as one accounting period;

                 "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended, subject to compliance at all times with Section 1.02 hereof;

                 "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States;

                 "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether a state of the United States, the United States or foreign nation, state, province or other governmental instrumentality;

                 "Guarantor" means any Material Subsidiary now or hereafter party to a Guaranty;

                 "Guaranty" means collectively each Guaranty Agreement executed by a Material Subsidiary of the Borrower (whether of even date herewith or delivered after the Closing Date pursuant to Section 6.19 hereof and whether executed individually or jointly and severally with other Subsidiaries) in favor of the Agent guaranteeing in whole or in part the payment of the Obligations, substantially in the form of Exhibit M attached hereto and incorporated herein by reference;

                 "Hazardous Material" means a material that is defined or regulated under an Environmental Law as a hazardous or toxic waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law;

                 "Indebtedness" of a Person shall mean, without duplication,
         (i) all Indebtedness for Money Borrowed, (ii) obligations of such Person arising under acceptance facilities, (iii) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (iv) all obligations of such Person upon which interest charges are customarily paid, (v) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all executory obligations of such Person in respect of Rate Hedging Obligations and (vii) all Contingent Obligations in respect of Indebtedness of other Persons;

                 "Indebtedness for Money Borrowed" means for any Person all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements);

                 "Interest Period" (i) for each LIBOR Loan means a period commencing on the date such LIBOR Loan is made or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such LIBOR Loan, and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Representative three (3) LIBOR Business Days prior to the beginning of such Interest Period; provided, that,

                          (A) if the Authorized Representative fails to notify the Agent of the length of an Interest Period three (3) LIBOR Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan;

                          (B) if an Interest Period for a LIBOR Loan would end on a day which is not a LIBOR Business Day such Interest Period shall be extended to the next LIBOR Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day);

                          (C) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

                          (D) no Interest Period with respect to Revolving Credit Loans shall extend past the Revolving Credit Termination Date;

                          (E) on any day, with respect to all Revolving Credit Loans, there shall be not more than ten (10) Interest Periods in effect; and

             (ii) for each Competitive Bid Loan means the period commencing on the date of such borrowing and ending on such date as may be mutually agreed upon by the Borrower and the Lender making such Competitive Bid Loan; provided that no Interest Period for a Competitive Bid Loan shall be for a period of less than 7 or greater than 180 days;

                 "Interest Rate Selection Notice" means the notice delivered by an Authorized Representative in connection with the election of a subsequent interest period for any LIBOR Loan or the conversion of any LIBOR Loan into a Base Rate Loan or the conversion of any Base Rate Loan into a LIBOR Loan, in the form of Exhibit H attached hereto and incorporated herein by reference;

                 "Lending Office" means, as to each Lender, the Lending Office of such Lender designated on the signature pages hereof or in an Assignment and Acceptance or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Authorized Representative and the Agent as the office by which its Loans are to be made and maintained;

                 "LIBOR Base Rate" means for any LIBOR Loan, in respect of the Interest Period specified (or deemed specified) by the Authorized Representative in the Borrowing Notice or Interest Rate Selection Notice for such LIBOR Loan, the rate (expressed as a percentage and rounded upward if necessary to the nearest 1/100 of 1%) (which shall be the same for each day of such Interest Period) determined by the Agent in good faith in accordance with its usual procedures for its customers generally to be the average of the rates per annum for deposits in Dollars offered to major banks in the London interbank market at approximately 11:00 A.M. Charlotte, North Carolina time two
         (2) LIBOR Business Days prior to the commencement of the applicable Interest Period in an amount approximately equal to the principal amount of, and for a period comparable to the Interest Period for, such LIBOR Loan;

                 "LIBOR Business Day" means a Business Day on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement in London, England, New York, New York and Charlotte, North Carolina;

                 "LIBOR Loan" means a Revolving Credit Loan or Term Loan Segment for which the rate of interest is determined by reference to the LIBOR Rate;

                 "LIBOR Rate" means, for the Interest Period for any LIBOR Loan, the rate of interest per annum determined pursuant to the following formula:

                 LIBOR           LIBOR Base Rate          Applicable
                         =   -----------------------  +
                 Rate        1 - Reserve Requirement        Margin

                 "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which either of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes;

                 "Loan" or "Loans" means any of the Revolving Credit Loans, Competitive Bid Loans or the Term Loan;

                 "Loan Documents" means this Agreement, the Notes, the Guaranty, the Subordination Agreement and all other instruments and documents heretofore or hereafter executed or delivered to and in favor of any Lender or the Agent in connection with the Loans made under this Agreement as the same may be amended, modified or supplemented from time to time;

                 "Material Adverse Effect" means a material adverse effect on the business, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, on a consolidated basis;

                 "Material Subsidiary" means any direct or indirect Subsidiary of the Borrower which (i) has total assets equal to or greater than 5% of Consolidated Total Assets (calculated as of the most recent fiscal period with respect to which the Agent shall have received financial statements required to be delivered pursuant to Sections 6.01(a) or
         (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the Fiscal Year end financial statements referenced in Section 5.01(f) hereof) (the "Required Financial Information")) or (ii) has net income equal to or greater than 5% of Consolidated Net Income (each calculated for the most recent period for which the Agent has received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term "Material Subsidiaries" shall mean Subsidiaries of the

         Borrower that together have assets equal to not less than 85% of Consolidated Total Assets (calculated as described above) and net income of not less than 85% of Consolidated Net Income (calculated as described above); provided further that if more than one combination of Subsidiaries satisfies such threshold, then those Subsidiaries so determined to be "Material Subsidiaries" shall be specified by the Borrower;

                 "Moody's" means Moody's Investors Services, Inc.;

                 "Multi-employer Plan" means an employee pension benefit plan covered by Title IV of ERISA in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA and which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA;

                 "Net Proceeds" from a disposition of assets (other than assets sold in the ordinary course of business) or issuance of equity or Indebtedness means cash payments received therefrom as and when received, net of all reasonable legal, accounting, banking, underwriting, title and recording expenses, commissions, discounts and other fees and expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such disposition or issuance;

                 "Notes" means, collectively, the Revolving Credit Notes, the Competitive Bid Notes and the Term Notes;

                 "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) all liabilities of Borrower to any Lender which arise under a Swap Agreement, and
         (iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders or the Agent hereunder, under any one or more of the other Loan Documents or with respect to the Loans;

                 "Outstandings" means, at any time of determination, (a) the sum of the (i) Revolving Credit Outstandings and (ii) Competitive Bid Outstandings or (b) Term Loan Outstandings, as applicable;

                 "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

                 "Preferred Stock" means the 6% Series A Convertible Preferred Stock, $10 stated value, of the Borrower;

                 "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity, (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants;

                 "Prime Rate" means the rate of interest per annum announced publicly by NationsBank as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by NationsBank;

                 "Principal Office" means the office of the Agent at NationsBank of North Carolina, National Association, NationsBank Plaza, 6th Floor, NC1002-06-19, Charlotte, North Carolina 28255,
         Attention: Agency Services, or such other office and address as the Agent may from time to time designate;

                 "Quotation Date" means the date by which Competitive Bid Quotes must be submitted to the Agent and shall be the Business Day immediately preceding the date of the proposed Competitive Bid Borrowing;

                 "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's commodities, assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements, and forward commodity price options, puts, warrants and those commonly known as commodity "swap" agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing;

                 "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time;

                 "Regulatory Change" means any change in, or the adoption or making of new, United States Federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States Federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, whether or not having the force of law, whether or not failure to comply therewith would be unlawful;

                 "Repurchase Agreement" means a repurchase agreement entered into with (i) any financial institution whose debt obligations are rated "A" by either of S&P or Moody's or whose commercial paper is rated "A-1" by S&P or "P-1" by Moody's, or (ii) any Lender;

                 "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least 662/3% of the aggregate Credit Exposures of all the Lenders on such date.
         For purposes of the preceding sentence, the amount of the "Credit Exposure" of each Lender shall be equal at all times (i) other than following the occurrence and during the continuance of an Event of Default, to its Revolving Credit Commitment or the Term Loan Outstandings evidenced by the Term Loan Note payable to such Lender, as applicable, and (ii) following the occurrence and during the continuance of an Event of Default, to the aggregate principal amount of Revolving Credit Loans and Competitive Bid Loans owing to such Lender plus the aggregate unutilized amount of such Lender's Revolving Credit Commitment or to the aggregate principal amount of the Term Loan owing to such Lender, as applicable;

                 "Reserve Requirement" means, for any LIBOR Loan, the maximum aggregate rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained with respect thereto under Regulation D by the member banks of the Federal Reserve System with respect to Dollar funding in the London interbank market. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined or (ii) any category of extensions of credit or other assets which include LIBOR Loans;

                 "Revolving Credit Commitment" means with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to the amount set forth opposite such Lender's name on Exhibit A hereto as the same may be increased or decreased from time to time pursuant to this Agreement;

                 "Revolving Credit Facility" means the facility described in
         Section 2.01 hereof providing for Loans to the Borrower by the Lenders in an aggregate principal amount equal to (i) the Total Revolving Credit Commitment less (ii) Competitive Bid Outstandings;

                 "Revolving Credit Loan" means any Loan made under the Revolving Credit Facility and evidenced by a Revolving Credit Note;

                 "Revolving Credit Notes" means, collectively, the promissory notes of the Borrower evidencing Revolving Credit Loans executed and delivered to the Lenders as provided in Section 2.08(a) hereof substantially in the form attached hereto as Exhibit F and incorporated herein by reference, with appropriate insertions as to amounts, dates and names of Lenders, as the same shall be amended, modified or supplemented and in effect from time to time;

                 "Revolving Credit Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of the Borrower on all Revolving Credit Loans then outstanding;

                 "Revolving Credit Termination Date" means the earliest to occur of (i) October 11, 1995 or such later date as the Borrower and the Lenders shall agree in writing pursuant to Section 2.16 hereof, or
         (ii) the date of termination of Lenders' obligations pursuant to
         Section 8.01 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Revolving Credit Facility by payment in full of all Outstandings pursuant to Section 2.10 hereof;

                 "S&P" means Standard & Poor's Corporation, a New York corporation;

                 "Scheduled Term Loan Termination Date" shall have the meaning assigned thereto in Section 2.03 hereof;

                 "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA and which is not a Multi-employer Plan;

                 "$60,000,000 Credit Facility" means the credit facilities provided to the Borrower by the Lenders pursuant to the Credit Facilities and Reimbursement Agreement of even date herewith;

                 "$60,000,000 Credit Facility Documents" means the Credit Facilities and Reimbursement Agreement of even date herewith by and among the Borrower, the Agent and the Lenders and each of the documents executed in connection therewith;

                 "Solvent" means, when used with respect to any Person, that at the time of determination:

                          (i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without limitation, Contingent Obligations; and

                         (ii) it is then able and expects to be able to pay its debts as they mature; and

                        (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

                 "Subordinated Debt" means the 9.25% Senior Subordinated Notes due August 1, 1998 issued in the original principal amount of $20,000,000 to Sun Life Insurance Company of America pursuant to an Indenture dated as of August 17, 1993 among the Borrower (successor to the Hanover Companies and the Horn and Hardart Company), certain Subsidiaries of the Borrower and First Trust National Association, as Trustee;

                 "Subordination Agreement" means that Subordination Agreement of even date herewith among First Trust National Association, Sun Life Insurance Company of America, the Borrower, certain Subsidiaries of the Borrower and the Agent, substantially in the form of Exhibit N attached hereto and incorporated herein by reference, whereby the holders of the Subordinated Debt have subordinated their rights to receive payment thereunder to the rights of the Agent and the Lenders to receive payment under the Loan Documents and the $60,000,000 Credit Facility Documents;

                 "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding stock having ordinary voting power or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries at or after the Closing Date;

                 "Swap Agreement" means one or more agreements with respect to Indebtedness evidenced by the Notes between the Borrower and a Lender, on terms mutually acceptable to such

         Borrower and such Lender, which agreements create Rate Hedging Obligations;

                 "Term Loan" means the term loan described in Section 2.03 hereof;

                 "Term Loan Option" shall have the meaning assigned thereto in
         Section 2.03(a) hereof;

                 "Term Loan Outstandings" means, at any date of determination, the principal Indebtedness of the Borrower on any Term Loan then outstanding;

                 "Term Loan Segment" means any portion of a Term Loan which has been designated by an Authorized Representative as a Base Rate Loan (or otherwise deemed to be a Base Rate Loan pursuant to the terms hereof) or as a LIBOR Loan for an applicable Interest Period;

                 "Term Loan Termination Date" means the earliest to occur of
         (i) the Scheduled Term Loan Termination Date, or (ii) such date of termination of Lenders' obligations pursuant to Section 8.01 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Term Loan by payment in full of all principal and interest on the Term Loan as evidenced by the Term Notes;

                 "Term Notes" means, collectively, the promissory notes of the Borrower evidencing the Term Loan executed and delivered to the Lenders as provided in Sections 2.03 and 2.08 hereof substantially in the form attached hereto as Exhibit G and incorporated herein by reference, with appropriate insertions as to amounts, dates and names of Lenders, as the same shall be amended, modified or supplemented and in effect from time to time;

                 "Total Revolving Credit Commitment" means an amount equal to $20,000,000, as reduced from time to time in accordance with Sections
         2.10 and 2.16 hereof;

                 "Upfront Fee" shall have the meaning assigned thereto in
         Section 2.13(b) hereof; and

                 "Variable Rate Demand Bonds" means the $8,000,000 Variable Rate Demand Industrial Revenue Bonds (Hanover House Industries, Inc. Project) Series 1987 to be issued in connection with the refunding of industrial revenue bonds due 2003, the proceeds of which were used to acquire the Borrower's Hanover, Pennsylvania facility.

         1.02 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall have the meanings assigned to such terms by, and shall be interpreted in accordance with, Generally Accepted Accounting Principles as in effect on the date of the audited financial statements of the Borrower referred to in Section 5.01(f)(i) hereof and applied on a Consistent Basis.

         1.03 TERMS CONSISTENT. All of the terms defined in this Agreement shall have such defined meanings when used in any of the Loan Documents unless the context shall require otherwise. All references to the Borrower, the Agent and any Lender shall be deemed to include any successor or permitted assign of any thereof. All plural references and definitions shall have a corresponding meaning in the singular, and all singular references and definitions shall have a corresponding meaning in the plural.

                                   ARTICLE II

                                   THE LOANS

         2.01    REVOLVING CREDIT LOANS.

         (a)     COMMITMENT.

                 (i) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances under the Revolving Credit Facility to the Borrower from time to time on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by its Applicable Commitment Percentage of the Total Revolving Credit Commitment up to but not exceeding the Revolving Credit Commitment of such Lender; provided, however, that the Lenders will not be required and shall have no obligation to make any Advance under the Revolving Credit Facility (A) so long as a Default or an Event of Default has occurred and is continuing or (B) if the Agent has accelerated the maturity of the Revolving Credit Notes as a result of an Event of Default; provided further, that immediately after giving effect to each such Advance, the sum of all Outstandings shall not exceed the Total Revolving Credit Commitment.

                 (ii) Within such limits, the Borrower may borrow, repay and reborrow hereunder, on a Business Day in the case of a Base Rate Loan and on a LIBOR Business Day in the case of a LIBOR Loan, from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (A) no LIBOR Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (B) each LIBOR Loan may, subject to the provisions of Section 2.12, be repaid only on the last day of the Interest Period with respect thereto.

         (b) AMOUNTS. Except as otherwise permitted by the Lenders from time to time, the sum of all Outstandings shall not exceed at any time an amount equal to the Total Revolving Credit Commitment.

Each Revolving Credit Loan made, converted or continued, shall be in a principal amount of at least $5,000,000, and, if greater than $5,000,000, an integral multiple of $1,000,000.

         (c)     ADVANCES AND RATE SELECTION.

                 (i) An Authorized Representative shall give the Agent (A) irrevocable telephonic notice of each LIBOR Loan, whether representing an additional Advance hereunder or the conversion of borrowings hereunder from Base Rate Loans to LIBOR Loans or the election of a subsequent Interest Period for any LIBOR Loan, prior to 11:30 A.M. Charlotte, North Carolina time at least three (3) LIBOR Business Days prior to the day such Advance is to be made or such Loan is to be converted or continued; and (B) irrevocable telephonic notice of each Base Rate Loan representing an additional Advance hereunder or the conversion of borrowings hereunder from LIBOR Loans to Base Rate Loans prior to 10:30 A.M. Charlotte, North Carolina time on the day such Advance is to be made or such Loan is to be converted. Each such notice, which shall be effective upon receipt by the Agent, shall specify the amount of the Advance, the type of Loan (Base Rate or LIBOR), the date of the Advance and, if a LIBOR Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form of a Borrowing Notice for additional Advances, or in the form of an Interest Rate Selection Notice for the selection or conversion of interest rates for outstanding Revolving Credit Loans, in each case with appropriate insertions, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to convert the Revolving Credit Loans in accordance with Section 2.12 hereof. If the Agent does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed hereby and by Section 2.12 hereof, the Borrower shall be deemed to have elected to convert to or continue such Revolving Credit Loan as a Base Rate Loan until the Borrower otherwise notifies the Agent in accordance herewith and with Section 2.12.

                 (ii) Notice of receipt of each Borrowing Notice and Interest Selection Notice shall be provided by the Agent to each Lender with reasonable promptness, but not later than 1:00 P.M., Charlotte, North Carolina time on the same day as Agent's receipt of such notice. The Agent shall provide each Lender written confirmation of such telephonic notice by telefacsimile transmission, but failure to provide such notice shall not affect the validity of such telephonic notice.

                 (iii) Not later than 2:30 P.M., Charlotte, North Carolina time on the date specified for each Advance of a Revolving

         Credit Loan, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Revolving Credit Loan or Loans to be made by it on such day available to the Agent by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof to the Borrower's Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative.

         2.02 COMPETITIVE BID LOANS. (a) In addition to Revolving Credit Loans, at any time prior to the Revolving Credit Termination Date during which the conditions set forth in Section 2.02(b) below re satisfied, the Borrower may, as set forth in this Section 2.02, request the Lenders to make offers to make Competitive Bid Loans to the Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
2.02. There may be no more than ten (10) different Interest Periods for both Revolving Credit Loans and Competitive Bid Loans outstanding at the same time (for which purpose Interest Periods for each LIBOR Loan and each Competitive
Bid Loan shall be deemed to be different Interest Periods even if they are coterminous). Each Competitive Bid Loan shall reduce availability under the Revolving Credit Facility. The making of a Competitive Bid Loan by any Lender shall not reduce such Lender's Revolving Credit Commitment except as calculated based upon the Total Revolving Credit Commitment as reduced by such Competitive Bid Loan. Competitive Bid Outstandings, together with all other Outstandings, shall not exceed the Total Revolving Credit Commitment at any time.

         (b) When the Borrower wishes to request offers to make Competitive Bid Loans, it shall give the Agent (which shall promptly notify the Lenders) a Competitive Bid Quote Request to be received no later than 11:00 a.m. Charlotte, North Carolina time two (2) the Business Days prior to the date of borrowing proposed therein (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree). The Borrower may request offers to make Competitive Bid Loans for up to two (2) different Interest Periods in a single notice; provided that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Quote Request for a separate borrowing (a "Competitive Bid Borrowing") and there shall not be outstanding at any one time more than four (4) Competitive Bid Borrowings. Each such Competitive Bid Quote Request shall be substantially in the form of Exhibit I attached hereto and incorporated herein by reference and shall specify as to each Competitive Bid Borrowing:

                 (i) the proposed date of such borrowing, which shall be a Business Day;

                 (ii) the aggregate amount of such Competitive Bid Borrowing, which shall be at least $5,000,000 (or in increments of $1,000,000 in excess thereof) but shall not cause the limits specified in Section 2.02(a) hereof to be violated;

                (iii) the duration of the Interest Period applicable thereto (which may be not less than 7 nor more than 180 days); and

                 (iv)  the Quotation Date.

Except as otherwise provided in this Section 2.02(b), no Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrower and the Agent, with the consent of the Required Lenders, may agree) of any other Competitive Bid Quote Request.

         (c) Each Lender may submit one or more Competitive Bid Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Quote Request; provided that, if the Borrower's request under
Section 2.02(b) hereof specified more than one Interest Period, such Lender may make a single submission containing one or more Competitive Bid Quotes for each such Interest Period. Each Competitive Bid Quote must be submitted to the Agent not later than 10:00 a.m. Charlotte, North Carolina time on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree), provided that any Competitive Bid Quote may be submitted by NationsBank only if NationsBank notifies the Borrower of the terms of the offer contained therein not later than 9:45 a.m. Charlotte, North Carolina time on the Quotation Date. Subject to Articles III, IV and VIII hereof, any Competitive Bid Quote so made shall be irrevocable except with the consent of the Agent given on the instructions of the Borrower.

         (d) Each Competitive Bid Quote shall be substantially in the form of Exhibit J attached hereto and incorporated herein by reference and shall specify:

                 (i) the proposed date of borrowing and the Interest Period therefor;

                (ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount shall be at least $1,000,000 (or in increments of $100,000 in excess thereof); provided that the aggregate principal amount of all Competitive Bid Loans for which a Lender submits Competitive Bid Quotes may not exceed the principal amount of the Competitive Bid Borrowing for a particular Interest Period for which offers were requested;

                 (iii) the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) offered for each such Competitive Bid Loan (the "Absolute Rate"); and

                  (iv)    the identity of the quoting Lender.

Unless otherwise agreed by the Agent and the Borrower, no Competitive Bid Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request. Any subsequent Competitive Bid Quote submitted by a Lender that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request shall be disregarded by the Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote.

         (e) The Agent shall as promptly as practicable after a Competitive Bid Quote is submitted (but in any event not later than 10:30 a.m. Charlotte, North Carolina time on the Quotation Date), notify the Borrower of the terms of any Competitive Bid Quote submitted by a Lender that is in accordance with Sections 2.02(c) and (d) hereof. The Agent's notice to the Borrower shall specify (i) the aggregate principal amount of the Competitive Bid Borrowing for which Competitive Bid Quotes have been received and (ii) the respective principal amount and Absolute Rate so offered by each Lender (identifying the Lender that made each Competitive Bid Quote).

         (f) Not later than 11:00 a.m. Charlotte, North Carolina time on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the Competitive Bid Quotes so notified to it pursuant to Section 2.02(e) hereof (the failure of the Borrower to give such notice by such time shall constitute nonacceptance), and the Agent shall promptly notify each affected Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may only accept a Competitive Bid Quote for the entire amount of the Competitive Bid Loan so offered as opposed to any portion thereof, except as provided in Section 2.02(g) hereof. The Borrower's acceptance of Competitive Bid Quotes is further subject to the following conditions:

                  (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                 (ii) the aggregate principal amount of each Competitive Bid Borrowing shall be at least $5,000,000 (or an increment of

         $1,000,000 in excess thereof) but shall not cause the limits specified in Section 2.02(a) hereof to be violated;

                 (iii) acceptance of Competitive Bid Quotes may be made only in ascending order of Absolute Rates beginning with the lowest rate so offered; and

                 (iv) the Borrower may not accept any Competitive Bid Quote if the Agent has correctly advised the Borrower that such Competitive Bid Quote fails to comply with Section 2.02(d) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.02(a) hereof).

         (g) If Competitive Bid Quotes are made by two or more Lenders with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which Competitive Bid Quotes are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such Competitive Bid Quotes are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $500,000 or in increments of $100,000 in excess thereof) in proportion to the aggregate principal amount of such Competitive Bid Quotes. Determinations by the Borrower of the amounts of Competitive Bid Loans and the lowest bid as provided in Section 2.02(f)(iii) shall be conclusive absent manifest error.

         (h) Any Lender whose offer to make any Competitive Bid Loan has been accepted shall, not later than 1:00 p.m. Charlotte, North Carolina time on the date specified for the making of such Loan, make the amount of such Loan available to the Agent at the Principal Office in Dollars and in immediately available funds, for account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on such date by depositing the same, in Dollars and in immediately available funds, in an account of the Borrower maintained at the Principal Office.

         (i) Together with each Competitive Bid Quote Request, the Borrower shall pay to the Agent for the account of the Agent a bid administration fee of $1,500.

         2.03 TERM LOAN.

         (a) TERM LOAN OPTION. In the event the Borrower fails to exercise its option to extend the Revolving Credit Termination Date or the Lenders fail to consent to such extension, the Borrower shall have the option to convert the Revolving Credit Outstandings as of the Revolving Credit Termination Date into a term loan in the original principal amount equal thereto (the "Term Loan Option"). Such Term Loan shall mature four years from the date of the Term Loan Notes in the event the Term Loan Option is exercised in 1995; three years from the date of the Term Loan Notes in the event the

Term Loan Option is exercised in 1996; two years from the date of the Term Loan Notes in the event the Term Loan Option is exercised in 1997 and one year from the date of the Term Loan Notes in the event the Term Loan Option is exercised in 1998 (in each case, the "Scheduled Term Loan Termination Date"). In the event the Borrower shall exercise such Term Loan Option, the outstanding Revolving Credit Notes shall be cancelled and replaced by Term Notes dated as of the Revolving Credit Termination Date, as the same may have been extended pursuant to Section 2.16 hereof, as set forth in Section 2.08 hereof and the Revolving Credit Facility and the Revolving Credit Commitment of each Lender shall terminate. The principal amount of such Term Loan shall be due and payable in equal quarterly installments due on the last Business Day of each September, December, March and June, beginning with the last Business Day of the September immediately following the Borrower's execution and delivery of the Term Loan Notes and quarterly thereafter until the Term Loan Termination Date, when the entire unpaid principal balance, including any accrued and unpaid interest, shall be due and payable.

         (b) EXERCISE OF TERM LOAN OPTION. The Borrower may exercise the Term Loan Option only if the following conditions are met: (i) the Borrower shall have given written notice to the Agent of its intention to exercise the Term Loan Option no less than thirty (30) days prior to the Revolving Credit Termination Date, which notice shall promptly be delivered by the Agent to each Lender; (ii) no Default or Event of Default shall have occurred or be continuing as of the date of such notice; (iii) the Revolving Credit Termination Date shall not have occurred in accordance with clause (ii) or
(iii) of the definition thereof; and (iv) the Borrower shall have paid on or before the Revolving Credit Termination Date all accrued and unpaid interest with respect to Revolving Credit Outstandings as of the Revolving Credit Termination Date.

         (c)     INTEREST SELECTION.

                 (i) An Authorized Representative shall give the Agent (A) irrevocable telephonic notice of each Term Loan Segment which shall be a LIBOR Loan, whether representing the conversion of a Term Loan Segment from a Base Rate Loan to a LIBOR Loan or the election of a subsequent Interest Period for a Term Loan Segment which is a LIBOR Loan, prior to 11:30 A.M. Charlotte, North Carolina time at least three (3) LIBOR Business Days prior to the day such Term Loan Segment is to be converted or continued; and (B) irrevocable telephonic notice of each Term Loan Segment which shall be a Base Rate Loan, representing the conversion of any Term Loan Segment from a LIBOR Loan to a Base Rate Loan, prior to 10:30 A.M. Charlotte, North Carolina time of the day such Term Loan Segment is to be converted. Each such notice, which shall be effective upon receipt by the Agent, shall specify the amount of such Term Loan Segment, the interest rate (Base or LIBOR) and, if a LIBOR Loan, the Interest Period to be used in the computation of Interest. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form of an Interest Rate Selection Notice, with appropriate insertions, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to convert Term Loan Segments in accordance with
         Section 2.12 hereof. If the Agent does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed hereby and by Section 2.12 hereof, the Borrower shall be deemed to have elected to convert such Term Loan Segment to (or to continue such Term Loan Segment as) a Base Rate Loan until the Borrower otherwise notifies the Agent in accordance herewith and with
         Section 2.12.

                 (ii) Notice of receipt of each Interest Selection Notice shall be provided by the Agent to each Lender with reasonable promptness, but not later than 1:00 P.M. Charlotte, North Carolina time of the same day as the Agent's receipt of such notice. The Agent shall provide each Lender written confirmation of such telephonic confirmation by telefacsimile transmission, but failure to provide such confirmation shall not affect the validity of such telephonic notice.

                 (iii) No Interest Period with respect to a Term Loan Segment shall extend beyond the Scheduled Term Loan Termination Date.

         2.04 PAYMENT OF INTEREST. (a) The Borrower shall pay interest to the Agent at the Principal Office for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due (i) in the case of each Revolving Credit Loan or Term Loan Segment, at the LIBOR Rate or the Base Rate, as elected or deemed elected by the Borrower or otherwise applicable to such Loan as herein provided; and (ii) in the case of each Competitive Bid Loan, at the applicable Absolute Rate; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter (A) in the case of a LIBOR Loan, at a rate of interest per annum which shall be two percent (2%) above the LIBOR Rate for such LIBOR Loan until the end of the Interest Period during which such payment was due, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, (B) in the case of a Base Rate Loan, at a rate of interest per annum which shall be two percent (2%) above the Base Rate, and (C) in the case of a Competitive Bid Loan, at a rate of interest per annum which shall be two percent (2%) above the Absolute Rate for such Competitive Bid Loan until the end of the Interest Period during which such payment was due, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, or (in each case) the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

         (b) Interest on the outstanding principal balance of each Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each Loan shall be paid (i) quarterly in arrears on the last Business Day of each December, March, June and September commencing December 1994, on each Base Rate Loan, (ii) on the last day of the applicable Interest Period for each LIBOR Loan and Competitive Bid Loan and, for any LIBOR Loan or Competitive Bid Loan having an Interest Period extending beyond three (3) months or ninety (90) days, as applicable, also on the date occurring three (3) months or ninety (90) days after the commencement of such Interest Period, and (iii) upon payment in full of the principal amount of such Loan.

         2.05 PAYMENT OF PRINCIPAL. The principal amount of all Revolving Credit Outstandings shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date, subject to
Section 2.03 hereof, or earlier as herein expressly provided. The principal amount of the Term Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Term Loan Termination Date or earlier as herein expressly provided. The principal amount of all Competitive Bid Loans shall be due and payable to the Lender making such Competitive Bid Loan in full on the last day of the Interest Period therefor or earlier as herein expressly provided. The principal amount of Base Rate Loans may be prepaid in whole or in part at any time without premium or penalty. The principal amount of LIBOR Loans and Competitive Bid Loans may only be prepaid at the end of the applicable Interest Period, unless the Borrower shall pay to the Agent for the account of the Lenders the amount, if any, required under Section 3.04 hereof. In the event that at any time the sum of all Outstandings exceeds the Total Revolving Credit Commitment, a principal amount of the Revolving Credit Outstandings equal to or greater than such excess shall be due and payable immediately. All prepayments made by the Borrower shall be in the amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof, or such other amount as necessary to comply with this Section 2.05 or with Section 2.10 or with the covenants set forth in Article IX hereof.

         2.06 NON-CONFORMING PAYMENTS. (a) Each payment of principal (including any prepayment) and payment of interest shall be made to the Agent at the Principal Office, for the account of each Lender's applicable Lending Office, in Dollars and in immediately available funds before 2:30 P.M. Charlotte, North Carolina time on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent. The Borrower shall give the Agent prior telephonic notice of any payment of principal, such notice to be given by not later than 11:00 a.m. Charlotte, North Carolina time, on the date of such payment.

         (b) The Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made both (i) in Dollars and in immediately available funds and (ii) prior to 2:30 P.M. Charlotte, North Carolina time on the date payment is due to be a non- conforming payment. Any such payment shall not be deemed to be received by the Agent until the time such funds become available funds. Any non-conforming payment (other than a non-conforming prepayment) may constitute or become a Default or Event of Default. The Agent shall give prompt notice to the Authorized Representative and each of the Lenders (confirmed in writing) if any payment (other than a prepayment) is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the respective rates of interest per annum specified in Section 2.04(a) with respect to late payments of interest (other than with respect to non-conforming prepayments, with respect to which interest shall continue to accrue on any principal as to which such non-conforming payment is made until such funds become available funds at the Base Rate or LIBOR Rate, as applicable) from the date such amount was due and payable until the date such amount is paid in full.

         (c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (i)(B) of the definition of "Interest Period;" provided that interest shall continue to accrue during the period of any such extension.

         2.07 BORROWER'S ACCOUNT. Until the Revolving Credit Termination Date or the Term Loan Termination, whichever shall last occur, the Borrower shall continuously maintain the Borrower's Account for the purposes herein contemplated.

         2.08 NOTES. (a) Revolving Credit Loans made by each Lender shall be evidenced by, and be repayable with interest in accordance with the terms of, the Revolving Credit Note payable to the order of such Lender in the amount of its Applicable Commitment Percentage of the Total Revolving Credit Commitment, which Revolving Credit Notes shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

         (b) Competitive Bid Loans made by any Lender shall be evidenced by, and be repayable with interest in accordance with the terms of, the Competitive Bid Note payable to the order of such Lender, which Competitive Bid Note shall be dated the Closing Date and otherwise duly completed, executed and delivered by the Borrower.

         (c) The Term Loan, if any, shall be evidenced by, and be repayable with interest in accordance with the terms of, the Term Notes payable to the order of each Lender in the amount of its Applicable Commitment Percentage of the original principal amount of the Term Loan, which Term Notes shall be duly completed, executed and delivered by the Borrower.

         2.09 PRO RATA PAYMENTS. Except as otherwise provided herein, (a) each payment and prepayment on account of the principal of and interest on the Revolving Credit Loans and the Term Loan and the fees described in Section 2.13 hereof shall be made to the Agent for the account of the Lenders in the aggregate amount payable to the Lenders pro rata based on their Applicable Commitment Percentages, and (b) each payment of principal of and interest on the Competitive Bid Loans shall be made to the Agent for the account of the respective Lender making such Competitive Bid Loan. All payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim. The Agent will promptly distribute such payments received to the Lenders as provided for herein.

         2.10 REDUCTIONS. The Borrower shall have the right from time to time (but not more frequently than once during any fiscal quarter of the Borrower) prior to the Revolving Credit Termination Date, upon not less than five (5) Business Days written notice from an Authorized Representative to the Agent, to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day, telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the amount of $5,000,000 or an integral multiple of $5,000,000 in excess thereof, and shall permanently reduce the Total Revolving Credit Commitment and the Revolving Credit Commitment of each Lender pro rata. No such reduction shall be permitted that results in the payment of any LIBOR Loan other than on the last day of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under
Section 3.04. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the principal amount of the Revolving Credit Outstandings to the extent that the sum of all Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. A reduction of the Total Revolving Credit Commitment to zero and payment by the Borrower of all Obligations (including the discharge of all obligations of the Lenders with respect to Competitive Bid Loans) shall, subject to the terms and conditions of
Section 10.08 hereof, be deemed a cancellation and termination of this Agreement (other than with respect to Sections 6.14, 9.07, 10.05 and 10.10 hereof, which shall survive any such termination).

         2.11 INCREASE AND DECREASE IN AMOUNTS. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower shall be reduced by the aggregate amount of all Outstandings and shall be reinstated (subject to Section 2.10 hereof) as such Outstandings are reduced.

         2.12 CONVERSIONS AND ELECTIONS OF SUBSEQUENT INTEREST PERIODS. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Sections 3.01(b), 3.02 and 3.03 hereof, the Borrower may:

         (a) upon notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time on any Business Day convert all or a part of LIBOR Loans to Base Rate Loans on the last day of the Interest Period for such LIBOR Loans; and

         (b) upon three (3) LIBOR Business Days' notice to the Agent on or before 11:30 A.M. Charlotte, North Carolina time:

                 (i) elect a subsequent Interest Period for all or a portion of LIBOR Loans to begin on the last day of the current Interest Period for such LIBOR Loans; or

                (ii) convert Base Rate Loans to LIBOR Loans on any LIBOR Business Day.

         Notice of any such elections or conversions shall specify the effective date of such election or conversion and, with respect to LIBOR Loans, the Interest Period to be applicable to the Loan as continued or converted. Each election and conversion pursuant to this Section 2.12 shall be subject to the limitations on LIBOR Loans set forth in the definition of "Interest Period" herein and in Sections 2.01(a), (b) and (c) and Article III hereof. All such continuations or conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

         2.13 FACILITY FEE AND UPFRONT FEE. (a) For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, as the same may be extended pursuant to Section 2.16 hereof, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages of the Total Revolving Credit Commitment, a quarterly facility fee (the "Facility Fee") equal in amount to the product of Applicable Margin for calculating the Facility Fee multiplied by the average daily Total Revolving Credit Commitment for such period. Payments of the Facility Fee shall be due in arrears on the last Business Day of each December, March, June and September beginning December 1994 to and on the Revolving Credit Termination Date. Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of the Facility Fee until such Lender shall make available such portion. The Facility Fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

         (b) The Borrower agrees to pay to the Agent, for the benefit of each Lender, a fee on the Closing Date (the "Upfront fee") in the amounts set forth on Exhibit O attached hereto and incorporated herein by reference.

         2.14 DEFICIENCY ADVANCES. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the applicable Revolving Credit Note in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its applicable Note; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Note of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

         2.15 USE OF PROCEEDS. The proceeds of the Loans made pursuant to the Revolving Credit Facility shall be used by the Borrower to finance acquisitions in similar lines of business of the Borrower and its Subsidiaries but shall in no event be used to (a) prepay any portion of the Subordinated Debt or (b) finance any Acquisition that is approved by less than a majority of the Board of Directors or other governing body of the Person to be so acquired as of the date of such Acquisition.

         2.16  EXTENSION OF REVOLVING CREDIT TERMINATION DATE.

         (a) The Borrower shall have the option to extend the Revolving Credit Termination Date for an additional 364-day period beginning on the scheduled Revolving Credit Termination Date and ending October 10, 1996. The Total Revolving Credit Commitment during such additional period shall be equal to the Total Revolving

Credit Commitment as of the scheduled Revolving Credit Termination Date less $5,000,000.

         (b) The Revolving Credit Termination Date may be so extended only if the following conditions are met: (i) the Borrower shall have given written notice to the Agent of its intention to so extend no less than sixty (60) days prior to the immediately preceding scheduled Revolving Credit Termination Date, which notice shall promptly be delivered by the Agent to each Lender; (ii) no Default or Event of Default shall have occurred or be continuing as of the date of such notice; (iii) the Revolving Credit Termination Date shall not have occurred in accordance with clause (ii) or (iii) of the definition thereof; and
(iv) all of the Lenders shall have agreed in writing to so extend the Revolving Credit Termination Date not less than thirty (30) days prior to the scheduled Revolving Credit Termination Date.

         (c) In the event the Revolving Credit Termination Date is extended pursuant to Section 2.16(a), the Borrower shall have the option to again extend the Revolving Credit Termination Date for an additional 364-day period in each of 1996 and 1997 (assuming the Revolving Credit Termination Date is extended in each preceding year) upon compliance with Section 2.16(b). The Total Revolving Credit Commitment during each such additional period shall be equal to the Total Revolving Credit Commitment as of the immediately preceding scheduled Revolving Credit Termination Date less $5,000,000.

         2.17 ADDITIONAL FEES. In addition to any fees described above, the Borrower agrees to pay to the Agent and NationsBank such other fees as may be agreed to in a separate writing or writings.

                                  ARTICLE III

                        YIELD PROTECTION AND ILLEGALITY

         3.01 ADDITIONAL COSTS. (a) The Borrower shall promptly pay to the Agent for the account of a Lender from time to time, without duplication, such amounts as such Lender may reasonably determine to be necessary to compensate it for any costs incurred by such Lender attributable to its making or maintaining any Loan or its obligation to make any Loans, or any reduction in any amount receivable by such Lender under this Agreement or the Notes in respect of any of such Loans, including reductions in the rate of return on a Lender's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"), resulting from any Regulatory Change which (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or the Notes in respect of any of such Loans (other than taxes imposed on or measured by the income, revenues or assets of any Lender); or (ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (other than any such reserve, deposit or requirement reflected in the LIBOR Base Rate computed in accordance with the definition of such term set forth in Section 1.01 hereof); or (iii) has or would have the effect of reducing the rate of return on capital of any such Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies, or policies of the parent corporation of such Lender, with respect to capital adequacy); or (iv) imposes any other condition not set forth in clauses (i),
(ii) or (iii) above which adversely affects the amounts which would have been received by the Agent or the Lenders under this Agreement or the Notes but for such Regulatory Change. Each Lender will notify the Authorized Representative and the Agent of any event occurring after the Closing Date which would entitle it to compensation pursuant to this Section 3.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         (b) Without limiting the effect of the foregoing provisions of this Section 3.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of any Lender which includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the Agent (which shall promptly deliver such notice to the other Lenders), the obligation hereunder of such Lender to make and continue, and to convert Base Rate Loans into, LIBOR Loans that are the subject of such restrictions shall be suspended until the date such Regulatory Change ceases to be in effect and the Borrower shall, on the last day(s) of the then current Interest Period(s) for outstanding LIBOR Loans convert such LIBOR Loans into Base Rate Loans; provided, however, that the suspension of such obligation and the conversion of any LIBOR Loans into Base Rate Loans shall apply only to any Lender who is affected by such restrictions and who has provided such notice to the other Lenders, and the obligation of the other Lenders to make, and to convert Base Rate Loans into, LIBOR Loans shall not be affected by such restrictions. In the event that the obligation of some, but not all of the Lenders to make, or to convert Base Rate Loans into, LIBOR Loans is suspended, then any request by the Borrower during the pendency of such suspension for a LIBOR Loan shall be deemed a request for such LIBOR Loan from the Lender(s) not subject to such suspension and for a Base Rate Loan from the Lender(s) who are subject to such suspension, in each case in the respective amounts based on the Lenders' respective Applicable Commitment Percentages.

         (c)     Reasonable determinations by any Lender for purposes of this
Section 3.01 of the effect of any Regulatory Change on its costs of making or maintaining, or being committed to make, Loans or on amounts receivable by any Lender in respect of Loans, and of the additional amounts required to compensate the Lender in respect of any Additional Costs shall be made taking into account such Lender's policies, or the policies of the parent corporation of such Lender, as to the allocation of capital, costs and other items and shall be conclusive absent manifest error. The Lender requesting such compensation shall furnish to the Authorized Representative and the Agent an explanation of the Regulatory Change and calculations, in reasonable detail, setting forth such Lender's determination of any such Additional Costs.

         3.02 SUSPENSION OF LOANS. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBOR Loan for any Interest Period, the Agent determines (which determination shall be conclusive absent manifest error) that:

                 (a) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such LIBOR Loan as provided in this Agreement; or

                 (b) the relevant rates of interest referred to in the definition of "LIBOR Base Rate" in Section 1.01 hereof upon the basis of which the LIBOR Rate for such Interest Period is to be determined do not adequately reflect the cost to the Lenders of making or maintaining such LIBOR Loan for such Interest Period;

then the Agent shall give the Authorized Representative prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make LIBOR Loans that are subject to such condition, or to convert Loans into LIBOR Loans, and the Borrower shall on the last day(s) of the then current Interest Period(s) for outstanding LIBOR Loans convert such LIBOR Loans into Base Rate Loans. The Agent shall give the Authorized Representative notice describing any event or condition described in this
Section 3.02 promptly following the determination by the Agent that the availability of LIBOR Loans is, or is to be, suspended as a result thereof.

         3.03 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or continue LIBOR Loans, or convert Base Rate Loans into LIBOR Loans, shall be suspended until such time as such Lender may again make and maintain LIBOR Loans, and such Lender's outstanding LIBOR Loans shall be converted into Base Rate Loans in accordance with

Section 2.12 hereof. In the event that the obligation of some, but not all of the Lenders to make, or to convert Base Rate Loans into LIBOR Loans is suspended, then any request by the Borrower during the pendency of such suspension for a LIBOR Loan shall be deemed a request for such LIBOR Loan from the Lender(s) not subject to such suspension and for a Base Rate Loan from the Lender(s) who are subject to such suspension, in each case in the respective amounts based on the Lenders' respective Applicable Commitment Percentages.

         3.04 COMPENSATION. The Borrower shall promptly pay to each Lender, upon the request of such Lender, such amount or amounts as shall be sufficient (in the reasonable determination of such Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

                 (a) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan, including without limitation any conversion required pursuant to this Article III; or

                 (b) any failure by the Borrower to borrow a LIBOR Loan or to convert a Base Rate Loan into a LIBOR Loan on the date for such borrowing or conversion specified in the relevant Borrowing Notice or Interest Rate Selection Notice under Article II hereof;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date scheduled for such borrowing or conversion) at the applicable rate of interest for such LIBOR Loan provided for herein over (ii) the LIBOR Base Rate (as reasonably determined by the Agent) for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period. A good faith determination of a Lender as to the amounts payable pursuant to this Section 3.04 shall be conclusive absent manifest error. The Lender requesting compensation under this Section
3.04 shall furnish to the Authorized Representative and the Agent calculations in reasonable detail setting forth such Lender's determination of the amount of such compensation.

         3.05 ALTERNATE INTEREST RATE. In the event any Lender suspends the making of any LIBOR Loan pursuant to this Article III (a "Restricted Lender"), the Restricted Lender's Applicable Commitment Percentage of any LIBOR Loan shall bear interest at the Base Rate until the Restricted Lender once again makes available the applicable LIBOR Loan. Notwithstanding the provisions of Section 2.04(b), interest shall be payable to the Restricted Lender at the time and in the manner paid to those Lenders making available LIBOR Loans.

         3.06 TAXES. (a) All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes other than withholding taxes,
(iii) taxes that would be imposed as a result of a connection between a Lender or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of such Lender or the Agent pursuant to or in respect of this Agreement or any other Loan Document), (iv) any taxes which become payable as a result of a failure by any Person to comply with its obligations set forth in Section 3.06(b) or which would not have been imposed but for (A) a sale, assignment, grant of a participation, or any other transfer or disposition of any interest in this Agreement or any other Loan Document or
(B) a change by a Lender of the Lending Office of such Lender designated on the signature pages herein or in an Assignment and Acceptance, and (v) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits (such non-excluded items being collectively called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:

                 (A) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                 (B) if requested by the Agent, promptly forward to the Agent an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such authority; and

                 (C) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

         (b) Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Code, properly completed, currently effective and duly executed by such Lender or participant establishing that such payment is (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise exempt.

         (c) If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 3.06, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

                                   ARTICLE IV

                           CONDITIONS TO MAKING LOANS

         4.01 CONDITIONS OF INITIAL ADVANCE. The obligation of the Lenders to make the initial Advance is subject to the conditions precedent that the Agent shall have received on or before the Closing Date, in form and substance satisfactory to the Agent and Lenders, the following:

                 (a) executed originals of each of this Agreement, the Notes, the Guaranty and the other Loan Documents, together with all schedules and exhibits thereto;

                 (b) executed originals of the $60,000,000 Credit Facility Documents;

                 (c) favorable written opinion of counsel to the Borrower and the Guarantors dated the Closing Date, addressed to the Agent and the Lenders and reasonably satisfactory to Smith Helms Mulliss & Moore, L.L.P., special counsel to the Agent, substantially in the form of Exhibit K attached hereto and incorporated herein by reference;

                 (d) resolutions of the board of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower, certified by its secretary or assistant secretary or other appropriate officer as of the Closing Date, appointing the initial Authorized Representative and approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution, delivery and performance thereof;

                 (e) resolutions of the board of directors or other appropriate governing body (or of the appropriate committee thereof) of each Guarantor, certified by its secretary or assistant secretary or other appropriate officer as of the Closing Date approving and adopting the Loan Documents to be executed on behalf of such Guarantor and authorizing the execution, delivery and performance thereof;

                 (f) specimen signatures of officers of the Borrower executing the Loan Documents on behalf of the Borrower, certified by the secretary or assistant secretary or other appropriate officer of the Borrower;

                 (g) specimen signatures of officers of each Guarantor executing the Loan Documents on behalf of such Guarantor certified by the secretary or assistant secretary or other appropriate officer of such Guarantor;

                 (h) the charter documents of each of the Borrower and the Guarantors certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation;

                 (i) the by-laws of each of the Borrower and the Guarantors certified as of the Closing Date as true and correct by its secretary or assistant secretary;

                 (j) with respect to the Borrower and each Guarantor, certificates issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation as to its due existence and good standing therein;

                 (k) with respect to the Borrower and each Guarantor, appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could result in a Material Adverse Effect;

                 (l) notice of appointment of the initial Authorized Representative of the Borrower in the form of Exhibit C hereto;

                 (m) certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the financial covenants contained in Sections 7.01 and 7.02, all as of the immediately preceding Determination Date, substantially in the form of Exhibit L attached hereto;

                 (n) evidence of insurance required by the Loan Documents other than policies for director and officer indemnification insurance and immaterial policies issued to Subsidiaries;

                 (o)      copies of all documents evidencing the Subordinated
         Debt;

                 (p) evidence reasonably satisfactory to the Agent of repayment of all Indebtedness of the Borrower outstanding under, and evidence of termination of, that certain Second Amended and Restated Loan and Security Agreement dated as of October 27, 1993 by and among the Borrower (successor to Hanover Direct Pennsylvania, Inc.), Congress Financial Corporation and certain Subsidiaries, as amended to date;

                 (q) UCC-3 Termination Statements executed on behalf of Congress Financial Corporation, in form and number satisfactory to the Agent, sufficient upon filing by the Agent in the appropriate offices to terminate all security interests granted by the Borrower or any of its Subsidiaries to Congress Financial Corporation;

                 (r)      an initial Borrowing Notice;

                 (s) all fees payable by the Borrower on the Closing Date to the Agent, NationsBank and the Lenders; and

                 (t) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.

         4.02 CONDITIONS OF LOANS. The obligations of the Lenders to make any Loans or to convert or continue the interest rates thereof pursuant to Section
2.12 (other than any conversion required by Article III hereof) hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

                 (a) the Agent shall have received a notice of such borrowing or request as required by Article II hereof;

                 (b) the representations and warranties of the Borrower set forth in Article V hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance, conversion or continuation as the case may be, with the same effect as though such representations and warranties had been made on and as of such date, except (i) to the extent that such representations and warranties expressly relate to an earlier date,
         (ii) that the representations and warranties set forth in Section 5.01(d) and (e) shall be deemed to include and take into account any merger or consolidation permitted under Section 7.06 hereof, and (iii) that the financial statements referred to in Section 5.01(f)(i) shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 6.01 hereof;

                 (c) at the time of each such Advance, conversion or continuation, no Default or Event of Default shall have occurred and be continuing;

                 (d) immediately after giving effect to any Loan (i) Outstandings shall not exceed the Total Revolving Credit Commitment, and (ii) each Lender's Applicable Commitment Percentage of Loans shall not exceed its Revolving Credit Commitment;

                 (e) notwithstanding Section 7.05 hereof, in the event the proceeds of such Advance are to be used to finance an Acquisition, the Agent and each Lender shall have received not less than fifteen (15) Business Days prior to the date such Advance is to be made:

                          (i) historical audited financial statements of the Person to be acquired for its two (2) most recently completed fiscal years, including a balance sheet as of the end of each such year and related statements of operations, cash flows and shareholders' equity for each such year (other than with respect to the Borrower's proposed Acquisitions of Regal Shop Ltd. and Joan Rivers Production Company, for which the Borrower shall deliver to the Agent and Lenders such financial statements as are available and in form and substance reasonably acceptable to the Agent);

                        (ii) a consolidated pro forma balance sheet of the Borrower and its Subsidiaries and related pro forma consolidated statement of operations, in each case giving effect to such Acquisition, as of the end of the most recently completed Fiscal Year and in form and substance reasonably acceptable to the Agent;

                       (iii) consolidated financial projections on a pro forma basis for the Borrower and its Subsidiaries giving effect to such Acquisition for the three-year period immediately following the consummation of such Acquisition, in form and substance reasonably acceptable to the Agent; and

                        (iv) a certificate of an Authorized Representative as to the absence of any Default or Event of Default and demonstrating compliance with Sections 7.01 and 7.02 of this Agreement, in each case for the most recently ended fiscal quarter after giving effect to such Acquisition on a pro forma basis;

         and in the event the Required Lenders shall fail to give written notice to the Borrower of any objection to the form or substance of such financial statements and certificate within ten (10) Business Days following receipt thereof, the same shall be deemed acceptable to the Agent and the Lenders. In addition, the Agent and the Lenders shall receive copies of the principal documents relating to such Acquisition, to the extent the same are available, together with the financial information described in clauses (i) through (iv) above or as soon thereafter as practicable.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

         (a)     ORGANIZATION AND AUTHORITY.

                 (i) the Borrower and each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation or creation;

                (ii) the Borrower and each Subsidiary (A) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (B) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

               (iii) the Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party; and

                (iv) when executed and delivered, each of the Loan Documents to which the Borrower is a party will be the legal, valid and binding obligation or agreement, as the case may be, of the Borrower, enforceable against it in accordance with its respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity);

         (b) LOAN DOCUMENTS. The execution, delivery and performance by the Borrower and each Guarantor of each of the Loan Documents to which it is a party:

                 (i) have been duly authorized by all requisite corporate action (including any required shareholder approval) of the Borrower or such Guarantor, as applicable, required for the lawful execution, delivery and performance thereof;

                (ii) do not violate any provisions of (A) law, rule or regulation applicable to the Borrower or such Guarantor, (B) any order of any court or other agency of government binding on the Borrower or such Guarantor, or their respective properties, or
         (C) the charter documents, documents of organization or governance or by-laws of Borrower or such Guarantor, in each case, which violation could reasonably be expected to have a Material Adverse Effect;

               (iii) will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement or other instrument to which Borrower or such Guarantor is a party or by which its properties or assets are bound which conflict, breach or event of default could reasonably be expected to have a Material Adverse Effect; and

                (iv) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or such Guarantor except any Liens in favor of the Agent and the Lenders created by the Loan Documents;

         (c) SOLVENCY. Borrower and each Guarantor (other than the Guarantors listed on Schedule 5.01(c) hereto) are Solvent after giving effect to the transactions contemplated by this Agreement and the other Loan Documents;

         (d) SUBSIDIARIES AND STOCKHOLDERS. Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in Schedule 5.01(d) hereto, as the same may be hereafter amended; Schedule 5.01(d), as the same may be hereafter amended, states the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by the Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and the Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 5.01(d), free and clear of any Lien other than Permitted Liens described in Section 7.04(ii) hereof;

         (e) OWNERSHIP INTERESTS. Borrower owns no interest in any Affiliate (excluding Subsidiaries) other than the Persons listed in Schedule 5.01(e) hereto, as the same may be hereafter amended;

         (f)     FINANCIAL CONDITION.

                 (i) The Borrower has heretofore furnished to the Agent audited consolidated balance sheets of the Borrower and its

         Subsidiaries as at January 1, 1994 and the notes thereto and the related consolidated statements of operations, cash flows, and shareholders' equity for the Fiscal Year then ended as examined and certified by Arthur Andersen & Co., and unaudited interim consolidated financial statements of Borrower and its Subsidiaries consisting of a consolidated balance sheet and related consolidated statements of earnings and cash flows, without notes, for and as of the six-month period ended July 2, 1994. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and such six-month period and results of their operations and the changes in their shareholders' equity for such Fiscal Year and such six-month period, all in conformity with Generally Accepted Accounting Principles applied on a Consistent Basis (subject, in the case of the interim statements, to year-end adjustments and the absence or reduced scope of footnote disclosures);

                (ii) since January 1, 1994, there has not occurred any Material Adverse Effect, and the businesses, properties and operations of the Borrower and its Subsidiaries, considered as a whole, have not been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God;

               (iii) since January 1, 1994, except as set forth in the financial statements referred to in Section 5.01(f)(i) or in Schedule 5.01(f) or Schedule 5.01(j) attached hereto, or as permitted under
         Section 7.03 hereof, neither the Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any material Indebtedness or Contingent Obligations that remain outstanding or unsatisfied;

         (g) TITLE TO PROPERTIES. The Borrower and its Subsidiaries have title to all their respective owned real and personal properties, subject to no transfer restrictions or Liens of any kind, except for (i) the transfer restrictions and Liens described in Schedule 5.01(g) attached hereto, (ii) Liens permitted under Section 7.04 hereof, (iii) with respect to any personal property that constitutes a security, transfer restrictions imposed under Federal and state securities laws and regulations, and (iv) when the lack of title or the presence of such transfer restrictions could not reasonably be expected to have a Material Adverse Effect;

         (h) TAXES. Except as set forth in Schedule 5.01(h) attached hereto, the Borrower and its Subsidiaries have filed or caused to be filed all Federal, state, local and foreign tax returns which are required to be filed by them and which the failure to file could reasonably be expected to have a Material Adverse Effect and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves satisfactory to the Borrower's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due unless the failure to pay the same could not reasonably be expected to have a Material Adverse Effect;

         (i)     OTHER AGREEMENTS.  Neither the Borrower nor any Subsidiary is:

                 (i) a party to any judgment, order, decree or any agreement or instrument or subject to restrictions which could reasonably be expected to have a Material Adverse Effect; or

                (ii) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be expected to have, a Material Adverse Effect;

         (j) LITIGATION. Except as set forth in Schedule 5.01(j) attached hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect;

         (k) MARGIN STOCK. Neither the Borrower nor any Subsidiary owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made pursuant to Article II hereof will be used by the Borrower and its Subsidiaries only for the purposes set forth in Section 2.15 hereof. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part
224) of the Board. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

         (l) INVESTMENT COMPANY. Neither the Borrower nor any Subsidiary is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

         (m) PATENTS, ETC. Except as set forth in Schedule 5.01(m) attached hereto, the Borrower and its Subsidiaries own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to the conduct of their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secrets and confidential commercial or proprietary information, trade name, copyright, rights to trade secrets or other proprietary rights of any other Person;

         (n) NO UNTRUE STATEMENT. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower in accordance with or pursuant to any Loan Document contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which such representation or statement was made, in order to make any such representation or statement contained herein or therein not misleading in any material respect;

         (o) NO CONSENTS, ETC. Except as set forth in Schedule 5.01(o) attached hereto, neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated hereby is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or if so, such consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be;

         (p)     BENEFIT PLANS.

                 (i) None of the employee benefit plans sponsored and maintained at any time by the Borrower or any ERISA Affiliate or the trusts created thereunder has engaged in a prohibited transaction which could reasonably be expected to subject any such employee benefit plan or trust to a tax or penalty on prohibited transactions imposed under Code Section 4975 or

ERISA, which tax or penalty could reasonably be expected to have a Material Adverse Effect;

         (ii) None of the Single-employer Plans maintained at any time by the Borrower or any ERISA Affiliate or the trusts created thereunder has been terminated so as to result in any liability of the Borrower under ERISA that could reasonably be expected to have a Material Adverse Effect nor has any such Single-employer Plan of the Borrower or any ERISA Affiliate incurred any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, other than for required insurance premiums which have been paid or are not yet due and payable, which could reasonably be expected to have a Material Adverse Effect; the Borrower and each ERISA Affiliate have made or provided for all contributions to all such Single-employer Plans and Multi-employer Plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; neither the Borrower nor any ERISA Affiliate has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived, which termination could reasonably be expected to have a Material Adverse Effect; nor has there been any reportable event, or other event or condition, which presents a risk of termination of any such Single-employer Plan by such Pension Benefit Guaranty Corporation, which could reasonably be expected to have a Material Adverse Effect;

         (iii) The present value of all vested accrued benefits under the Single-employer Plans which are subject to Title IV of ERISA, maintained by the Borrower or any ERISA Affiliate, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such employee benefit plans allocable to such benefits;

         (iv) The consummation of the Loans provided for in Article II will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption;

         (v) To the best of the Borrower's knowledge, each employee pension benefit plan subject to Title IV of ERISA, maintained by the Borrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

         (vi) There has been no withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which the Borrower or any ERISA Affiliate is a contributor that could reasonably be expected to have a Material Adverse Effect;

         (vii) As used in this Agreement, the terms "employee benefit plan," "employee pension benefit plan," "accumulated funding deficiency," "reportable event," and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Code Section 4975 and ERISA;

         (viii) Neither the Borrower nor any ERISA Affiliate has any liability not disclosed on any of the financial statements furnished to the Lenders pursuant to Section 5.01(f)(i) or Section 6.01 hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability could reasonably be expected to have a Material Adverse Effect;

         (q) NO DEFAULT. As of the date hereof, there does not exist any Default or Event of Default hereunder;

         (r) HAZARDOUS MATERIALS. Other than as set forth on Schedule 5.01(r) hereof, (i) the Borrower and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws; and (ii) neither the Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which alleges lack of compliance by the Borrower or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, which non-compliance, suspension, revocation or termination could reasonably be expected to have a Material Adverse Effect;

         (s) EMPLOYMENT MATTERS. Except as disclosed on Schedule 5.01(j) hereto, the Borrower and all Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation, the noncompliance with which could reasonably be expected to have a Material Adverse Effect, and there is neither pending nor, to the knowledge of the Borrower, any threatened litigation, administrative proceeding or investigation in respect of such matters an adverse ruling or determination in which could reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

         Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will:

         6.01 FINANCIAL REPORTS, ETC. (a) as soon as practical and in any event within 90 days after the end of each Fiscal Year, deliver or cause to be delivered to the Agent and each Lender (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, in each case with the notes thereto, and the related consolidated statements of operations, cash flow, and shareholders' equity and the respective notes thereto, for such Fiscal Year, setting forth in the case of the consolidated statements comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing, with respect to the consolidated financial reports, opinions of Arthur Andersen & Co., or other such independent certified public accountants selected by the Borrower and approved by the Agent, which approval shall not be unreasonably withheld, which are unqualified and without exception; and (ii) a certificate of an Authorized Representative as to the absence of any Default or Event of Default and demonstrating compliance with Sections 7.01 and 7.02 of this Agreement, which certificate shall be in the form attached hereto as Exhibit L and incorporated herein by reference;

         (b) as soon as practical and in any event within 45 days after the end of each fiscal quarter beginning with the fiscal quarter ended October 1, 1994, deliver to the Agent and each Lender (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of operations, cash flow, and shareholders' equity for such fiscal quarter and for the period from the beginning of the Fiscal Year through the end of such fiscal quarter, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the results of their operations and the changes in their financial position for such fiscal quarter, in conformity with the standards set forth in Section 5.01(f)(i) with respect to interim financials, and (ii) a certificate of an Authorized Representative as to the absence of any Default or Event of Default and containing computations for such quarter comparable to that required pursuant to Section 6.01(a)(ii);

         (c) together with each delivery of the financial statements required by Section 6.01(a)(i) hereof, deliver to the Agent and each Lender a letter from the Borrower's accountants specified in Section 6.01(a)(i) hereof stating that, in performing the audit necessary to render an opinion on the financial statements delivered under Section 6.01(a)(i), they obtained no knowledge of any Default or Event of Default by the Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); and if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

         (d) (i) not later than the last Business Day of January 1995, deliver to the Agent and each Lender three-year consolidated financial projections for the Borrower and its Subsidiaries prepared on an annual basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; provided, however, that projections for the Fiscal Year ending December 30, 1995 shall be prepared on a quarterly basis, and (ii) not later than the last Business Day of each January thereafter, deliver to the Agent and each Lender consolidated financial projections for such Fiscal Year for the Borrower and its Subsidiaries prepared on a quarterly basis and in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

         (e) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which the Borrower or any Subsidiary shall file from and after the date hereof with the Securities and Exchange Commission (or any successor thereto) or any securities exchange,
(ii) any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries; and

         (f) promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender such other information regarding Borrower's and each Subsidiary's operations, business affairs and financial condition as the Agent or such Lender may reasonably request. Subject to the terms of that Confidentiality Agreement by and among the Agent and each of the Lenders and of which the Borrower is an intended third-party beneficiary, the Agent and the Lenders are hereby authorized to deliver a copy of any such financial information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any regulatory authority having jurisdiction over any of the Lenders pursuant to any written request therefor, or, subject to Section
10.01 hereof, to any other Person who shall acquire or consider the acquisition of a participation interest in or assignment of any Loan permitted by this Agreement, provided that such assignee is not engaged in any line of business conducted by the Borrower or any of its Subsidiaries.

         6.02 MAINTAIN PROPERTIES. Maintain all properties necessary to its operations in good working order and condition (ordinary wear and tear excepted) and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices.

         6.03 EXISTENCE, QUALIFICATION, ETC. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits, except to the extent conveyed in connection with a transaction permitted under Section 7.05 hereof, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary and in which failure to maintain such license, qualification and good standing could reasonably be expected to result in a Material Adverse Effect.

         6.04 REGULATIONS AND TAXES. Comply with all statutes and governmental regulations if noncompliance therewith could reasonably be expected to have a Material Adverse Effect and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a Lien against any of its properties that could reasonably be expected to have a Material Adverse Effect except any of the foregoing being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established.

         6.05 INSURANCE. (a) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards as are customarily insured against by similar businesses owning such properties similarly situated, (b) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions providing no less coverage than that specified in Schedule 6.05 attached hereto, such insurance policies to be in form reasonably satisfactory to the Agent, and (c) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes). Insurance otherwise acceptable to the Agent which provides for a deductible per incident of not more than $250,000 (or not more than $500,000 with respect to policies for director and officer indemnification insurance) shall satisfy clauses (a), (b) and (c) hereof. Each of the policies of insurance described in this Section 6.05 shall provide that the insurer shall give the Agent not less than thirty (30) days' prior written notice before any such policy shall be terminated (other than with respect to termination for non-payment of premiums, in which case such policies shall provide not less than ten (10) days' prior written notice to the Agent), lapse, cancelled or materially amended.

         6.06 TRUE BOOKS. Keep true books of record and account in which full, true and correct entries shall be made of all of its dealings and transactions in accordance with customary business practices, and set up on its books such reserves as may be required by Generally Accepted Accounting Principles with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

         6.07 RIGHT OF INSPECTION. Permit any Person (other than a Person engaged in a line of business that competes with the Borrower or any Subsidiary) designated by any Lender or the Agent, at the Borrower's expense, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice.

         6.08 OBSERVE ALL LAWS. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business and applicable to the Borrower or any Subsidiary and with which the failure to comply could reasonably be expected to have a Material Adverse Effect.

         6.09 COVENANTS EXTENDING TO SUBSIDIARIES. Without duplication, cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 6.02 through 6.08, inclusive.

         6.10 OFFICER'S KNOWLEDGE OF DEFAULT. Upon any Authorized Representative or officer of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or any Subsidiary, promptly deliver to the Agent written notice thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto.

         6.11 SUITS OR OTHER PROCEEDINGS. Upon any Authorized Representative or officer of the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary, in an aggregate amount greater than $500,000 not otherwise covered by insurance, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

         6.12 NOTICE OF DISCHARGE OF HAZARDOUS MATERIAL OR ENVIRONMENTAL COMPLAINT. Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any material (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws; (b) release or threatened release by the Borrower or any Subsidiary of any Hazardous Material, except where occurring legally; or
(c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

         6.13 ENVIRONMENTAL COMPLIANCE. If the Borrower or any Subsidiary shall receive notice from any Governmental Authority that the Borrower or any Subsidiary has violated any applicable Environmental Laws, related to any Hazardous Material or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, the Borrower shall, within the time period permitted by the applicable Governmental Authority, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability unless the applicability of the Environmental Law, the fact of such violation or liability or what is required to remove or remedy such violation is being contested by the Borrower or the applicable Subsidiary by appropriate proceedings diligently conducted and all reserves with respect thereto as may be required under Generally Accepted Accounting Principles, if any, have been made.

         6.14 INDEMNIFICATION. The Borrower hereby agrees to defend, indemnify and hold the Agent and the Lenders, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, cleanup costs and reasonable attorneys' fees) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of the Borrower or any Subsidiary or property owned or leased or operated by the Borrower or any Subsidiary. The provisions of this Section 6.14 shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

         6.15 FURTHER ASSURANCES. At the Borrower's cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, agreements, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

         6.16 BENEFIT PLANS. Comply in all material respects with all requirements of ERISA applicable to it and furnish to the Agent as soon as possible and in any event (a) within thirty (30) days after the Borrower knows or has reason to know that any reportable event with respect to any employee benefit plan maintained by the Borrower or any ERISA Affiliate which could give rise to termination or the imposition of any material tax or material penalty has occurred, written statement of an Authorized Representative describing in reasonable detail such reportable event or such other event and any action which the Borrower or ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (b) promptly after receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the Pension Benefit Guaranty Corporation relating to the intention of the Pension Benefit Guaranty Corporation to terminate any Single-employer Plans of the Borrower or any ERISA Affiliate or to appoint a trustee to administer any such plan, and
(c) within 10 days after a filing with the Pension Benefit Guaranty Corporation pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an Authorized Representative setting forth details as to such failure and the action that the Borrower or ERISA Affiliate proposes to take with respect thereto, together with a copy of such notice given to the Pension Benefit Guaranty Corporation.

         6.17 CONTINUED OPERATIONS. Continue at all times (a) to conduct its business and engage principally in the same or complementary line or lines of business substantially as heretofore conducted and (b) preserve, protect and maintain free from Liens (other than Liens permitted under Section 7.04 hereof) its material patents, copyrights, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets and know-how necessary or useful in the conduct of its operations except to the extent failure to preserve, protect and maintain the same free from Liens could not reasonably be expected to have a Material Adverse Effect.

         6.18 USE OF PROCEEDS. Use the proceeds of the Loans solely for the purposes specified in Section 2.15 hereof.

         6.19 NEW SUBSIDIARIES. In the event of the acquisition or creation of any Material Subsidiary, or upon any previously existing Person becoming a Material Subsidiary, cause to be delivered to the Agent for the benefit of the Lenders each of the following within ten (10) Business Days of the acquisition or creation of a Material Subsidiary or, with respect to an existing Person becoming a Material Subsidiary, within ten (10) Business Days of delivery of financial statements pursuant to Section 8.01(a) or (b) hereof with respect to the fiscal quarter of the Borrower during which such Person acquired such assets or achieved such net income as to become a Material Subsidiary:

                  (i) a Guaranty executed by such Material Subsidiary, substantially in the form of Exhibit M attached hereto;

                 (ii) an opinion of counsel to such Material Subsidiary dated as of the date of delivery of such Guaranty and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent (which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered pursuant to Section 4.01 hereof), to the effect that:

                          (A) such Material Subsidiary is duly organized,
             validly existing and in good standing in the jurisdiction
                 of its organization, has the requisite power and authority to own its properties and conduct its business as then owned and proposed to be conducted and is duly qualified to transact business and is in good standing as a foreign corporation in each other jurisdiction in which the character of the properties owned or leased, or the business carried on by it, requires such qualification and in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; and

                      (B) the execution, delivery and performance of such Guaranty have been duly authorized by all requisite corporate action (including any required shareholder approval), such Guaranty has been duly executed and delivered and constitutes a valid and binding obligation of such Material Subsidiary, enforceable against such Subsidiary in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

                 (iii) current copies of the charter or other organizational documents, any bylaws of such Material Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, or appropriate committees thereof (and, if required by such charter or other organizational documents, bylaws or by applicable laws, of the shareholders) of such Material Subsidiary authorizing the actions and the execution and delivery and performance of such Guaranty and evidence satisfactory to the Agent (confirmation of the receipt of which will be provided by the Agent to the Lenders) that such Material Subsidiary is Solvent as of such date after giving effect to such Guaranty.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

         Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

         7.01 CONSOLIDATED FIXED CHARGE RATIO. Permit, at any time during any Four-Quarter Period of the Borrower ending during the periods set forth below, the Consolidated Fixed Charge Ratio for such Four Quarter Period to be equal to or less than the ratios set forth opposite the respective periods below:

                Period                             Ratio
                ------                             -----
Four-Quarter Period ending                      1.25 to 1.00
 July 1, 1995
Four-Quarter Period ending                      1.50 to 1.00
 June 29, 1996
Four-Quarter Period ending                      2.00 to 1.00
 June 28, 1997 and thereafter

         7.02 CONSOLIDATED FUNDED INDEBTEDNESS TO EBITDA. Permit at any time during any Four-Quarter Period of the Borrower ending during the periods set forth below, the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for such Four-Quarter Period to be equal to or greater than the ratio set forth opposite the respective periods set forth below:

                Period                             Ratio
                ------                             -----
Four-Quarter Period ending                       3.50 to 1.00
 April 1, 1995
Four-Quarter Period ending                       3.00 to 1.00
 July 1, 1995
Four-Quarter Period ending                       2.75 to 1.00
 June 29, 1996 and thereafter
Four-Quarter Period ending                       2.25 to 1.00
 June 28, 1997 and thereafter

         7.03 INDEBTEDNESS. Incur, create, assume or permit to exist any Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis, howsoever evidenced, except:

                 (i) Indebtedness existing as of the date hereof and as set forth in Schedule 7.03(i) attached hereto and incorporated herein by reference and any extension, renewal or refinancing thereof that does not increase the principal amount thereof or interest rate payable thereon from that existing immediately prior to such extension, renewal or refinancing; provided, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Closing Date to change any terms of repayment or rights of conversion, put, exchange or other rights from such terms and rights as in effect on the Closing Date unless such amendments, modifications or supplements do not have a Material Adverse Effect on the Borrower, or its creditworthiness with respect to its Obligations as reasonably determined by the Agent;

                (ii) Indebtedness owing to the Agent or any Lenders in connection with this Agreement, any Note or other Loan Document;

               (iii) Indebtedness consisting of Rate Hedging Obligations permitted under Section 7.11 hereof;

         (iv) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (v) Indebtedness incurred pursuant to the Account Purchase Agreement dated December 21, 1992 by and among the Borrower, Brawn of California, Inc. and General Electric Capital Corporation ("GECC"), as the same may be amended, modified or supplemented from time to time (the "Account Purchase Agreement"), or any extension, renewal, refinancing, refunding or replacement thereof, whether direct or indirect, and whether or not among the same parties, provided, however, that with respect to any refinancing or replacement with any financier other than GECC, such financier shall provide substantially similar services at substantially similar quality and levels as those provided to the Borrower under the Account Purchase Agreement;

         (vi) Indebtedness evidenced by the Flexible Term Notes and the Variable Rate Demand Bonds;

         (vii) documentary letters of credit (other than Commercial Letters of Credit as defined in the $60,000,000 Credit Facility Documents) in an aggregate stated amount not to exceed $15,000,000 at any time and issued upon terms and fees more favorable than available for the issuance of Commercial Letters of Credit under the $60,000,000 Credit Facility Documents;

         (viii) Indebtedness under the $60,000,000 Credit Facility Documents;

           (ix) (A) purchase money Indebtedness and (B) Indebtedness incurred with respect to financing of capital expenditures, not to exceed an aggregate outstanding amount at any time of $10,000,000;

            (x) Indebtedness of any Subsidiary owing to the Borrower or another Subsidiary and Indebtedness of the Borrower owing to any Subsidiary;

           (xi) Indebtedness consisting of Capital Leases relating to the acquisition of computer and telecommunications equipment more specifically described on Schedule 7.03(xi) attached hereto and incorporated herein by reference, provided that such Indebtedness shall not exceed an aggregate amount outstanding at any time of $7,600,000;

           (xii) Indebtedness of Subsidiaries acquired after the Closing Date hereof, provided that (A) such Indebtedness (1) is recorded in the financial books and records of such Subsidiary prior to such Acquisition, (2) was not incurred by such Subsidiary in anticipation of such Acquisition, and

         (3) is non-recourse to the Borrower and each Guarantor and not subsequently assumed by the Borrower or any Guarantor, and (B) immediately after such Acquisition, no Default or Event of Default has occurred or is continuing;

              (xiii) Indebtedness of Subsidiaries evidenced by guaranties of such Subsidiaries of documentary letters of credit permitted under
         Section 7.03(vii); and

               (xiv) additional Indebtedness not to exceed an aggregate outstanding amount at any time of $1,000,000.

         7.04 LIENS. Incur, create or permit to exist any pledge, Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, including without limitation any capital stock of the Borrower or any of its Subsidiaries, other than:

                 (i) Liens existing as of the date hereof and as set forth in Schedule 5.01(g) attached hereto;

                (ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

               (iii) Liens in respect of purchase money Indebtedness permitted to be incurred pursuant to Section 7.03 hereof in connection with the acquisition of certain tangible property; provided that (A) the original principal balance of the Indebtedness secured by such Lien constitutes not less than 80% of the purchase price of the property acquired and (B) such Lien extends only to the property acquired with the proceeds of the Indebtedness so secured;

                (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

                 (v) Liens in favor of contractors and vendors incurred in connection with (A) the construction, refurbishment and upgrading of Borrower's distribution facility located in Roanoke, Virginia, or (B) the construction, refurbishment and remodeling of the new retail store of Gump's Inc. located in San Francisco, provided, that, in each case, such Liens attach only to property located at the respective construction locations and are released and terminated not later than six (6) months following completion of the construction, refurbishment, upgrading or remodeling at such location;

                (vi) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

               (vii)      Liens created under the Account Purchase Agreement;

               (viii) Liens in favor of Congress Financial Corporation, provided that the Borrower delivers as of the Closing Date hereof UCC-3 Termination Statements executed by Congress Financial Corporation sufficient to terminate such Liens upon filing thereof by the Agent in the appropriate offices;

                (ix) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights- of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere with the ordinary conduct of the business of the Borrower or any Subsidiary and do not impair the use of the property to which they attach to the extent that such interference or impairment could reasonably be expected to have a Material Adverse Effect; and

                 (x) Liens on real property securing Indebtedness permitted under Section 7.03 hereof.

         7.05 INVESTMENTS; ACQUISITIONS. Make any Acquisition or otherwise purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that Borrower and its Subsidiaries may maintain investments or invest in:

                 (i)      Eligible Securities;

                (ii) investments existing as of the date hereof and as set forth in Schedule 5.01(d) attached hereto;

               (iii) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

         (iv) loans and advances to and investments in Subsidiaries;

          (v) (A) investments in the capital stock or other equity interest in another Person, which when added to equity interests held prior to such investment constitute less than 50% of the capital stock or other equity interests having ordinary voting power therein (a "Minority Investment"), (B) investments in debt securities that do not constitute Eligible Securities issued by any Person in which the Borrower or any Subsidiary has a Minority Investment and (C) contributions to joint ventures, the aggregate of such investments and contributions described in clauses (A), (B) and (C) made during the term of this Agreement not to exceed $20,000,000;

         (vi) loans and advances to non-consolidated Persons not to exceed in the aggregate $7,500,000;

        (vii) investments consisting of the exercise of options to acquire (A) 406,714 shares of common stock of Aegis Safety Holdings, Inc. at a price of $7.00 per share, subject to adjustment for antidilution, and (B) 1,536,345 shares of the common stock of Boston Publishing Company at a price of $2.08 per share, subject to adjustment for antidilution;

       (viii) investments consisting of the mandatory acquisition of (A) all then outstanding shares of Aegis Safety Holdings, Inc. after December 31, 1998 in accordance with the terms of the stock option agreement dated as of September 30, 1993 between Aegis Safety Holdings, Inc., Hanover Holdings, Inc., certain stockholders of Aegis Safety Holdings, Inc. and FL Holdings, Inc.; and (B) all outstanding shares of common stock of Boston Publishing Company in 1997 in accordance with the terms of the stock option and put agreement dated as of February 25, 1994 between Boston Publishing Company, Inc., Hanover Holdings, Inc., Boston Publishing Limited Partnership, certain partners of Boston Publishing Limited Partnership and the Borrower; and

         (ix) loans and advances to its officers, directors and employees for the purpose of purchasing capital stock of the Borrower, provided that (A) such officer, director or employee shall pay to the Borrower at least 20% of the purchase price for such securities out of his or her own funds, and (B) the securities purchased with the proceeds of such loans shall be pledged as collateral security therefor, and (C) the aggregate principal amount of such loans at any time outstanding shall not exceed $3,700,000;

         (x) loans and advances to its officers, directors and employees for any business purpose other than purchasing the capital stock of the Borrower in the aggregate principal amount at any time outstanding not to exceed $1,000,000; and

        (xi) other investments in an aggregate principal amount at any time outstanding not to exceed $1,000,000.

Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Acquisitions so long as: (a) immediately prior to, and immediately after, the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing, (b) not less than 67% of the sales and operating profits generated by such Person (or assets) so acquired or invested are derived from the same or complementary line or lines of business engaged in by the Borrower immediately prior to such Acquisition, which, for purposes of this Agreement, shall be defined as catalog and mail-order sales fulfillment (the Borrower's proposed Acquisitions of Regal Shop Ltd. and Joan Rivers Production Company shall be specifically excluded from the restriction of this clause (b) provided that the aggregate Cost of Acquisition with respect to such Acquisitions shall not exceed $5,000,000), (c) pro forma historical financial statements as of the end of the most recently completed Fiscal Year giving effect to such Acquisition are delivered to the Agent not less than five (5) Business Days prior to the consummation of such Acquisition, together with a certificate of an Authorized Representative demonstrating compliance with Sections 7.01 and 7.02 of this Agreement giving effect to such Acquisition, (d) the Cost of Acquisition with respect to any Acquisition entered into during the term of this Agreement, other than any Acquisition financed or funded in whole by the Net Proceeds of the issuance of capital stock by the Borrower ("Equity Financed Acquisitions"), shall not exceed $30,000,000, (e) the aggregate amount of those portions of all Costs of Acquisitions that are paid or financed other than with the Net Proceeds of the issuance of capital stock of the Borrower shall not exceed $40,000,000 during the term of the Agreement and (f) the Cost of Acquisition with respect to any single Equity Financed Acquisition shall not exceed $60,000,000.

         7.06 MERGER OR CONSOLIDATION. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales in the ordinary course of business); provided, however, any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with the Borrower or any wholly owned Subsidiary of the Borrower, and any Person may merge with the Borrower if the Borrower shall be the survivor thereof and such merger shall not cause, create or result in the occurrence of any Default or Event of Default hereunder.

         7.07 TRANSACTIONS WITH AFFILIATES. Other than transactions permitted under Sections 7.05 and 7.06 hereof, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower, except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services and (b) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate, provided that the Borrower and its Subsidiaries, in connection with the acquisition of an equity interest in an Affiliate and thereafter, may provide services to Affiliates upon terms less favorable to the Borrower and its Subsidiaries than would be obtained in comparable arm's-length transactions with Persons that are not Affiliates to the extent such terms are consistent with reasonable business practices in relation to such Affiliate.

         7.08 BENEFIT PLANS. With respect to all employee pension benefit plans maintained by the Borrower or any ERISA Affiliate:

                 (i) allow or suffer the termination of any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation that could reasonably be expected to have a Material Adverse Effect;

                (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject the Borrower or any ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Code Section 4975 or ERISA, which tax, penalty or liability could reasonably be expected to have a Material Adverse Effect;

               (iii) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Single-employer Plan that could reasonably be expected to have a Material Adverse Effect;

                (iv) allow or suffer to exist any occurrence of a reportable event or any other event or condition, which presents a risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a Single Employer Plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation and which liability could reasonably be expected to have a Material Adverse Effect; or

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              (v) incur any withdrawal liability with respect to any
         Multi-employer Plan that could reasonably be expected to have a Material Adverse Effect.

         7.09 FISCAL YEAR.  Change its Fiscal Year.

         7.10 DISSOLUTION, ETC. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with the merger or consolidation of Subsidiaries into each other or into a Borrower permitted pursuant to Section 7.06.

         7.11 RATE HEDGING OBLIGATIONS. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except (i) pursuant to Swap Agreements in an aggregate notional amount not to exceed at any time the Total Revolving Credit Commitment and (ii) Rate Hedging Obligations with respect to materials used in the ordinary course of business of the Borrower and its Subsidiaries and not for speculative purposes.

         7.12 DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS. Declare or pay any cash dividends or make any other payment or distribution on account of its capital stock (other than dividends payable in the ordinary course of business solely in Common Stock or Preferred Stock) on any shares of stock of any class of the Borrower, now or hereafter outstanding, or purchase, redeem or otherwise retire any such shares in consideration of cash or capital stock of any Subsidiary of the Borrower ("Restricted Stock"), or apply or set apart any of their assets therefor or make any other distribution (by redemption of capital or otherwise) in respect of any such shares in consideration of cash or Restricted Stock, or agree to do any of the foregoing, other than (i) conversion of any of the Borrower's securities into Common Stock which are so convertible in accordance with their terms; (ii) cash dividends payable by any Subsidiary to another Subsidiary or to the Borrower; (iii) cash dividends payable by the Borrower on its Preferred Stock provided the aggregate amount of such dividends declared and paid during any Fiscal Year shall not exceed $100,000; (iv) other cash dividends payable by the Borrower or any Subsidiary on outstanding shares of any class of its preferred stock or its common stock, provided that (A) the aggregate amount of such dividends declared or paid during any Four-Quarter Period shall not exceed 25% of Consolidated Net Income for the immediately preceding Four-Quarter Period, (B) with respect to dividends payable on preferred stock of any Subsidiary, such Subsidiary becomes a Guarantor and executes and delivers the documents required under Section 8.19 hereof, and (C) with respect to dividends payable on preferred stock of the Borrower or any Subsidiary, such preferred stock shall in no event have any right of redemption or conversion, put or call rights, voting rights (other than voting rights contingent upon nonpayment of dividends) or other rights in addition to the rights holders of common stock

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of the Borrower or such Subsidiary other than preferential liquidation or dividend rights; and (v) stock purchases for purposes of contributing such shares to the Borrower's existing or hereafter created stock purchase plans, stock option plans or other employee benefit plans provided that (A) the purchase price for such shares shall be paid by the Borrower from operating revenues of the Borrower and its Subsidiaries and (B) in no event shall the number of shares so purchased during the term of this Agreement exceed 1,000,000.

         7.13 SUBORDINATED DEBT. (a) Pay any amounts owing with respect to the Subordinated Debt except in accordance with the terms thereof; provided that the Subordinated Debt may be prepaid, in whole or in part, subject to the following conditions:

               (i) any such prepayment shall be made out of the operating revenues of the Borrower and its Subsidiaries as opposed to proceeds of any borrowings hereunder or under the $60,000,000 Credit Facility;

              (ii) no Default or Event of Default shall occur as a result of any such prepayment; and

             (iii) the Borrower shall provide to the Agent, on the same Business Day that such prepayment is made, (A) a statement of the sources and uses of funds therefor evidencing that such funds were not proceeds of borrowings hereunder or under the $60,000,000 Credit Facility and (B) a certificate of an Authorized Representative as to the absence of any Default or Event of Default and demonstrating compliance with Sections 9.01 and 9.02 of this Agreement, in each case giving effect to such prepayment.

               (b) Materially amend the subordination provisions of or terminate (other than in connection with the full and final payment of the Subordinated
Debt) any document related to the Subordinated Debt without the prior written consent of the Required Lenders.

                                  ARTICLE VIII

                       EVENTS OF DEFAULT AND ACCELERATION

         8.01 EVENTS OF DEFAULT. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

               (a) if default shall be made in the due and punctual payment of the principal of any Loan, when and as the same shall be due and payable whether pursuant to any provision of

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Article II hereof, at maturity, by acceleration or otherwise; or

         (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or of any fees or other amounts payable to the Lenders, the Agent or NationsBank under the Loan Documents on the date on which the same shall be due and payable; or

         (c) if default shall be made in the performance or observance of any covenant set forth in Sections 6.11, 6.12, 6.18 , or Article VII hereof (other than Section 7.04 or 7.07 hereof); or

         (d) if default shall be made in the performance or observance of the covenants set forth in Sections 6.07, 6.17 , 7.04 or 7.07 hereof and the Borrower shall fail to cure such default within five (5) Business Days of receipt of notice of such default by the Authorized Representative from the Agent;

         (e) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for thirty (30) or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent or the Borrower becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond the applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Agent or the Lenders or delivered to the Agent or the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent), or if without the written consent of the Agent, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Agent or any Lender); or

         (f) if a default shall occur, which is not waived, (i) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Obligations) of the Borrower or of any Subsidiary, including without limitation Indebtedness under the Flexible Term Notes, the Variable Rate Demand Bonds, the $60,000,000 Credit Facility Documents and the Subordinated Debt, in an amount not less than $250,000 in the aggregate outstanding, or (ii) in the performance, observance or fulfillment of any term or

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

covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, including without limitation Indebtedness under the Flexible Term Notes, the Variable Rate Demand Bonds, the $60,000,000 Credit Facility Documents and the Subordinated Debt, and such default shall continue for more than the period of grace, if any, therein specified, or if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof, provided that such default under clause (ii) with respect to such Indebtedness (other than Indebtedness under the Notes, the Bonds or the $60,000,000 Credit Facility Documents) shall not constitute an Event of Default hereunder for a period of thirty (30) Business Days after the occurrence thereof if during such period the Borrower or such Subsidiary is diligently and in good faith pursuing a waiver or cure of such default and notifies the Agent of such efforts; or

         (g) if any representation, warranty or other statement of fact contained herein or any other Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any Guarantor pursuant to or in connection with this Agreement or the other Loan Documents, or otherwise, shall be false or misleading when given or made or deemed given or made and, as a result thereof, could reasonably be expected to have a Material Adverse Effect; or

         (h) if the Borrower or any Guarantor shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency, reorganization, bankruptcy, receivership or similar law, domestic or foreign; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute, Federal, state or foreign; or

         (i) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Guarantor or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Guarantor seeking reorganization or arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of

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

debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Guarantor or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Guarantor any proceeding or petition seeking reorganization, arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision which proceeding or petition remains undismissed for a period of sixty (60) days; or if the Borrower or any Guarantor takes any action to indicate its consent to or approval of any such proceeding or petition; or

         (j) if (i) any judgment where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $500,000 is rendered against the Borrower or any Guarantor, or (ii) there is any attachment, injunction or execution against any of the Borrower's or any Guarantor's properties for any amount in excess of $500,000; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of sixty (60) days; or

         (k) if the Borrower or any Guarantor shall suspend (other than for a period not to exceed sixty (60) days by reason of force majeure) all or any part of its operations and such suspension could reasonably be expected to have a Material Adverse Effect, provided that, notwithstanding the occurrence of any event of force majeure, neither the Borrower nor any Guarantor shall be deemed to have suspended all or any part of its operations if the Borrower or the Guarantor, as appropriate, has replaced the function or operation of the business effected by the force majeure during such 60 day period, irrespective of the method, manner or physical location of such replacement. By way of illustration and not of limitation, the shutdown of any telemarketing center of the Borrower or any Guarantor as a result of the occurrence of an event of force majeure shall not be deemed a suspension of all or any part of the operations of the Borrower or such Guarantor if the telemarketing functions previously conducted at the center that was shut down otherwise are being conducted by or on behalf of the Borrower or any Guarantor at another location owned by the Borrower or any Guarantor or owned by a third party; or

         (l) if the Borrower or any Subsidiary shall default in the payment of principal, interest, premium or other amounts under any Swap Agreement and such breach shall continue beyond any grace period, if any, relating thereto pursuant to its terms, or the Borrower or any Subsidiary shall disaffirm or seek to disaffirm any Swap Agreement or any of its Rate Hedging Obligations thereunder; or

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

         (m) if the Borrower shall become a party to or the subject of any agreement, transaction or related series of transactions pursuant to or as a result of which (i) any Person or group of Persons acting in concert (other than the NAR Group Limited or any other shareholder of the Borrower that as of the Closing Date owns five percent (5%) or more of the shares of the issued and outstanding capital stock of any class of the Borrower having voting rights in the election of directors or is required to file a
     Schedule 13D or 13G pursuant to the Securities Exchange Act of 1934, as amended, with respect to its ownership of capital stock of the Borrower having such rights), acquires voting control, directly or indirectly, whether by tender offer or in one or more negotiated block or market transactions, of more than thirty percent (30%) of the shares of the issued and outstanding capital stock of any class of the Borrower having voting rights in the election of directors or (ii) the NAR Group Limited shall control, directly or indirectly, less than forty-five percent (45%) of the shares of the issued and outstanding capital stock of any class of the Borrower having such rights, unless such decrease in control shall occur as a result of an increase in the total number of shares outstanding of such class and not by reason of disposition of shares of such class by NAR Group Limited;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

                  (A) either or both of the following actions may be taken: (i) the Agent may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans terminated, whereupon the obligation of each Lender to make further Loans hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other Obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (h) or (i) above, then the obligation of the Lenders to make Advances hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders; and

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

                  (B) the Agent and the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

         8.02 AGENT TO ACT. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

         8.03 CUMULATIVE RIGHTS. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

         8.04 NO WAIVER. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

         8.05 ALLOCATION OF PROCEEDS. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to
Article VIII hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder shall be applied by the Agent in the following order:

                 (a) amounts due to NationsBank and the Lenders pursuant to Sections 2.13, 6.15, 10.05 and 10.10 hereof;

                 (b) amounts due to NationsBank and/or the Agent pursuant to Sections 2.02(i) and 2.17 hereof;

                 (c)      payments of interest on Loans;

                 (d)      payments of principal on Loans;

                 (e) payment of Obligations owed a Lender or Lenders pursuant to Swap Agreements and payment of all outstanding reimbursement obligations of the Borrower and its Subsidiaries with respect to letters of credit issued by the Lenders for

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         the account of the Borrower or any Subsidiary permitted under Section
         7.03 hereof;

                 (f) payments of all other amounts due under this Agreement, if any, to be applied for the ratable benefit of the Lenders; and

                 (g) any surplus remaining after application as provided for herein, to the Borrowers or otherwise as may be required by applicable law.

                                   ARTICLE IX

                                   THE AGENT

         9.01 APPOINTMENT. Each Lender hereby irrevocably designates and appoints NationsBank as the Agent of the Lenders under this Agreement, and, subject to Section 12.06 hereof, each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

         9.02 ATTORNEYS-IN-FACT. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the negligence, gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         9.03 LIMITATION ON LIABILITY. Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in- fact shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries, or any officer or representative thereof contained in this Agreement or in any of the other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in or received by the Agent under or in connection with this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Loan Documents, or for any failure of

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

the Borrower to perform its obligations thereunder, or for any recitals, statements, representations or warranties made, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any collateral. The Agent shall not be under any obligation to any of the Lenders to ascertain or to inquire as to the observance or performance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or to inspect the properties, books or records of the Borrower or its Subsidiaries.

         9.04 RELIANCE. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons or upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an Assignment and Acceptance shall have been filed with and accepted by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive advice or concurrence of the Lenders or the Required Lenders as provided in this Agreement and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all present and future holders of the Notes.

         9.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Authorized Representative or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

         9.06 NO REPRESENTATIONS. Each Lender expressly acknowledges that neither the Agent nor any of its affiliates has made any representations or warranties to it and that no act by the Agent

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

hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

         9.07 INDEMNIFICATION. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting any obligations of the Borrower or any Subsidiary so to do), including its employees, directors, officers and agents, ratably according to the respective principal amount of the Notes and Participations held by them (or, if no Notes or Participations are outstanding, ratably in accordance with their respective Applicable Commitment Percentages as then in effect) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including, without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent, including its employees, directors, officers and agents, in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this Section 9.07 shall survive the final payment in full of the Obligations and the termination of this Agreement.

         9.08 LENDER. NationsBank and its affiliates may make loans to, accept deposits from and generally engage in any kind of

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business with the Borrower and its Subsidiaries as though it were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, NationsBank shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include NationsBank in its individual capacity.

         9.09 RESIGNATION. If the Agent shall resign as Agent under this Agreement, then the Required Lenders may appoint, with the consent, so long as there shall not have occurred and be continuing a Default or Event of Default, of the Borrower, which consent shall not be unreasonably withheld, a successor Agent for the Lenders, which successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof, having a combined surplus and capital of not less than $250,000,000, whereupon such successor Agent shall succeed to the rights, powers and duties of the former Agent and the obligations of the former Agent shall be terminated and cancelled, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; provided, however, that the former Agent's resignation shall not become effective until such successor Agent has been appointed and has succeeded of record to all right, title and interest in any collateral held by the Agent; provided, further, that if the Required Lenders and, if applicable, the Borrower cannot agree as to a successor Agent within ninety (90) days after such resignation, the Agent shall appoint a successor Agent which satisfies the criteria set forth above in this Section 9.09 for a successor Agent and the parties hereto agree to execute whatever documents are necessary to effect such action under this Agreement or any other document executed pursuant to this Agreement; provided, however, that in such event all provisions of this Agreement and the Loan Documents shall remain in full force and effect. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         9.10 SHARING OF PAYMENTS, ETC. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to its Obligations (other than pursuant to Article III) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment pursuant to Article III), then (A) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; provided, however, that for purposes of this Section 9.10 the term "pro rata" shall be determined with respect to the Revolving Credit Commitment of each Lender and to the Total Revolving Credit Commitment after

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

subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Revolving Credit Loans or the Term Loan. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 9.10 shall be rescinded to the extent of such recovery, without interest. The Borrower expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the other Lenders' Obligations may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.01 ASSIGNMENTS AND PARTICIPATIONS.

         (a) At any time after the Closing Date each Lender may, with the prior consent of the Agent and the Borrower, which consents shall not be unreasonably withheld, assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any Note payable to its order); provided, that
(i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations (including Revolving Credit Loans, the Term Loan and Competitive Bid Loans) under this Agreement,
(ii) for each assignment involving the issuance and transfer of a Note, the assigning Lender shall execute an Assignment and Acceptance and the Borrower hereby consents to execute a replacement Note or Notes to give effect to the assignment, (iii) the minimum Revolving Credit Commitment which shall be assigned is $5,000,000; provided, however, any assignment of a percentage of a Lender's Revolving Credit Commitment shall be accompanied by an assignment to such assignee of an equal percentage of such Lender's Revolving Credit Commitment (as defined in the $60,000,000 Credit Facility Documents) with respect to the $60,000,000 Credit Facility; (iv) such assignee shall have an office located in the United States and (v) no consent of the Borrower or Agent shall be required in connection with any assignment by a Lender to an affiliate thereof or to another Lender. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and a holder of such Notes and
(B) the assignor thereunder shall, to the extent that rights and obligations hereunder or under such Notes have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from that portion of its obligations under this Agreement applicable to the rights so assigned. No assignee shall have the right to assign further its rights and obligations pursuant to this Section
10.01. Any Lender who makes an assignment shall pay to the Agent a one-time administrative fee of $2,500.

         (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to Section 5.01(f) or Section 6.01, as the case may be, and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of such Notes.

         (c) The Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it.

         (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall give prompt notice thereof to Borrower.

         (e) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

         (f) If, pursuant to this Section 10.01, any interest in this Agreement or any Note is transferred to any assignee Lender which is organized under the laws of any jurisdiction other than the United States or any state thereof, the assigning Lender shall cause such assignee Lender, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the assigning Lender with respect to any payments to be made to such assignee Lender in respect of the Loans and (ii) to furnish to the assigning Lender, the Agent and the Borrower such certificates, documents and other evidence as required to comply with the penultimate paragraph of Section 3.06 hereof, and the assignee Lender shall comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

         (g) Each Lender may sell participations at its expense to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement; provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender shall remain the holder of any Notes issued to it for the purpose of this Agreement, (iv) such participations shall be in a minimum amount of $1,000,000; provided, however, any such participation shall be conditioned upon such Lender's sale to such Person of a pro rata participation in the $60,000,000 Credit Facility, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to such Lender's agreeing to any amendment or waiver of any provisions of this Agreement which would (A) extend the maturity of any Note, (B) reduce the interest rate hereunder, or (C) increase the Revolving Credit Commitment of the Lender granting the participation therein other than as permitted by Section 2.11, and
(vi) the sale of any such participations which require Borrower to file a registration statement with the United States Securities and Exchange Commission or under the securities regulations or laws of any state shall not be permitted.

         10.02 NOTICES. All notices shall be in writing, except as to telephonic notices expressly permitted or required herein, and written notices shall be delivered by hand delivery, telefacsimile, overnight courier or certified or registered mail. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against (except as to telephonic or telefacsimile notice) receipt therefor or, in the case of telex, verification by return) at the address set forth below or such other address as such party shall specify to the other parties in writing, or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

                 (a)      if to the Borrower:

                          Hanover Direct, Inc.
                          1500 Harbor Boulevard
                          Weehawken, New Jersey 07087
                          Attention:  Michael P. Sherman,
                                      Executive Vice President
                                      and General Counsel
                          Telephone:  (201) 319-3403
                          Telefacsimile: (201) 319-3404

                          with copies to:
                          Whitman, Breed, Abbott & Morgan
                          200 Park Avenue
                          New York, New York 10166
                          Attention:   Monte E. Wetzler, Esq.
                          Telephone:   (212) 351-3204
                          Telefacsimile:  (212) 351-3131

                 (b)      if to the Agent:

                          NationsBank of North Carolina, National Association NationsBank Plaza, NC 1002-06-19
                          6th Floor
                          Charlotte, North Carolina 28255
                          Attention:  Ms. Joyce Ruppe, Agency Services
                          Telephone:  (704) 386-2006
                          Telefacsimile:   (704) 386-9923

                          with a copy to:
                          NationsBank of North Carolina, National Association Corporate Banking
                          767 Fifth Avenue, 5th Floor
                          New York, New York 10153-0083
                          Attention:  Mr. Christopher C. Browder, Vice President
                          Telephone: (212) 407-5332
                          Telefacsimile: (212) 751-6909

                 (c)      if to the Lenders:

                          At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance.

         10.03 SETOFF. The Borrower agrees that the Agent and each Lender shall have a lien for all the Obligations of the Borrower upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or such Lender or otherwise in the possession or control of the Agent or such Lender (other than for safekeeping) for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or such Lender, whether now existing or hereafter established, hereby authorizing the Agent and each Lender at any time or times with or without prior notice to apply such balances or any part thereof to such of the Obligations of the Borrower to the Lenders then past due and in such amounts as they may elect, and whether or not the collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

         10.04 SURVIVAL. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of the Obligations remain outstanding or any Lender has any commitment hereunder. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in this Agreement, the Notes and the other Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

         10.05 EXPENSES. The Borrower agrees (a) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, this Agreement or any of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents, including without limitation, the reasonable fees and disbursements of their counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents and (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or any other Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Documents.

         10.06 AMENDMENTS. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by the Lenders to any departure therefrom by the Borrower shall be effective unless such amendment, modification, waiver or

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

consent shall be in writing and signed by the Borrower and the Agent, but only upon having received the prior written consent of the Required Lenders, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing; provided, however, that, no such amendment, modification, waiver or consent that:

                 (i) changes, extends or waives any provision of Section 9.10 or this Section 10.06, the amount of or the due date of any scheduled installment of or the rate of interest or determination of any fee payable on or in connection with any Obligation, changes the definition of Required Lenders, which permits an assignment by Borrower of its Obligations hereunder, which reduces the required consent of Lenders provided hereunder, which increases, decreases or extends the Revolving Credit Termination Date, the Term Loan Termination Date or the Revolving Credit Commitment of any Lender or which waives any condition to the making of any Loan shall be effective unless in writing and signed by each of the Lenders; provided, however, the Required Lenders may in their sole discretion waive any Default or Event of Default (other than any Event of Default under Section 8.01(g) or (h)); or

                (ii) affects the rights, privileges, immunities or indemnities of the Agent shall be effective unless in writing and signed by the Agent.

No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

         10.07 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

         10.08 TERMINATION. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably and finally paid in full. The rights granted to the Agent for the benefit of the Lenders hereunder and under the other Loan Documents shall continue in full force and effect, notwithstanding the termination of this

Agreement, until all of the Obligations have been paid in full after the termination hereof or the Borrower has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment pursuant to the Loan Documents of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold such Lender harmless for, the amount of such payment surrendered until such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

         10.09 GOVERNING LAW. ALL DOCUMENTS EXECUTED PURSUANT TO THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING, WITHOUT LIMITATION, THIS AGREEMENT AND EACH OF THE LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF NEW YORK FOR THE PURPOSES OF RESOLVING DISPUTES HEREUNDER OR FOR THE PURPOSES OF COLLECTION.

         10.10 INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Revolving Credit Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the gross negligence or willful misconduct of such Indemnified Party, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         10.11 HEADINGS AND REFERENCES. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of this Agreement. Words such as "hereof", "hereunder", "herein" and words of similar import shall refer to this Agreement in its entirety and not to any particular Section or provisions hereof, unless so expressly specified. As used herein, the singular shall include the plural, and the masculine shall include the feminine or a neutral gender, and vice versa, whenever the context requires.

         10.12 SEVERABILITY. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

         10.13 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

         10.14 AGREEMENT CONTROLS. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

         10.15 USURY SAVINGS CLAUSE. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under New York law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the limitation provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the

Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

         10.16 WAIVER OF JURY TRIAL. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS.

                        [Signatures on following pages.]

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

                                          HANOVER DIRECT, INC.

                                          By:/s/ WAYNE GARTEN
                                             ------------------------------
                                             Name:  Wayne Garten
                                             Title: Executive Vice President



                                          NATIONSBANK OF NORTH CAROLINA,
                                          NATIONAL ASSOCIATION, as Agent for
                                          the Lenders

                                          By:/s/ CHRISTOPHER C. BROWDER
                                             ------------------------------
                                             Name:  Christopher C. Browder
                                             Title: Vice President

                             Signature Page 1 of 6

                                  NATIONSBANK OF NORTH CAROLINA,
                                  NATIONAL ASSOCIATION

                                  By:/s/ CHRISTOPHER C. BROWDER
                                     -----------------------------------------
                                     Name:  Christopher C. Browder
                                     Title: Vice President

                                  Lending Office:
                                  NationsBank of North Carolina,
                                  National Association
                                  NationsBank Plaza
                                  101 South Tryon Street
                                  NC1002-17-12
                                  Charlotte, North Carolina 28255
                                  Attention: Ms. Joyce Ruppe,
                                             Agency Services
                                  Telephone: (704) 386-2006
                                  Telefacsimile:  (704) 386-9923

                                  Wire Transfer Instructions:
                                  NationsBank of North Carolina,
                                        National Association
                                  Charlotte, North Carolina 28255
                                  ABA No.:  053000196
                                  Reference:  Hanover Direct, Inc.
                                  Account No.:  03662122506
                                  Attention:  Commercial Loan
                                              Operations

                             Signature Page 2 of 6

                                        CHEMICAL BANK NEW JERSEY, NATIONAL
                                        ASSOCIATION

                                        By: /s/ JAMES H. RAMAGE
                                            ------------------------------------
                                            Name:  James H. Ramage
                                            Title: Vice President

                                        Lending Office:
                                        Chemical Bank New Jersey
                                        East 36 Midland Avenue
                                        Paramus, New Jersey 07652
                                        Attention:  Craig W. Trautwein
                                        Telephone:  (201) 599-6813
                                        Telefacsimile:  (201) 599-6755

                                        Wire Transfer Instructions:
                                        Chemical Bank New Jersey
                                        East Brunswick, New Jersey 08816
                                        ABA No.:  021202337
                                        Reference:  Hanover Direct, Inc.
                                        Account No.:  0110632650
                                        Attention:  Tammie Putnam

                             Signature Page 3 of 6

                                        THE FIRST NATIONAL BANK OF MARYLAND

                                        By: /s/ GARTH C. HARDING
                                            ------------------------------------
                                            Name:  Garth C. Harding
                                            Title: Vice President

                                            Lending Office:
                                            First National Bank of Maryland
                                            96 South George Street
                                            York, Pennsylvania  17401
                                            Attention:  Garth C. Harding
                                            Telephone:  (717) 771-4900

                                            Telefacsimile:  (717) 845-3026
                                            Wire Transfer Instructions:
                                            First National Bank of Maryland
                                            York, Pennsylvania  17401
                                            ABA No.:  0520-00113
                                            Reference:  Hanover Direct, Inc.
                                            Account No.:  000-0541-4
                                            Attention:  Marty Wolfe

                             Signature Page 4 of 6

                                            FLEET BANK

                                            By: /s/ PETER C. HALL
                                                --------------------------------
                                                Name:  Peter C. Hall
                                                Title: Vice President

                                            Lending Office:
                                            Fleet Bank
                                            56 East 42nd Street
                                            New York, New York  10017-5496
                                            Attention:  Peter C. Hall
                                            Telephone:  (212) 907-5118
                                            Telefacsimile:  (212) 907-5614

                                            Wire Transfer Instructions:
                                            Fleet Bank
                                            New York, New York  10017-5496
                                            ABA No.:  021-300-019

                                            Reference:  Hanover Direct, Inc.
                                            Account No.:  _____________________
                                            Attention:  Brian Brady

                             Signature Page 5 of 6

                                            THE BANK OF TOKYO TRUST COMPANY

                                            By: /s/ DAVID J. VIGGIANO
                                                --------------------------------
                                                Name:  David J. Viggiano
                                                Title: Vice President

                                                Lending Office:
                                                The Bank of Tokyo Trust Company
                                                1251 Avenue of the Americas
                                                New York, New York  10166
                                                Attention:  David J. Viggiano
                                                Telephone:  (212) 782-4274
                                                Telefacsimile:  (212) 782-6402

                                                Wire Transfer Instructions:
                                                Bank of Tokyo
                                                New York, New York  10166
                                                ABA No.:  0260-8968-7
                                                Reference:  Hanover Direct, Inc.
                                                Account No.:  CIF 97770477
                                                Attention:  Loan Administration
                                                            Department

                             Signature Page 6 of 6

                                   EXHIBIT A

                          REVOLVING CREDIT COMMITMENTS

                                                             Revolving
                                                               Credit
Lender                                                       Commitment
------                                                      ------------
NationsBank of North Carolina,
 National Association                                       $ 6,250,000

Chemical Bank New Jersey, National Association              $ 3,750,000

The First National Bank of Maryland                         $ 2,500,000

Fleet Bank                                                  $ 3,750,000

The Bank of Tokyo Trust Company                             $ 3,750,000
                                                            ===========
   Total Revolving Credit Commitment                        $20,000,000


                                   EXHIBIT B

                       FORM OF ASSIGNMENT AND ACCEPTANCE

                         DATED _________________, 19___

         Reference is made to the Revolving Credit and Term Loan Agreement dated as of October 12, 1994 (the "Agreement") among Hanover Direct, Inc. (the "Borrower"), the Lenders (as defined in the Agreement), and NationsBank of North Carolina, National Association, as Agent for the Lenders ("Agent"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

    _____________________________ (the "Assignor") and _________________________
________________(the "Assignee") agree as follows:

         1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE, a _______% (1) interest in and to all of the Assignor's rights and obligations under the Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Loans owing to, and Participations held by, the Assignor on the Effective Date, and the Notes held by the Assignor.

         2. The Assignor (i) represents and warrants that, as of the date hereof, the aggregate outstanding principal amounts of the Loans owing to it (without giving effect to assignments thereof which have not yet become effective) are as follows: $_____________ of Revolving Credit Loans, $__________ of the Term Loan and $_________ of Competitive Bid Loans; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto and (v) attaches the Notes referred to in paragraph 1 above and requests that the Agent exchange such Notes for (A) new Revolving Credit Notes dated _____________, 19__ as follows: a Revolving Credit Note in the
___________________________
(1)    Specify percentage in not less than 9 decimal points.

principal amount of $________________ payable to the order of the Assignor, and a Revolving Credit Note in the principal amount of $________________ payable to the order of the Assignee; (B) new Term Notes dated __________, 19__ as follows: a Term Note in the principal amount of $__________ payable to the order of Assignor, and a Term Note in the principal amount of $__________ payable to the order of the Assignee; and (C) new Competitive Bid Notes dated ________, 19__ as follows: a Competitive Bid Note in the principal amount of $__________ payable to the order of the Assignor, and a Competitive Bid Note in the principal amount of $__________ payable to the order of the Assignee.

         3. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in
Sections 5.01(f) and 6.01 thereof, and such other ----------------     ----
documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) appoints and authorizes the Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by the Lender; and (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

         4. The effective date for this Assignment and Acceptance shall be _____________________________ (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.

         5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

         6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Agreement and Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, commitment fees and letter of credit fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the

Notes for periods prior to the Effective Date directly between themselves.

         7. This Assignment and Acceptance shall be governed by and construed in accordance with, the laws of the State of New York.

                                   [NAME OF ASSIGNOR]

                                   By:__________________________________
                                      Name:
                                      Title:

                                   Notice Address:______________________
                                                  ______________________
                                                  ______________________

                          After the Effective Date:
                          Outstanding Revolving Credit Loans: $_______ Outstanding Competitive Bid Loans: $_______ Outstanding Principal Amount of
                           Term Note:                           $_______

                                   [NAME OF ASSIGNEE]

                                   By:__________________________________
                                      Name:
                                      Title:

                                   Notice Address/Lending Office
                                        ________________________________
                                        ________________________________
                                        ________________________________

                                   Wire transfer Instructions:
                                        ________________________________
                                        ________________________________
                                        ________________________________

                          After the Effective Date:
                          Outstanding Revolving Credit Loans: $_______ Outstanding Competitive Bid Loans: $_______ Outstanding Principal Amount of
                           Term Note:                           $_______

                                        Accepted this ____ day of _______, 19___

                                        NATIONSBANK OF NORTH CAROLINA, NATIONAL
                                        ASSOCIATION, as Agent

                                        By:_____________________________________
                                            Name:_______________________________
                                            Title:______________________________

Consented to:

HANOVER DIRECT, INC.

By:_____________________________________
    Name:_______________________________
    Title:______________________________

                                   EXHIBIT C

              NOTICE OF APPOINTMENT (OR REVOCATION) OF AUTHORIZED
                                 REPRESENTATIVE

         Reference is hereby made to the Revolving Credit and Term Loan Agreement dated as of October 12, 1994 (the "Agreement") among Hanover Direct, Inc. (the "Borrower"), the Lenders (as defined in the Agreement), and NationsBank of North Carolina, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

         Appointment. The Borrower hereby nominates, constitutes and appoints each individual named below as an Authorized Representative under the Loan Documents, and hereby represents and warrants that (i) set forth opposite each such individual's name is a true and correct statement of such individual's office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (ii) each such individual has been duly authorized by each Borrower to act as Authorized Representative under the Loan Documents:

Name and Address                Office                  Specimen Signature
________________      __________________________      __________________________
________________
________________

________________      __________________________      __________________________
________________
________________

________________      __________________________      __________________________
________________
________________


         Revocation. Borrower hereby revokes (effective upon receipt hereof by the Agent) the prior appointment of ________________ as an Authorized Representative.

         This the ___ day of __________________, 19__.

                                        HANOVER DIRECT, INC.

                                        By:__________________________
                                        Name:________________________
                                        Title:_______________________

                                   EXHIBIT D

                FORM OF BORROWING NOTICE--REVOLVING CREDIT LOANS

To:      NationsBank of North Carolina, National Association,
                  as Agent
         NationsBank Plaza, NC 1002-06-19
         6th Floor
         Charlotte, North Carolina 28255
         Telefacsimile:  (704) 386-9923
         Attention:  Ms. Joyce Ruppe, Agency Services

         Reference is hereby made to the Revolving Credit and Term Loan Agreement dated as of October 12, 1994 (the "Agreement") among Hanover Direct, Inc. (the "Borrower"), the Lenders (as defined in the Agreement), and NationsBank of North Carolina, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

         The Borrower through its Authorized Representative hereby confirms its prior notice of borrowing given to the Agent by telephone at __________ __.m. on ____________, 19__ to the effect that Revolving Credit Loans of the type and amount set forth below be made on the date indicated:


       Type of Loan                      Interest                 Aggregate            Date of
        (check one)                      Period(1)                Amount(2)            Loan(3)
       ------------                      ---------                ---------            -------
     Base Rate
      Loan      _____

     LIBOR Loan _____

(1)      For any LIBOR Loan, one, two, three or six months.

(2) Must be $5,000,000 or a multiple of $1,000,000 in excess thereof for Revolving Credit Loans.

(3) At least three (3) LIBOR Business Days later if a LIBOR Loan; may be same Business Day in case of a Base Rate Loan.

         The Borrower hereby requests that the proceeds of Revolving Credit Loans or Swing Line Loans described in this Borrowing Notice be made available to the Borrowers as follows: [INSERT TRANSMITTAL INSTRUCTIONS].

         The undersigned hereby certifies that:

        1. No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and

        2. All the representations and warranties set forth in Article VI of the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof except that (a) the representations and warranties set forth in Section 5.01(d) and (e) of the Agreement shall be deemed to include and take into account any merger or consolidation permitted under Section 7.06 of the Agreement and references therein to Schedules 5.01(d) and 5.01(e) shall be deemed to refer to such Schedules as amended by Supplemental Schedules 5.01(d) and 5.01(e), respectively, attached hereto, and (b) the reference to the financial statements in Section 5.01(f)(i) of the Agreement are to those financial statements most recently delivered to you pursuant to Section 6.01 of the Agreement;

         3. The proceeds of such Advance shall be used as set forth in Section 2.15 of the Agreement; and

         4. After giving effect to Loans requested hereby, the sum of all Outstandings will not exceed the Total Revolving Credit

Commitment.

                                         HANOVER DIRECT, INC.

                                         BY: ___________________________________
                                              Authorized Representative

                         Supplemental Schedule 5.01(d)

                                  Subsidiaries

         Schedule 5.01(d) of the Agreement shall be amended hereby as follows (if no amendment of Schedule 5.01(d) is necessary, indicate "Not Applicable"):

                         Supplemental Schedule 5.01(e)

                          Investments in Other Persons

         Schedule 5.01(e) of the Agreement shall be amended hereby as follows (if no amendment of Schedule 5.01(e) is necessary, indicate "Not Applicable"):

                                   EXHIBIT E

                          FORM OF COMPETITIVE BID NOTE

                                PROMISSORY NOTE
                               (Competitive Bid)

                                                          __________, __________

                                                                October 12, 1994

         FOR VALUE RECEIVED, HANOVER DIRECT, INC., a Delaware corporation having its principal place of business located in Weehawken, New Jersey (the "Borrower"), hereby promises to pay to the order of ____________________________________________________(1) (the "Lender"), in its
individual capacity, at the office of NationsBank of North Carolina, National Association, as agent for the Lender (the "Agent"), located at NationsBank Plaza, 101 South Tryon Street, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate) at the times set forth in the Revolving Credit and Term Loan Agreement dated of even date herewith among the Borrower, the financial institutions party thereto (collectively, the "Lenders") and the Agent (as amended and supplemented and in effect from time to time, the "Credit Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement), in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower, if any, on the dates and in the principal amounts set forth in the Lender's Competitive Bid Quote and accepted by the Borrower, and to pay interest on the unpaid principal amount of each such Competitive Bid Loan, at such office, in like money and funds, for the period commencing on the date of such Competitive Bid Loan until such Competitive Bid Loan shall be paid in full, at the rates per annum and on the dates set forth in the Lender's Competitive Bid Quote and accepted by the Borrower.

         The date, amount, interest rate and maturity date of each Competitive Bid Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Competitive Bid Loans made by the Lender.

________
(1)      Insert name of Lender

         This Note is one of the Competitive Bid Notes referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits and security of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Competitive Bid Loans evidenced hereby were made or are made and are to be repaid. This Note is subject to certain restrictions on transfer or assignment as provided in the Credit Agreement.

         Except as permitted by Section 10.01 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

         If payment of all sums due hereunder is accelerated under the terms of the Credit Agreement or under the terms of the other Loan Documents executed in connection with the Credit Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in Article II of the Credit Agreement, or the maximum rate permitted under applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

         In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees, and interest thereon at the rates set forth above.

         Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days in the interest period.

         The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Competitive Bid Loans upon the terms and conditions specified therein.

         This Note shall be governed by, and construed in accordance with, the law of the State of New York.

         All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, and also their right, if any, to require the holder hereof to hold as security for this Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, dishonor, demand or any other formality are hereby waived by all parties bound hereon.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

                                                 HANOVER DIRECT, INC.

ATTEST:                                          By:____________________________
                                                 Name:__________________________
By:____________________________                  Title:_________________________
      ____________ Secretary

[SEAL]

                       SCHEDULE OF COMPETITIVE BID LOANS

         This Note evidences Competitive Bid Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the types, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

                 Principal                                                 Maturity        Amount          Unpaid
 Date             Amount                                   Interest          Date          Paid or        Principal         Notation
of Loan          of Loan           Type of Loan              Rate          of Loan         Prepaid        Amount            Made By
-------         ----------         ------------            --------        --------        --------       ---------         --------


                                   EXHIBIT F

                         FORM OF REVOLVING CREDIT NOTE

                                PROMISSORY NOTE

                            (Revolving Credit Note)

_______________(1)                                        __________, __________

                                                                October 12, 1994

         FOR VALUE RECEIVED, HANOVER DIRECT, INC., a Delaware corporation having its principal place of business located in Weehawken, New Jersey (the "Borrower"), hereby promises to pay to the order of ___________________________________________________(2) (the "Lender"), in its
individual capacity, at the office of NationsBank of North Carolina, National Association, as agent for the Lenders (the "Agent"), located at NationsBank Plaza, 101 South Tryon Street, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate) at the times set forth in the Revolving Credit and Term Loan Agreement dated of even date herewith among the Borrower, the financial institutions party thereto (collectively, the "Lenders") and the Agent (as amended and supplemented and in effect from time to time, the "Credit Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement), in lawful money of the United States of America, in immediately available funds, the principal amount of [______________________________________________](3) DOLLARS
($__________)(1) or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement on the Revolving Credit Termination Date or such earlier date as may be required pursuant to the terms of the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Credit Agreement. All or any portion of the principal amount of such Loans may be prepaid as provided in the Credit Agreement.

-------------------------------

(1)      Insert Lender's Revolving Credit Commitment in Arabic numerals.

(2)      Insert name of Lender in capital letters.

(3)      Insert Lender's Revolving Credit Commitment in words.

         This Note is one of the Revolving Credit Notes in the aggregate principal amount of $20,000,000 referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits and security of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Loans evidenced hereby were or are made and are to be repaid. This Note is subject to certain restrictions on transfer or assignment as provided in the Credit Agreement.

         The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.

         If payment of all sums due hereunder is accelerated under the terms of the Credit Agreement or under the terms of the other Loan Documents executed in connection with the Credit Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in Article II of the Credit Agreement, or the maximum rate permitted under applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

         In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees, and interest thereon at the rates set forth above.

         Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days in the interest period.

         Except as permitted by Section 10.01 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

         This Note shall be governed by, and construed in accordance with, the law of the State of New York.

         All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, and also their right, if any, to require the holder hereof to hold as security for this Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, dishonor, demand or any other formality are hereby waived by all parties bound hereon.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

                                                HANOVER DIRECT, INC.

ATTEST:

______________________                     By: _________________________________
___________ Secretary                      Name: _______________________________
                                           Title: ______________________________

[SEAL]

                                   EXHIBIT G

                               FORM OF TERM NOTE

                                PROMISSORY NOTE
                                  (Term Note)

_______________(1)                                        __________, __________

                                                              September __, 19__

         FOR VALUE RECEIVED, HANOVER DIRECT, INC., a Delaware corporation having its principal place of business located in Weehawken, New Jersey (the "Borrower"), hereby promises to pay to the order of ___________________________________________________(2) (the "Lender"), in its
individual capacity, at the office of NationsBank of North Carolina, National Association, as agent for the Lenders (the "Agent"), located at NationsBank Plaza, 101 South Tryon Street, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate) at the times set forth in the Revolving Credit and Term Loan Agreement dated of even date herewith among the Borrower, the financial institutions party thereto (collectively, the "Lenders") and the Agent (as amended and supplemented and in effect from time to time, the "Credit Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement), in lawful money of the United States of America, in immediately available funds, the principal amount of [______________________________________________](3) DOLLARS
($__________)1 payable in equal quarterly installments of principal on the last Business Day of each December, March and June, beginning September ___(4) and quarterly thereafter until the Term Loan Termination Date, when the entire unpaid principal balance, including any accrued and unpaid interest, shall be due and payable; and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Credit Agreement. All or any portion of the principal amount of the Term Loan evidenced hereby may be prepaid as provided in the Credit Agreement.

-------------------------------

(1) Insert, in Arabic numerals, Lender's Applicable Commitment Percentage of all applicable Revolving Credit Outstandings, plus all accrued and unpaid interest with respect thereto, as of the Revolving Credit Termination Date.

(2)      Insert name of Lender in capital letters.

(3)      Insert amount in item 1 above in words.

(4)      Insert year in which this Note is executed.

         This Note is one of the Term Notes in the aggregate principal amount of ______________________________ referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits and security of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Loans evidenced hereby were made and are to be repaid. This Note is subject to certain restrictions on transfer or assignment as provided in the Credit Agreement.

         The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

         If payment of all sums due hereunder is accelerated under the terms of the Credit Agreement or under the terms of the other Loan Documents executed in connection with the Credit Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in Article II of the Credit Agreement, or the maximum rate permitted under applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

         In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees, and interest thereon at the rates set forth above.

         Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days in the interest period.

         Except as permitted by Section 10.01 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

         This Note shall be governed by, and construed in accordance with, the law of the State of New York.

         All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, and also their right, if any, to require the holder hereof to hold as security for this Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, dishonor, demand or any other formality are hereby waived by all parties bound hereon.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

                                                HANOVER DIRECT, INC.

ATTEST:

______________________                     By: _________________________________
___________ Secretary                      Name: _______________________________
                                           Title: ______________________________

[SEAL]

                                   EXHIBIT H

                         INTEREST RATE SELECTION NOTICE

To:      NationsBank of North Carolina, National Association,
                  as Agent
         NationsBank Plaza, NC 1002-06-19
         6th Floor
         Charlotte, North Carolina 28255
         Telefacsimile:  (704) 386-9923
         Attention:  Ms. Joyce Ruppe, Agency Services

         Reference is hereby made to the Revolving Credit and Term Loan Agreement dated as of October 12, 1994 (the "Credit Agreement") among Hanover Direct, Inc. (the "Borrower"), the Lenders (as defined in the Credit Agreement), and NationsBank of North Carolina, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Credit Agreement.

         The Borrower through its Authorized Representative hereby confirms its prior notice of a selection of a type of Loan and Interest Period given to the Agent by telephone at __________ __.m. on _________________, 199__ to the
following effect in respect of Revolving Credit Loans or Term Loan Segments:

    Type of Loan           Interest                                   Effective
    (Check One)            Period(1)             Amount(2)            Date(3)
    ------------           ---------             ---------            ---------

     LIBOR Loan _____

     Base Rate _____

(1)      For any LIBOR Loan, one, two, three or six months

(2)      Must be $5,000,000 or a multiple of $1,000,000 in excess thereof.

(3) At least three (3) LIBOR Business Days after date of telephone notice of a LIBOR Loan; may be same Business Day in case of Base Rate Loan.

         The undersigned hereby certifies that:

         1. No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and

         2. All the representations and warranties set forth in Article VI of the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof except that (a) the representations and warranties set forth in Section 5.01(d) and (e) of the Agreement shall be deemed to include and take into account any merger or consolidation permitted under Section 7.06 of the Agreement and references therein to Schedules 5.01(d) and 5.01(e) shall be deemed to refer to such Schedules as amended by Supplemental Schedules 5.01(d) and 5.01(e) attached hereto, and (b) the reference to the financial statements in Section 5.01(f)(i) of the Agreement are to those financial statements most recently delivered to you pursuant to Section 6.01 of the Agreement;

         3.       The proceeds of such Advance shall be used as set forth in

Section 2.15 of the Agreement; and

         4. After giving effect to Loans requested hereby, the sum of all Outstandings will not exceed the Total Revolving Credit

Commitment.

                                         HANOVER DIRECT, INC.

                                         BY: ___________________________________
                                                     Authorized Representative

                         Supplemental Schedule 5.01(d)

                                  Subsidiaries

         Schedule 5.01(d) of the Agreement shall be amended hereby as follows (if no amendment of Schedule 5.01(d) is necessary, indicate Not Applicable):

                         Supplemental Schedule 5.01(e)

                          Investments in Other Persons

         Schedule 5.01(e) of the Agreement shall be amended hereby as follows (if no amendment of Schedule 5.01(e) is necessary, indicate "Not Applicable"):

                                         EXHIBIT I

                           FORM OF COMPETITIVE BID QUOTE REQUEST

                                           [Date]

To: NationsBank of North Carolina, National Association, as Agent

Attention:                 Ms. Joyce Ruppe, Agency Services

Re:                        Competitive Bid Quote Request

         Pursuant to Section 2.02 of the Revolving Credit and Term Loan Agreement dated as of October 12, 1994 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among Hanover Direct, Inc., the Lenders named therein and NationsBank of North Carolina, National Association, as agent, we hereby give notice that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

     Borrowing            Quotation                                   Interest
       Date                Date (1)             Amount (2)           Period (3)
     ---------            ---------             ----------           ----------








-----------------------------------------

        (1) Business Day immediately preceding Borrowing Date.

        (2) Each amount must be $5,000,000 or a multiple of $1,000,000 in excess thereof.

        (3) A period of no less than 7 nor more than 180 days after the making of such Competitive Bid Loan and ending on a Business Day.

         Terms used herein have the meanings assigned to them in the Credit Agreement.

                                                  Hanover Direct, Inc.

                                                  By:___________________________
                                                  Name: ________________________
                                                  Title: _______________________

                                     EXHIBIT J

                           FORM OF COMPETITIVE BID QUOTE

To: NationsBank of North Carolina, National Association, as Agent

Attention:                 Ms. Joyce Ruppe, Agency Services

Re:                        Competitive Bid Quote to Hanover Direct, Inc. (the
                           "Borrower")

         The Competitive Bid Quote is given in accordance with Section 2.02 of the Revolving Credit and Term Loan Agreement dated as of October 12, 1994 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among Hanover Direct, Inc., the lenders named therein and NationsBank of North Carolina, National Association, as agent. Terms defined in the Credit Agreement are used herein as defined therein.

         In response to the Borrower's Competitive Bid Quote Request dated ______________, 199__, we hereby make the following Competitive Bid Quote(s) on the following terms:

                  1.       Quoting Bank:

                  2.       Person to contact at Quoting Bank:

                  3. We hereby offer to make Competitive Bid Loan(s) in the following principal amount(s), for the following interest Period(s) and at the following rate(s):


Borrowing       Quotation                         Interest
  Date (1)       Date (1)      Amount (2)         Period (3)         Rate (4)
----------      ---------      ----------         ----------         --------





         (1)  As specified in the related Competitive Bid Quote Request

         (2) The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $1,000,000 or a multiple of $100,000 in excess thereof.

         (3) A period of not less than 7 nor more than 180 days after the making of such Competitive Bid Loan and ending on a Business Day, as specified in the related Competitive Bid Quote Request.

         (4) Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

         We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) (is/are) accepted, in whole or in part.

Dated: ______________, 199_

                                              Very truly yours,

                                              [NAME OF LENDER]

                                              By:_______________________________
                                                       Authorized Representative

                                   EXHIBIT K

                   FORM OF OPINION OF COUNSEL TO THE BORROWER
                               AND THE GUARANTORS

               [Copy of Opinion delivered at Closing is attached]

                                   EXHIBIT L

                         FORM OF COMPLIANCE CERTIFICATE

                             As of __________, 19__

NationsBank of North Carolina, National Association,
         as Agent
NationsBank Plaza, NC1002-06-19
101 South Tryon Street, 6th Floor
Charlotte, North Carolina 28255
Telefacsimile:  (704) 386-9923
Attention:  Ms. Joyce Ruppe, Agency Services

         Reference is hereby made to the Credit Facilities and Reimbursement Agreement dated as of October 12, 1994 and the Revolving Credit and Term Loan Agreement dated as of October 12, 1994 (collectively the "Credit Agreements") among Hanover Direct, Inc. (the "Borrower"), the Lenders (as defined in the Credit Agreements) and NationsBank of North Carolina, National Association, as Agent for the Lenders ("Agent") under each Credit Agreement. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Credit Agreements. The undersigned, a duly authorized and acting Authorized Representative, hereby certifies to you as of the date set forth above as follows:

1.       Calculations:

         A. Compliance with Section 9.01 of the Credit Facilities and Reimbursement Agreement and
                  Section 7.01 of the Revolving Credit and Term Loan Agreement: Consolidated Fixed Charge Ratio

                  1.       Consolidated EBITDA (sum of a, b, c, d
                           and e):                                 $_________

                           a.       Consolidated Net Income        $_________
                           b.       Consolidated Interest Expense  $_________
                           c.       Tax Expense                    $_________
                           d.       Depreciation and amortization  $_________
                           e.       To the extent deducted in
                                    a, b, or c above, lease,
                                    rental and all other payments
                                    made in respect of or in
                                    connection with operating
                                    leases                         $_________

                  2.       Capital Expenditures                      $__________

                  3.       Difference of Item 1 less Item 2          $__________

                  4.       Consolidated Fixed Charges
                           (sum of a, b, c and d)                    $__________


                           a.       Consolidated Interest Expense $_________
                           b.       Principal amount of Consoli-
                                    dated Funded Indebtedness
                                    due and payable during
                                    period                        $_________
                           c.       Dividends and distributions
                                    paid during such period       $_________
                           d.       Repurchases and redemptions
                                    of stock during such period   $_________

                  5.       Ratio of Item 3 to Item 4                ____ to 1.00

         REQUIRED: AT ANY TIME DURING ANY FOUR-QUARTER PERIOD ENDING DURING THE PERIODS FORTH BELOW, THE CONSOLIDATED FIXED CHARGE RATIO SHALL NOT BE EQUAL TO OR LESS THAN THE RATIO SET FORTH OPPOSITE SUCH PERIOD:

                                    PERIOD                                      RATIO
                                    ------                                      -----
                           FOUR-QUARTER PERIOD ENDING
                           JULY 1, 1995                                         1.25 TO 1.00

                           FOUR-QUARTER PERIOD ENDING
                           [JUNE 29], 1996                                      1.50 TO 1.00

                           FOUR-QUARTER PERIOD ENDING
                           [JUNE 28], 1997 AND THEREAFTER                       2.00 TO 1.00


         B.       Compliance with Section 9.02 of the Credit
                  Facilities and Reimbursement Agreement and
                  Section 7.02 of the Revolving Credit and Term
                  Loan Agreement: Consolidated Funded
                  Indebtedness to Consolidated EBITDA

                  1.       Consolidated Funded Indebtedness          $__________

                  2.       Consolidated EBITDA (sum of a, b, c
                           and d):                                   $__________

                           a.       Consolidated Net Income        $________
                           b.       Consolidated Interest Expense  $________
                           c.       Tax Expense                    $________
                           d.       Depreciation and amortization  $________

                  3.       Ratio of Item 1 to Item 2        ____ to 1.00

         REQUIRED: AT ANY TIME DURING ANY FOUR-QUARTER PERIOD ENDING DURING THE PERIODS SET FORTH BELOW, THE RATIO OF CONSOLIDATED FUNDED INDEBTEDNESS TO CONSOLIDATED EBITDA FOR SUCH FOUR-QUARTER PERIOD SHALL NOT BE EQUAL TO OR GREATER THAN THE RATIO SET FORTH OPPOSITE SUCH PERIOD:

                                    PERIOD                                      RATIO
                                    ------                                      -----
                           FOUR-QUARTER PERIOD ENDING
                           APRIL 1, 1995                                        3.50 TO 1.00

                           FOUR-QUARTER PERIOD ENDING
                           JULY 1, 1995                                         3.00 TO 1.00

                           FOUR-QUARTER PERIOD ENDING
                           [JUNE 29], 1996 AND THEREAFTER                       2.75 TO 1.00

                           FOUR-QUARTER PERIOD ENDING
                           [JUNE 28], 1997 AND THEREAFTER                       2.25 TO 1.00



         C.       Determination of Applicable Margin:

                  1.       Consolidated Funded Indebtedness          $__________

                  2.       Consolidated EBITDA (sum of a, b, c
                           and d):                                   $__________

                           a.       Consolidated Net Income       $__________
                           b.       Consolidated Interest Expense $__________
                           c.       Tax Expense                   $__________
                           d.       Depreciation and amortization $__________


                  3.       Ratio of Item 1 to Item 2                ____ to 1.00


2.       No Default

         A. To the best knowledge of the undersigned, during the fiscal quarter ended as of the date set forth above, (a) no Default or Event of Default specified in Article X of the Credit Facilities and Reimbursement Agreement or Article VIII of the Revolving Credit and Term Loan Agreement has occurred or (b) the following Default or Event of Default has occurred:_______
                  ______________________________________________________________
                  ______________________________________________________________
                  ______________________________________________________________

         B. The Borrower proposes to take the following action with respect to any such Default or Event of Default described above:________________________________________________________
                  ______________________________________________________________
                  ______________________________________________________________
                  ______________________________________________________________
                           (Note, if no Default or Event of Default has occurred, insert "Not Applicable").

         The undersigned Authorized Officer hereby certifies that the information set forth above is true, correct and complete as of the date hereof.



         IN WITNESS WHEREOF, I have executed this Certificate this _____ day of __________, 19___.

                                                  HANOVER DIRECT, INC.

                                                  ------------------------------
                                                      Authorized Officer

                                   EXHIBIT M

                           FORM OF GUARANTY AGREEMENT

         THIS GUARANTY AGREEMENT (the "Guaranty Agreement" or the "Guaranty"), dated as of October 12, 1994, is made by each of the undersigned (each a "Guarantor" and collectively the "Guarantors") to NATIONSBANK OF NORTH CAROLINA, NATIONAL ASSOCIATION, a national banking association, as Agent (the "Agent") for each of the lenders now or hereafter party to the Credit Agreements (as defined below) (each a "Lender" and collectively the "Lenders"). All capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreements.

                              W I T N E S S E T H:

         WHEREAS, the Agent and the Lenders have agreed, pursuant to the terms of a Credit Facilities and Reimbursement Agreement (the "Credit Facilities and Reimbursement Agreement") of even date herewith among the Agent, the Lenders and Hanover Direct, Inc. (the "Borrower"), to make available to the Borrower a revolving credit facility in the maximum aggregate principal amount at any time outstanding of $60,000,000, which will include (i) a standby letter of credit facility of up to $35,000,000, (ii) a swing line facility of up to $5,000,000, and (iii) a competitive bid facility, as such revolving credit facility is evidenced by the promissory notes of the Borrower of even date herewith payable to the respective Lenders, as the same may be amended, supplemented or replaced (collectively the "Credit Facilities and Reimbursement Notes");

         WHEREAS, the Agent and the Lenders have agreed, pursuant to the terms of a Revolving Credit and Term Loan Agreement (the "Revolving Credit and Term Loan Agreement" and collectively with the Credit Facilities and Reimbursement Agreement, the "Credit Agreements") of even date herewith among the Agent, the Lenders and the Borrower, to make available to the Borrower a revolving credit facility in the maximum aggregate principal amount at any time outstanding of $20,000,000, which will include a competitive bid facility, as such revolving credit facility is evidenced by the promissory notes of the Borrower of even date herewith payable to the respective Lenders, as the same may be amended, supplemented or replaced (collectively the "Revolving Credit and Term Loan Notes" and collectively with the Credit Facilities and Reimbursement Notes, the "Notes");

         WHEREAS, each Guarantor is a direct or indirect wholly-owned Subsidiary of the Borrower;

         WHEREAS, the Agent and the Lenders are unwilling to enter into the Credit Agreements and to make any loans or advances or to issue letters of credit thereunder unless each Guarantor guarantees to the Lenders payment of the Borrower's Liabilities (as hereinafter defined);

         WHEREAS, each Guarantor will materially benefit from the loans and advances to be made, and the letters of credit to be issued, under the Credit Agreements, and each Guarantor is willing to enter into this Guaranty to provide an inducement for the Lenders and the Agent to enter into the Credit Agreements and for the Lenders to make loans and advances, and to issue letters of credit, thereunder.

         NOW, THEREFORE, in order to induce the Lenders and the Agent to enter into the Credit Agreements and to make loans and advances to the Borrower, and to issue letters of credit for the account of the Borrower, thereunder, each Guarantor agrees as follows:

         1. GUARANTY. For all purposes of this Guaranty Agreement, "Borrower's Liabilities" means: (a) the Borrower's prompt payment in full, when due or declared due and at all such times, of all amounts pursuant to the terms of the Credit Agreements, the Notes, and all other Loan Documents executed in connection with the Credit Agreements heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to the Lenders, including without limitation principal, interest, premium or fee (including, but not limited to, loan fees and attorneys' fees and expenses); and (b) the Borrower's prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower under the Credit Agreements and all other Loan Documents executed in connection therewith. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Agent and the Lenders the Borrower's Liabilities. Each Guarantor's obligations to the Agent and the Lenders under this Guaranty Agreement are hereinafter collectively referred to as the "Guarantor's Obligations"; provided, however, that the liability of each Guarantor with respect to the Guarantor's Obligations shall not exceed at any time the Maximum Amount (as hereinafter defined). The "Maximum Amount" means 95% of (i) the fair salable value of the assets of a Guarantor as of the date hereof minus (ii) the total liabilities of such Guarantor (including contingent liabilities, but excluding liabilities of such Guarantor under this Guaranty and any other Loan Documents executed by such Guarantor) as of the date hereof; provided further, however, that if the calculation of the Maximum Amount in the manner provided above as of the date payment is required of such Guarantor pursuant to this Guaranty would result in a greater positive number, then the Maximum Amount shall be deemed to be such greater positive number.

         Each Guarantor agrees that it is jointly and severally, directly and primarily liable for the Borrower's Liabilities.

         2. PAYMENT. If the Borrower shall default in payment or performance of any Borrower's Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and attorneys' fees and expenses), or otherwise, when and as the same shall become due, whether according to the terms of the Credit

Agreements, by acceleration, or otherwise, or upon the occurrence of any other Event of Default under either Credit Agreement that has not been cured or waived, then each Guarantor, upon demand thereof by the Agent or its successors or assigns, will AS OF THE DATE OF THE AGENT'S DEMAND fully pay to the Agent, for the benefit of the Agent and the Lenders, subject to any restriction set forth in Section 1 hereof, an amount equal to all Guarantor's Obligations then due and owing.

         3. UNCONDITIONAL OBLIGATIONS. This is a guaranty of payment and not of collection. The Guarantor's Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of the validity, legality or enforceability of the Credit Agreements, the Notes or any other Loan Document or any other guaranty of the Borrower's Liabilities, and shall not be affected by any action taken under the Credit Agreements, the Notes or any other Loan Document, any other guaranty of the Borrower's Liabilities, or any other agreement between the Agent or the Lenders and the Borrower or any other person, in the exercise of any right or power therein conferred, or by any failure or omission to enforce any right conferred thereby, or by any waiver of any covenant or condition therein provided, or by any acceleration of the maturity of any of the Borrower's Liabilities, or by the release or other disposal of any security for any of the Borrower's Liabilities, or by the dissolution of the Borrower or the combination or consolidation of the Borrower into or with another entity or any transfer or disposition of any assets of the Borrower or by any extension or renewal of either Credit Agreement, any of the Notes or any other Loan Document, in whole or in part, or by any modification, alteration, amendment or addition of or to either Credit Agreement, any of the Notes or any other Loan Document, any other guaranty of the Borrower's Liabilities, or any other agreement between the Agent or the Lenders and the Borrower or any other Person, or by any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of any Guarantor, or might otherwise constitute a legal or equitable discharge of a surety or guarantor; it being the purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantor's Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

         4. CURRENCY AND FUNDS OF PAYMENT. Each Guarantor hereby guarantees that the Guarantor's Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Borrower's Liabilities, or the rights of the Agent or any Lender with respect thereto as against the Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower of any or all of the Borrower's Liabilities.

         5. EVENTS OF DEFAULT. In the event that (i) any Guarantor shall file a petition to take advantage of any insolvency statute; (ii) any Guarantor shall commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or substantially all of its property;
(iii) any Guarantor shall file a petition or answer seeking reorganization or arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or similar law of any other country; (iv) a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Guarantor or of the whole or substantially all of its properties, or approve a petition filed against any Guarantor seeking reorganization or arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or similar law of any other country, or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of any Guarantor or of the whole or substantially all of its properties and such order, judgment, decree, approval or assumption remains unstayed or undismissed for a period of sixty (60) consecutive days; (v) there is commenced against any Guarantor any proceeding or petition seeking reorganization, arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which proceeding or petition remains unstayed or undismissed for a period of sixty (60) consecutive days; or (vi) there shall occur an Event of Default under either Credit Agreement (each of the foregoing an "Event of Default"), then notwithstanding any collateral that the Lenders may possess from Borrower or any other guarantor of the Borrower's Liabilities, or any other party, at the Agent's election and without notice thereof or demand therefor, so long as such Event of Default shall be continuing, the Guarantor's Obligations shall immediately become due and payable.

         6. SUITS. Each Guarantor from time to time shall pay to the Agent for the benefit of the Lenders, on demand, at the Agent's place of business set forth in the Credit Agreements, the Guarantor's Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Agent or the Lenders or any of them may proceed to suit against any one or more or all of the Guarantors. At the Agent's election, one or more and successive or concurrent suits may be brought hereon by the Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other guarantor of the Borrower's Liabilities, or any other Person and whether or not the Agent or any Lender has taken or failed to take any other action to collect all or any portion of the Borrower's Liabilities.

         7. SET-OFF AND WAIVER. Each Guarantor waives any right to assert against the Agent and the Lenders as a defense, counterclaim, set-off, or cross claim, any defense (legal or equitable), or other claim which such Guarantor may now or at any time or times hereafter have against the Borrower, without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. If at any time or times hereafter the Agent or any Lender employs counsel for advice or other representation to enforce the Guarantor's Obligations that arise out of a default hereunder or an Event of Default, then, in any of the foregoing events, all of the reasonable attorneys' fees arising from such services and all expenses, costs and charges in any way or respect arising in connection therewith or relating thereto shall be jointly and severally paid by the Guarantors to the Agent, on demand.

         8.       WAIVER; SUBROGATION.

         (a) Each Guarantor hereby waives notice of the following events or occurrences: (i) the Agent's acceptance of this Guaranty Agreement; (ii) the Lenders' heretofore, now or from time to time hereafter loaning monies or giving or extending credit to or for the benefit of the Borrower, whether pursuant to the Credit Agreements or the Notes or any amendments, modifications, or additions thereto, or alterations, substitutions, refinancings or extensions thereof; (iii) the Agent, the Lenders or the Borrower heretofore, now or at any time or times hereafter, obtaining, amending, substituting for, releasing, waiving or modifying the Credit Agreements, the Notes or any other Loan Documents; (iv) presentment, demand, notices of default, non-payment, partial payment and protest; (v) the Agent or the Lenders heretofore, now or at any time or times hereafter granting to the Borrower (or any other party liable to the Lenders on account of the Borrower's Liabilities) any indulgence or extensions of time of payment of the Borrower's Liabilities; and (vi) the Agent or the Lenders heretofore, now or at any time or times hereafter accepting from the Borrower or any other person, any partial payment or payments on account of the Borrower's Liabilities or any collateral securing the payment thereof or the Agent settling, subordinating, compromising, discharging or releasing the same. Each Guarantor agrees that the Agent and each Lender may heretofore, now or at any time or times hereafter do any or all of the foregoing events or occurrences in such manner, upon such terms and at such times as the Agent and each Lender, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from the Guarantor's Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

         (b) Each Guarantor hereby agrees that payment or performance by such Guarantor of the Guarantor's Obligations under this Guaranty Agreement may be enforced by the Agent on behalf of the Lenders upon demand by the Agent to such Guarantor without the Agent being required, each Guarantor expressly waiving any right it may have to require the Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other guarantor of the Borrower's Liabilities, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY EACH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE AGENT, AND THE PROVISIONS

HEREOF ENFORCED BY THE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER EITHER CREDIT AGREEMENT, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Agent by the Borrower or any other Person on account of the Borrower's Liabilities or any guaranty thereof. Neither the Agent nor any Lender shall have any obligation to protect, secure or insure any of the foregoing security interests, Liens or encumbrances on the properties or interests in properties subject thereto. The Guaran- tor's Obligations shall in no way be impaired, affected, reduced, or released by reason of the Agent's or any Lender's failure or delay to do or take any of the acts, actions or things described in this Guaranty Agreement including, without limiting the generality of the foregoing, those acts, actions and things described in this Section 8.

         (c) Each Guarantor further agrees with respect to this Guaranty Agreement that such Guarantor shall have no right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for the Borrower's Liabilities. In addition, each Guarantor hereby waives and renounces any and all rights it has or may have for subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this Guaranty Agreement. This waiver is expressly intended to prevent the existence of any claim in respect to such reimbursement by any Guarantor against the estate of the Borrower within the meaning of Section 101 of the United States Bankruptcy Code, and to prevent each Guarantor from constituting a creditor of the Borrower in respect of such reimbursement within the meaning of Section 547(b) of the United States Bankruptcy Code in the event of a subsequent case involving the Borrower.

         9. EFFECTIVENESS; ENFORCEABILITY. This Guaranty Agreement shall be effective as of the date of the initial Advance under either Credit Agreement, whichever shall be the earlier to occur, and shall continue in full force and effect until the Borrower's Liabilities are finally and fully paid, performed and discharged, the Lenders are no longer committed to make additional loans and advances to the Borrower or to issue letters of credit on behalf of the Borrower under the Credit Agreements, and the Agent gives each Guarantor written notice of that fact at each Guarantor's address on the signature pages hereto. This Guaranty Agreement shall be binding upon and inure to the benefit of each Guarantor, the Agent and the Lenders and their respective successors and assigns and heirs. Notwithstanding the foregoing, no Guarantor may, without the prior written consent of the Agent, assign any rights, powers, duties or obligations hereunder. Any claim or claims that the Agent and the Lenders may at any time or times hereafter have against any Guarantor under this Guaranty Agreement may be asserted by the Agent or any Lender by written notice directed to any one or more or all of the Guarantors at the address specified below. Each Guarantor warrants and represents to the Agent for the benefit of the Agent and the Lenders that it is duly authorized to execute, deliver and perform

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this Guaranty Agreement, that this Guaranty Agreement is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles; and that such Guarantor's execution, delivery and performance of this Guaranty Agreement do not violate or constitute a breach of any documents of corporate governance or agreement to which such Guarantor is a party, or any applicable laws in each case, which violation or breach could reasonably be expected to have a Material Adverse Effect.

         10. EXPENSES. Each Guarantor agrees to be liable for the payment of all reasonable fees and expenses, including attorney's fees, incurred by the Agent in connection with the negotiation, preparation or enforcement of this Guaranty Agreement.

         11. REINSTATEMENT. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by the Agent under either Credit Agreement or this Guaranty Agreement is rescinded or must be restored for any reason.

         12. GOVERNING LAW.. THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         13. COUNTERPARTS. This Guaranty Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall constitute one and the same instrument.

         14. RELIANCE. Each Guarantor represents and warrants to the Agent, for the benefit of the Agent and the Lenders, that: (a) such Guarantor has adequate means to obtain from Borrower, on a continuing basis, information concerning Borrower and Borrower's financial condition and affairs and has full and complete access to Borrower's books and records; (b) such Guarantor is not relying on the Agent or any Lender, its or their employees, agents or other representatives, to provide such information, now or in the future; (c) such Guarantor is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty; (d) such Guarantor has relied solely on the Guarantor's own independent investigation, appraisal and analysis of Borrower and Borrower's financial condition and affairs in deciding to provide this Guaranty and is fully aware of the same; and (e) such Guarantor has not depended or relied on the Agent or any Lender, its or their employees, agents or representatives, for any information whatsoever concerning Borrower or Borrower's financial condition and affairs or other matters material to such Guarantor's decision to provide this Guaranty or for any counselling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that neither the Agent nor any Lender has any

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

duty or responsibility whatsoever, now or in the future, to provide to any Guarantor any information concerning Borrower or Borrower's financial condition and affairs and that, if such Guarantor receives any such information from the Agent or any Lender, its or their employees, agents or other representatives, such Guarantor will independently verify the information and will not rely on the Agent or any Lender, its or their employees, agents or other representatives, with respect to such information.

         15. CONSENT TO JURISDICTION AND VENUE; WAIVER OF JURY TRIAL AND CERTAIN DAMAGES.

         (a) IN THE EVENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT AGAINST ANY GUARANTOR BY OR ON BEHALF OF THE LENDERS TO ENFORCE THE OBSERVANCE OR PERFORMANCE OF ANY OF THE PROVISIONS OF THIS GUARANTY AGREEMENT, INCLUDING WITHOUT LIMITATION THE COLLECTION OF ANY AMOUNTS OWING HEREUNDER, EACH SUCH GUARANTOR HEREBY IRREVOCABLY (I) CONSENTS TO THE EXERCISE OF JURISDICTION OVER SUCH GUARANTOR AND ITS PROPERTY BY THE UNITED STATES DISTRICT COURT AND THE COURTS OF THE STATE OF NEW YORK, AND (II) WAIVES ANY OBJECTION SUCH GUARANTOR MIGHT NOW OR HEREAFTER HAVE OR ASSERT TO THE VENUE OF ANY SUCH PROCEEDING IN ANY COURT DESCRIBED IN CLAUSE (I) ABOVE.

         (b) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

         (c) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN PARAGRAPH
(A) OF THIS SECTION 15 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY OTHER DAMAGES THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

                        [SIGNATURES ON FOLLOWING PAGE.]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first written above.

                                             GUARANTORS:

                                             BRAWN OF CALIFORNIA, INC.
                                             COMPANY STORE HOLDINGS, INC.
                                             D. M. ADVERTISING, INC.
                                             GUMP'S HOLDINGS, INC.
                                             HANOVER CATALOG HOLDINGS, INC.
                                             HANOVER DIRECT PENNSYLVANIA, INC.
                                             HANOVER DIRECT VIRGINIA, INC.
                                             HANOVER FULFILLMENT OF VIRGINIA,
                                               INC.
                                             HANOVER HOLDINGS INC.
                                             HANOVER REALTY INC.
                                             HANOVER VENTURES, INC.
                                             HENRE, INC.
                                             TW ACQUISITIONS INC.
                                             AMERICAN DOWN & TEXTILE COMPANY
                                             THE COMPANY FACTORY, INC.
                                             THE COMPANY OFFICE, INC.
                                             THE COMPANY STORE, INC.
                                             SCANDIA DOWN CORPORATION
                                             SKANDIA DOWN SALES, INC.
                                             SOUTHERN CALIFORNIA COMFORT
                                               CORPORATION
                                             GUMP'S BY MAIL, INC.
                                             GUMP'S CORP.
                                             HANOVER DIRECT MAIL MARKETING, INC.
                                             HANOVER FINANCE CORPORATION
                                             HANOVER LIST MANAGEMENT, INC.
                                             YORK FULFILLMENT COMPANY, INC.
                                             TWEEDS, INC.
                                             TWEEDS OF VERMONT, INC.
                                             H.H.B.K., INC.
                                             BC CORPORATION OF TENNESSEE, INC.
                                             H & H 1600 BROADWAY CORP.

                                             By: _____________________________

                                                 Name:_____________________
                                                 Title:____________________



                                             Address:__________________
                                             __________________________
                                             __________________________
                                             __________________________


                             SIGNATURE PAGE 1 OF 2

                                           AGENT:

                                           NATIONSBANK OF NORTH CAROLINA,
                                           NATIONAL ASSOCIATION,as Agent for
                                           the Lenders


                                           By: _________________________________
                                               Name:____________________________
                                               Title:___________________________

                                           Address:

                                                NationsBank of North Carolina,
                                                National Association
                                                NationsBank Plaza, NC 1002-06-19
                                                6th Floor
                                                Charlotte, North Carolina 28255
                                                Attention: Ms. Joyce Ruppe,
                                                           Agency Services


                                           With a copy to:

                                                NationsBank of North Carolina,
                                                  National Association
                                                Corporate Banking
                                                767 Fifth Avenue, 5th Floor
                                                New York, New York 10153-0083
                                                Attention:     Mr. Christopher
                                                               C. Browder, Vice
                                                               President




                             SIGNATURE PAGE 2 OF 2

                                   EXHIBIT N

                        FORM OF SUBORDINATION AGREEMENT

         THIS SUBORDINATION AGREEMENT is made as of October 12, 1994 by and among NATIONSBANK OF NORTH CAROLINA, NATIONAL ASSOCIATION, a national banking association, as Agent (the "Agent") for each of the lenders (the "Lenders") now or hereafter party to the Credit Agreements (as defined below) (the Agent and the Lenders, together with their transferees, successors and assigns, collectively referred to herein as the "Senior Creditors"), SUN LIFE INSURANCE COMPANY OF AMERICA, a Maryland insurance corporation (together with its transferees, successors and assigns, "Sun Life", and together with the Indenture Trustee (as defined below), individually and collectively, the "Junior Creditor"), HANOVER DIRECT, INC., a Delaware corporation ("Hanover"), and each of the direct and indirect subsidiaries of Hanover executing a signature page hereto. The Senior Creditors and Junior Creditor are sometimes collectively referred to herein as "Creditors" and individually a "Creditor."

                              W I T N E S S E T H:

         WHEREAS, Hanover (as successor to The Hanover Companies) has entered into certain debt financing arrangements, pursuant to which Hanover has issued and Junior Creditor has purchased from Hanover an aggregate of $20,000,000 in principal amount of 9.25% Senior Subordinated Notes due August 1, 1998 (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, restated or replaced, the "Notes"); and

         WHEREAS, payment of the obligations of Hanover to Junior Creditor under the Notes has been guaranteed by the direct and indirect subsidiaries of Hanover listed on Exhibit A annexed hereto (the "Subsidiary Guarantors") (such guarantees of the Notes, collectively, the "Guarantees"); and

         WHEREAS, the Agent and the Lenders have agreed, pursuant to the terms of a Credit Facilities and Reimbursement Agreement of even date herewith among the Agent, the Lenders and Hanover, to make available to Hanover a revolving credit facility in the maximum principal amount at any time outstanding of $60,000,000 (together with all schedules and exhibits thereto and as the same may be amended, supplemented or restated from time to time, the "Credit Facilities and Reimbursement Agreement," and collectively with all documents now or hereafter delivered to the Agent by or on behalf of Hanover in connection therewith, as the same may be amended, supplemented or restated from time to time, the "Credit Facilities and Reimbursement Documents"); and

         WHEREAS, the Agent and the Lenders have agreed, pursuant to the terms of a Revolving Credit and Term Loan Agreement of even date herewith among the Agent, the Lenders and Hanover, to make available to Hanover a revolving credit facility in the maximum principal



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



amount at any time outstanding of $20,000,000 (together with all schedules and exhibits thereto and as the same may be amended, supplemented or restated from time to time, the "Revolving Credit and Term Loan Agreement," and collectively with all documents now or hereafter delivered to the Agent by or on behalf of Hanover in connection therewith, as the same may be amended, supplemented or restated from time to time, the "Revolving Credit and Term Loan Documents") (the Credit Facilities and Reimbursement Documents and the Revolving Credit and Term Loan Documents collectively referred to herein as the "Loan Documents"); and

         WHEREAS, the Senior Creditors are unwilling to enter into the Loan Documents and to make loans or advances or to issue letters of credit thereunder unless the Junior Creditor enters into this Agreement to provide for the terms and conditions of the subordination in favor of the Senior Creditors of the obligations of Hanover to Junior Creditor in respect of the Junior Debt (as defined below), and of any other persons now or hereafter obligated, as borrower, guarantor or otherwise, in respect of all or any part of the Junior Debt (Hanover and the Subsidiary Guarantors, together with any other persons so obligated to Junior Creditor in respect of all or any part of the Junior Debt and also obligated to Senior Creditor, as borrower, guarantor or otherwise, in respect of all or any part of the obligations under the Loan Documents, individually, an "Obligor" and, collectively, "Obligors") and related matters;

         NOW THEREFORE, in consideration of the mutual benefits accruing to the Creditors hereunder and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS

         As used in this Subordination Agreement, the following terms shall have the meanings ascribed to them below:

         1.1 "Affiliate" shall have the meaning ascribed to such term in the Credit Agreements.

         1.2 "Agent" has the meaning specified in the preamble to this Agreement and shall include any successor thereto or substitute therefor from time to time acting in such capacity under the Credit Agreements or if there is no agent for the Lenders thereunder, the holder or holders of a majority in aggregate principal amount of indebtedness outstanding under the Credit Agreements.

         1.3 "Borrowers" shall have the meaning ascribed to such term in the Credit Agreements.

         1.4 "Credit Agreements" means collectively the Credit Facilities and Reimbursement Agreement and the Revolving Credit and Term Loan Agreement.


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         1.5 "Indenture" shall mean that certain Indenture dated as of August
17, 1993, among The Horn & Hardart Company ("H&H"), Hanover, the Subsidiary Guarantors and the Indenture Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.6 "Indenture Trustee" shall mean First Trust National Association, as Trustee under the Indenture, any successor Trustee, and their respective successors and assigns.

         1.7 "Junior Creditor Agreements" shall mean, collectively, the Notes (including any notes exchanged therefor), the Purchase Agreement dated on or about the date hereof among H&H, Hanover, the Subsidiary Guarantors and Sun Life, the Indenture, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by H&H, Hanover, the Subsidiary Guarantors or any other person to, with or in favor of Junior Creditor in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, restated or replaced.

         1.8 "Junior Creditor Representative" shall mean the Indenture Trustee.

         1.9 "Junior Debt" shall mean all of the following evidenced by or arising under or in connection with the Notes or the other Junior Creditor Agreements to the extent relating to the Notes or the debt evidenced thereby: all loans, obligations, liabilities, letters of credit, credit facilities and other indebtedness of any kind, nature and description owing by any Obligor to Junior Creditor, including principal, interest, charges, fees, premiums, indemnities and expenses, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising after the commencement of any case with respect to any Obligor under the U.S. Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended, and whether arising directly or howsoever acquired by Junior Creditor including from any other person outright, conditionally or as collateral security, by assignment, merger with any other person, participations or interests of Junior Creditor in the obligations of any Obligor to others, or by assumption or operation of law, or by way of a claim or right of contribution, exoneration, reimbursement, indemnification, subrogation or otherwise, however evidenced, and shall also include all amounts chargeable to any Obligor under the Junior Creditor Agreements or in connection with any of the foregoing. Notwithstanding the foregoing, the obligations, liabilities and indebtedness to Junior Creditor in respect of the Notes owed by any person not an Obligor as defined herein, shall not be part of the Junior Debt for purposes hereof.

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         1.10 "Lien" shall mean any pledge, hypothecation, assignment, deposit arrangement, right of setoff, security interest, encumbrance, mortgage, deed of trust (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

         1.11 "Payment Block Notice" shall have the meaning set forth in Section
3.2 hereof.

         1.12 "Person" or "person" shall mean an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, or other entity or a government or any agency, instrumentality or political subdivision thereof.

         1.13 "Required Lenders" shall have the meaning assigned thereto in each of the Credit Agreements.

         1.14 "Senior Debt" shall mean any and all loans, obligations, liabilities, letters of credit, credit facilities and indebtedness of every kind, nature and description owing by any Obligor to Senior Creditors or their participants, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, in each case arising under the Loan Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Loan Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended and whether arising directly or howsoever acquired by Senior Creditors under the Loan Documents or by assumption or operation of law, or by way of any claim or right of contribution, indemnification, exoneration, reimbursement, subrogation or otherwise and shall also include all amounts chargeable to any Obligor under the Loan Documents or in connection with any of the foregoing.

         1.15 "Standstill Period" shall mean the period beginning on the earlier of the date that Junior Creditor has received a Payment Block Notice or the date that Junior Creditor has given written notice to Senior Creditor that an event of default under the Junior Creditor Agreements has occurred and specifying such event of default and ending 180 days after such date; provided, however, that the aggregate number of days that any one or more Standstill Periods shall be in effect may not exceed 180 days in any consecutive 365 day period; and provided, further, that no event of default under the Loan Documents which (i) is specified in the written notice under this Section commencing a Standstill Period and (ii) is subsequently waived by the Required Lenders shall be or be made the basis for the



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commencement of a subsequent Standstill Period unless such event of default shall be waived by the Required Lenders as to the specific circumstances giving rise to such event of default for a period of not less than 365 days following the occurrence of such event of default.

         1.16 "Triggering Default" shall mean the occurrence or existence of any event of default in respect of the Junior Debt under the Junior Creditor Agreements, which remains uncured or unwaived and continues beyond the expiration of the Standstill Period hereunder with respect to such event of default.

         1.17 References. All terms defined in the Uniform Commercial Code as in effect in the State of New York, unless otherwise defined herein, shall have the meanings set forth therein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural. Use of the term "or" shall mean "and/or" unless the context otherwise clearly requires. Unless the context otherwise clearly requires, references to "herein" or "hereunder" shall mean this entire Subordination Agreement, not only the particular provision in which such reference appears.

2. RESTRICTIONS OF JUNIOR CREDITOR RIGHTS. Notwithstanding any right or remedy available to Junior Creditor under any of the Junior Creditor Agreements, applicable law or otherwise, Junior Creditor may accelerate the Junior Debt, but shall not, subject to Section 3.5, directly or indirectly take any of the following actions until all of the Senior Debt has been indefeasibly paid and satisfied:

              (a) unless and until a Triggering Default has occurred, exercise any of its rights or remedies (other than acceleration of the Junior Debt as aforesaid) as against any Obligor or its property upon an event of default by any Obligor under the Junior Creditor Agreements or otherwise, including, without limitation, the termination of the Junior Creditor Agreements or the commencement of suit for the enforcement of any provisions of the Junior Creditor Agreements or for collection of the Junior Debt as against or from any Obligor or its property;

              (b) hold, seek to obtain or enforce any Lien in or upon any collateral or any other property of any Obligor, except after a Triggering Default has occurred; or

              (c) unless and until a Triggering Default has occurred, commence, any administrative, legal or equitable action or proceeding against any Obligor or its properties seeking any reorganization, arrangement, composition, readjustment, liquidation, bankruptcy or any other action involving the readjustment of all or any part of any Obligor's obligations, or other similar relief under the U.S. Bankruptcy Code or any present or future statute, law or regulation relative to any Obligor or its properties or any proceedings for voluntary liquidation, dissolution or other winding

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up of any Obligor's businesses or the appointment of any trustee, receiver or liquidator for any Obligor or any part of its properties or any assignment for the benefit of creditors or any marshalling of assets of any Obligor.

3.       SUBORDINATION OF JUNIOR DEBT

         3.1 Subordination. Except as specifically set forth below, Junior Creditor hereby subordinates its right to payment and satisfaction of the Junior Debt, and the payment thereof, directly or indirectly, by any means whatsoever, is deferred and subordinated, to the prior indefeasible payment and satisfaction in full of all Senior Debt.

         3.2 Permitted Payments.

             (a) Subject to all the other terms and conditions of this Subordination Agreement, Senior Creditors hereby agree that, unless and until the Agent has notified the Junior Creditor Representative of the occurrence of a default or an event of default or the occurrence of an event or existence of a condition which does, or would, with notice or lapse of time or both constitute an event of default under the Loan Documents, and in each case specifying such event (such notice a "Payment Block Notice"), Hanover may make and Junior Creditor may receive and retain from Hanover (i) payments of interest when due as regularly scheduled, (ii) payment of principal when due at scheduled maturity on August 1, 1998 (or later), in each case under clauses (i) and (ii) in accordance with the terms of the Notes and the Indenture as in effect on the date hereof (but not any other prepayment of principal or interest or other payment of principal or any payment pursuant to acceleration or claims of breach or any payment to acquire any Junior Debt or otherwise), and (iii) reimbursement to Junior Creditor, prior to an event of default under any Junior Debt, for out-of-pocket expenses payable by Hanover pursuant to the Junior Creditor Agreements. After a Payment Block Notice is given, no payment otherwise permitted to be made to or received in respect of the Junior Debt may be made to or received by Junior Creditor until the expiration of the Standstill Period hereunder.

             (b) No event of default which existed or was continuing under the Loan Documents on the date any Payment Block Notice is given, and which is subsequently waived by the Agent, shall be or be made the basis for the giving of a subsequent Payment Block Notice, unless such event of default shall be waived by the Agent as to the specific circumstances giving rise to such event of default for a period of not less than 365 days following the occurrence of such event of default.

             (c) The Agent may give any number of Payment Block Notices hereunder, provided that the aggregate number of days that any one or more Standstill Period(s) hereunder shall be in effect shall not exceed 180 days during any 365 consecutive days, irrespective of the

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number of defaults with respect to the Loan Documents; and provided further that, upon expiration or rescission of such Standstill Period, Junior Creditor must receive payment of all regularly scheduled payments of interest and, if applicable, principal payments described in clause (ii) of Section 3.2(a) which have become due (on an unaccelerated basis, whether or not there has been an acceleration of any Junior Debt), plus interest on such overdue payments as provided in the Indenture, before a subsequent Payment Block Notice may be given.

         3.3 Distributions. In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Obligor or the proceeds thereof to the creditors of any Obligor or readjustment of the obligations and indebtedness of any Obligor, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors, marshalling of assets of any Obligor or any other action or proceeding involving the readjustment of all or any part of the obligations of any Obligor or the application of the assets of any Obligor to the payment or liquidation thereof, or upon the dissolution or other winding up of any Obligor's business, or upon the sale of all or substantially all of the assets of any Obligor then, and in any such event, Junior Creditor agrees that:

              (a) Senior Creditors shall first receive indefeasible payment in full in cash of all of the Senior Debt prior to the payment of all or any part of the Junior Debt, and

              (b) Until the Senior Debt is paid in full as provided in clause
(a) above, Senior Creditors shall be entitled to receive any payment or distribution of any kind or character, whether in cash, securities or other property which may be payable or deliverable in respect of any or all of the Junior Debt; provided, however, that notwithstanding clauses (a) and (b) of this
Section 3.3, Junior Creditor may receive shares of stock and/or debt securities issued by an Obligor in connection with any liquidation, dissolution or bankruptcy case or proceeding that are subordinated to the remaining Senior Debt and any stock or debt securities issued to Senior Creditors at least to the same extent and pursuant to the same or more stringent terms as is the Junior Debt, as evidenced by a supplement hereto, executed by the Senior Creditors and the Junior Creditor representative.

         3.4 Payments Received by Junior Creditor. Except for permitted payments received by Junior Creditor as provided in Section 3.2 or through permitted enforcement of the Junior Debt as provided in Sections 2 and 3.5 hereof, or distributions permitted under Section 3.3 hereof, if any payment or distribution or security or instrument or proceeds thereof is received by the Junior Creditor in respect of the Junior Debt, or if any sums are recovered in respect of the Junior Debt upon enforcement not permitted pursuant to Sections 2 and 3.5 hereof, Junior Creditor shall receive and hold the

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same in trust, as trustee, for the benefit of Senior Creditors. Junior Creditor shall segregate each such payment, distribution or recovery from all other funds and property of Junior Creditor and shall forthwith deliver such payment, distribution or recovery to the Agent for the benefit of Senior Creditors (together with any endorsement or assignment of Junior Creditor where necessary), for application to any of the Senior Debt. In the event of the failure of the Junior Creditor to make any such endorsement or assignment to the Agent, the Agent, or any of its officers or employees, is hereby irrevocably authorized on behalf of Junior Creditor to make the same.

         3.5 Permitted Enforcement. If any event of default under the Junior Creditor Agreements has occurred and is continuing, Junior Creditor may (i) accelerate such portion of the Junior Debt as is in default or any other amounts as may otherwise be accelerated pursuant to the terms of the Junior Creditor Agreements, and/or (ii) upon the expiration of any Standstill Period arising with respect to such event of default, commence and prosecute judicial enforcement of the Junior Creditor Agreements and collection of the Junior Debt as against any Obligor or take other actions otherwise prohibited under Section 2(a), (b) or (c). Upon the expiration of such Standstill Period, Junior Creditor may receive and retain any payments owing (by acceleration or otherwise) to Junior Creditor.

         3.6 Instrument Legend and Notation.

             (a) Each of the Notes and any other instruments at any time evidencing any Junior Debt, or any portion thereof, shall be permanently marked on its face with a legend conspicuously indicating that payment thereof is subordinated in right of payment to the Senior Debt and is subject to the terms and conditions of this Subordination Agreement; and after being so marked certified copies thereof shall be delivered to the Agent.

             (b) In the event any legend or endorsement is omitted, the Agent or any of its officers or employees, are hereby irrevocably authorized on behalf of Junior Creditor to make the same. No specific legend, further assignment or endorsement or delivery of notes, guarantees or instruments shall be necessary to subject any Junior Debt to the subordination thereof contained in this Subordination Agreement.

4.       COVENANTS, REPRESENTATIONS AND WARRANTIES

         4.1 Additional Covenants. Junior Creditor agrees in favor of Senior Creditors that until all Senior Debt has been indefeasibly paid and satisfied in full:

             (a) except as specifically set forth in Sections 3.2, 3.3 and
3.5 above, Junior Creditor shall not, directly or indirectly, accept or receive any payment of principal or interest or expenses or any prepayment or other payment of principal or any payment pursuant to acceleration or claims of breach or any payment to acquire Junior Debt or otherwise in respect of any Junior Debt; and

                  (b) Junior Creditor shall not, directly or indirectly, accept or receive from any Obligor any loan, gift or, except as permitted herein, distribution of assets to Junior Creditor, and Junior Creditor shall not accept or hold any guaranties for the Junior Debt except the Guarantees of the Subsidiary Guarantors whether now existing or as contemplated by the Junior Creditor Agreements as in effect on the date hereof, and shall not hold or acquire any Lien upon the assets of any Obligor, except any Lien held and obtained to the extent permitted under the exception contained in Section 2(b) and subject to the enforcement restrictions of Section 2(b).

         4.2 Additional Representations and Warranties. Junior Creditor represents and warrants to Senior Creditors that:

                  (a) as of the date hereof, the total indebtedness owing by Hanover to Junior Creditor in respect of the debt evidenced by the Notes and by the Subsidiary Guarantors as guarantors thereof, is in the aggregate principal amount of TWENTY MILLION ($20,000,000) DOLLARS, all of which is presently unsecured.

                  (b) as of the date hereof, no default or event of default, or event or condition which with notice or passage of time or both would constitute a default or an event of default, exists or has occurred under the Junior Creditor Agreements;

                  (c) Junior Creditor is the exclusive legal and beneficial owner of all of the Junior Debt;

                  (d) none of the rights of Junior Creditor in and to the Junior Debt are subject to any lien, security interest, financing statements, subordination, assignment or other claim, except in favor of Senior Creditors;

                  (e) true, correct and complete copies of all Junior Creditor Agreements in effect as of the date hereof have been furnished to the Agent;

                  (f) the execution, delivery and performance of this Agreement is within the corporate powers of Junior Creditor, has been duly authorized by all necessary corporate action of Junior Creditor, and does not contravene any law, any provision of the certificate of incorporation or other charter document or the by-laws of Junior Creditor or any agreement to which Junior Creditor is a party or by which it or its properties are bound; and

                  (g) this Agreement constitutes the legal, valid and binding obligations of Junior Creditor, enforceable in accordance with its terms.

         4.3 Waivers. Notice of acceptance hereof, the making of loans, advances and extensions of credit or other financial accommodations to, and the incurring of any expenses by or in respect of, any Obligor or any other subordinate creditor, by Senior Creditors, and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which Junior Creditor and any Obligor are or may be entitled are hereby waived (except to the extent, if any, expressly provided for herein). Junior Creditor also waives notice of (a) any amendment, modification, supplement, renewal, restatement or extensions of the Loan Documents or any collateral, or of the time of payment of, or increase or decrease in the amount of, any of the Senior Debt, (b) the taking, exchange, surrender and releasing of collateral or guarantees now or at any time held by or available to Senior Creditors for the Senior Debt or any other person at any time liable for or in respect of the Senior Debt, (c) the exercise of, or refraining from the exercise of any right against any Obligor or any collateral, (d) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Senior Debt, and/or (e) Senior Creditors' election, in any proceeding instituted under the U.S. Bankruptcy Code of the application of Section 1111(b)(2) of the U.S. Bankruptcy Code. None of the foregoing shall, in any manner, affect the terms hereof or impair the obligations of Junior Creditor hereunder or give rise to any claim by Junior Creditor against Senior Creditors, whether or not any of the foregoing are or purport to be restricted in any manner under the terms of the Junior Creditor Agreements. All of the Senior Debt shall be deemed to have been made or incurred in reliance upon this Subordination Agreement. Junior Creditor hereby agrees that all payments received by Senior Creditors may be applied, reversed, and reapplied, in whole or in part, to any of the Senior Debt, as Senior Creditors, in their discretion, deem appropriate.

         4.4 Subrogation. After the full and indefeasible payment and satisfaction of all Senior Debt, and after all of the Loan Documents have been terminated, Junior Creditor shall be subrogated to the rights of the holders of Senior Debt to receive distributions applicable to the Senior Debt to the extent that distributions otherwise payable to Junior Creditor have been applied to payment of Senior Debt, and any such distributions otherwise payable to Junior Creditor and applied to Senior Debt shall not, as between Hanover and Junior Creditor, constitute a payment by Hanover of Senior Debt.

         4.5 Information Concerning Obligors.

             (a) Junior Creditor hereby assumes sole responsibility for keeping itself informed of the financial condition of Hanover, any and all endorsers and any and all guarantors of the Junior Debt and any other Obligor, and of all other circumstances bearing upon the risk of nonpayment of the Senior Debt and/or the Junior Debt that diligent inquiry would reveal, and Junior Creditor hereby agrees that Senior Creditors shall have no duty to advise Junior Creditor of information known to Senior Creditors regarding such condition or any such circumstances.

             (b) In the event Senior Creditors, in their discretion, undertake, at any time or from time to time, to provide any such information to Junior Creditor, Senior Creditors shall be under no obligation (i) to provide any such information to the Junior Creditor on any subsequent occasion or (ii) to undertake any investigation and shall be under no obligation to disclose any information obtained in any investigation, routine or otherwise.

5.       MISCELLANEOUS

         5.1 Amendments. Any waiver, permit, consent or approval by a Creditor of or under any provision, condition or covenant to this Subordination Agreement must be in writing executed by such Creditor, or its successors and assigns, and shall be effective only to the extent it is set forth in such signed writing and as to the specific facts or circumstances covered thereby. Any amendment of this Subordination Agreement must be in writing and signed by each of the parties to be bound thereby. Execution of any amendment by the Junior Creditor Representative shall bind the Junior Creditor and its successors and assigns, and shall be effective for any Junior Creditor.

         5.2 Successors and Assigns.

             (a) This Subordination Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the Creditors and its respective successors, participants and assigns.

             (b) Senior Creditors reserve the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, the Senior Debt and any collateral from time to time securing same.

         5.3 Insolvency. This Subordination Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the U.S. Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to a trustee for any Obligor as debtor and debtor-in-possession. The relative rights of Senior Creditors and Junior Creditor to payment of the Senior Debt and the Junior Debt, respectively, and in or to any distributions from or in respect of any Obligor or any collateral or proceeds of collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition.

         5.4 Notices.

             (a) All notices, requests and demands to or upon the respective parties hereto shall be deemed duly given, made or received if in writing and: if by hand, immediately upon sending; if by Federal Express, Express Mail or any other overnight delivery service, one (1) day after dispatch; and if mailed by certified mail, return receipt requested, five (5) days after mailing to the parties at their addresses set forth below (or to such other addresses as the parties may designate in accordance with the provisions of this Section 5.4:

         To the Senior
           Creditors:                  NationsBank of North Carolina, National
                                            Association, as Agent
                                       NationsBank Plaza, NC 1002-06-19
                                       6th Floor
                                       Charlotte, North Carolina  28255
                                       Attention:  Ms. Joyce Ruppe,
                                                   Agency Services

         with a copy to:               NationsBank of North Carolina, National
                                            Association, as Agent
                                       Corporate Banking
                                       767 Fifth Avenue, 5th Floor
                                       New York, New York  10153-0083
                                       Attention:  Mr. Christopher C. Browder,
                                                   Vice President

         To any Junior
           Creditor or to
           the Junior
           Creditor

           Representative:             First Trust National Association
                                       180 East Fifth Street
                                       P.O. Box 64111
                                       St. Paul, Minnesota 55164
                                       Attention:  Mr. Frank P. Leslie, III

             (b) A Creditor may change the address(es) to which all notices, requests and other communications are to be sent by giving ten (10) days written notice of such address change to the other Creditor in conformity with this
Section 5.4, but such change shall not be effective until notice of such change has been received by the other Creditor.

         5.5 Counterparts. This Subordination Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument.

         5.6 Governing Law. The validity, construction and effect of this Subordination Agreement shall be governed by the laws of the State of New York.

         5.7 Consent to Jurisdiction; Waiver of Jury Trial. Each of Junior Creditor and Senior Creditors hereby irrevocably consents to the non-exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York and waives trial by jury in any action or proceeding with respect to this Subordination Agreement or any matter directly or indirectly arising out of or relating to their financing arrangements with any Obligor.

         5.8 Complete Agreement. This written Subordination Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

         5.9 No Third Parties Benefitted. This Subordination Agreement is solely for the benefit of the Creditors and their respective successors, participants and assigns, and no other person, including any other creditor or creditor's representative of any Obligor shall have any right, benefit, priority or interest under, or because of the existence of, this Subordination Agreement.

         5.10 Disclosures, Non-Reliance. Each Creditor has the means to, and shall in the future remain, fully informed as to the financial condition and other affairs of each Obligor, and neither Creditor shall have any obligation or duty to disclose any such information to the other Creditor. Except as expressly set forth in this Subordination Agreement, the parties hereto have not otherwise made to each other nor do they hereby make to each other any warranties, express or implied, nor do they assume any liability to each other with respect to: (a) the enforceability, validity, value or collectibility of any of the Junior Debt or Senior Debt or any guarantee or security which may have been granted to any of them in connection therewith, or (b) any other matter except as expressly set forth in this Subordination Agreement.

         5.11 Term. This Subordination Agreement is a continuing agreement and shall remain in full force and effect until the indefeasible satisfaction in full of all Senior Debt and the termination of the Loan Documents.

         5.12 Severability. If any provision of this Subordination Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Subordination Agreement as a whole but this Subordination Agreement shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by law.

         5.13 Senior Creditors' Rights under Indenture. The rights and benefits afforded the Senior Creditors under this Subordination Agreement shall be in addition to any and all rights and benefits which the Senior Creditors may have under the terms of the Indenture. The terms and provisions of the Indenture shall in no way limit or impair the rights and benefits of the Senior Creditors hereunder or limit or otherwise modify the obligations of, or restrictions upon, Junior Creditor hereunder.

         5.14 Indenture Trustee's Compensation Not Prejudiced. Nothing in this Subordination Agreement shall restrict the rights of the Indenture Trustee to sue upon its claims for compensation under the Indenture.

         5.15 No Fiduciary Duty to Senior Creditors. Indenture Trustee, by its execution of the Acknowledgment and Agreement hereto, undertakes to perform or observe and be bound by only the terms and provisions hereof applicable to it or applicable to the holders of Junior Debt on whose behalf the Indenture Trustee is acting in that capacity under the Indenture. The Indenture Trustee shall not be deemed to owe any fiduciary duty to Senior Creditors.

         5.16 Application of Monies Deposited with Trustee. Nothing in this Subordination Agreement shall (i) prevent the application by the Indenture Trustee or any paying agent of any monies or the proceeds of U.S. government obligations received from Hanover at a time when such payment and receipt thereof by Junior Creditor would not have been prohibited hereunder, or (ii) prevent the application by the Indenture Trustee or any paying agent of any monies or the proceeds of any U.S. government obligations deposited by Hanover under the Indenture to the payment of or on account of the principal of or interest on the Notes if, at the time of such deposit, payment of such amounts by Hanover under the Notes, and the receipt thereof by Junior Creditor, would not have been prohibited by this Subordination Agreement.

         5.17 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Subordination Agreement.

         5.18 Execution by Subsidiaries. By its execution hereby, each of the undersigned Subsidiaries acknowledges and agrees to be bound by the terms and provisions hereof.


                        [Signatures on following pages]

         IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed as of the day and year first above written.

                                           Junior Creditor:

                                           SUN LIFE INSURANCE COMPANY OF AMERICA

                                            By:_______________________________

                                                Name:_________________________

                                                Title:________________________

                                            Senior Creditors:

                                            NATIONSBANK OF NORTH CAROLINA,
                                            NATIONAL ASSOCIATION, as Agent for
                                            the Lenders

                                            By: ______________________________

                                                Name:________________________

                                                Title:_______________________


                             Signature Page 1 of 2

                                          HANOVER DIRECT,INC.

                                          By:______________________________

                                             Name: _______________________

                                             Title: _______________________

                                          Subsidiary Guarantors:

                                          BRAWN OF CALIFORNIA, INC.
                                          COMPANY STORE HOLDINGS, INC.
                                          D. M. ADVERTISING, INC.
                                          GUMP'S HOLDINGS, INC.
                                          HANOVER CATALOG HOLDINGS, INC.
                                          HANOVER DIRECT NEW JERSEY, INC.
                                          HANOVER DIRECT PENNSYLVANIA, INC.
                                          HANOVER DIRECT VIRGINIA, INC.
                                          HANOVER FULFILLMENT OF VIRGINIA,
                                            INC.
                                          HANOVER HOLDINGS INC.
                                          HANOVER REALTY INC.
                                          HANOVER VENTURES, INC.
                                          HENRE, INC.
                                          TW ACQUISITIONS INC.
                                          AMERICAN DOWN & TEXTILE COMPANY
                                          THE COMPANY FACTORY, INC.
                                          THE COMPANY OFFICE, INC.
                                          THE COMPANY STORE, INC.
                                          SCANDIA DOWN CORPORATION
                                          SKANDIA DOWN SALES, INC.
                                          SOUTHERN CALIFORNIA COMFORT
                                            CORPORATION
                                          GUMP'S BY MAIL, INC.
                                          GUMP'S CORP.
                                          HANOVER DIRECT MAIL MARKETING, INC.
                                          HANOVER FINANCE CORPORATION
                                          HANOVER FINANCING COMPANY, INC.
                                          HANOVER LIST MANAGEMENT, INC.
                                          YORK FULFILLMENT COMPANY, INC.
                                          TWEEDS, INC.
                                          TWEEDS OF VERMONT, INC.
                                          H.H.B.K., INC.
                                          BC CORPORATION OF TENNESSEE, INC.
                                          H&H 1600 BROADWAY CORP.
                                          HANOVER SYNDICATION CORP.

                                          By:______________________________

                                             Name:________________________

                                             Title:_______________________

                             Signature page 2 of 2

               ACKNOWLEDGMENT AND AGREEMENT BY INDENTURE TRUSTEE

         The undersigned Trustee under the Indenture referred to in the foregoing Subordination Agreement hereby acknowledges and consents to the foregoing Subordination Agreement to the extent its consent is or may be required. The undersigned agrees that it will be bound by the provisions of the Subordination Agreement as applicable to the undersigned as a Junior Creditor (as defined in the Subordination Agreement) in its capacity as Trustee under the Indenture.

                               FIRST TRUST NATIONAL ASSOCIATION,
                                      as Indenture Trustee

                                             By:______________________________

                                                Name: ________________________

                                                 Title: ______________________

                                   EXHIBIT A
                                       TO
                            SUBORDINATION AGREEMENT

                             Subsidiary Guarantors

Hanover Direct Fulfillment, Inc.
Brawn of California, Inc.
Gump's By Mail, Inc.
Leavitt Advertising Agency, Inc.
D.M. Advertising, inc.
Hanover Syndication Corp.
Hanover Direct Mail Marketing, Inc.
Hanover List Management, Inc.
York Fulfillment Company, Inc.
H.I.M. Inc.
Gump's Holdings, Inc.

                                   EXHIBIT O

                                  UPFRONT FEES

         The Upfront Fee payable by the Borrower on the Closing Date to the Agent for the benefit of each Lender shall be equal to the sum of a percentage of each Lender's Revolving Credit Commitment as in effect on the Closing Date as follows:

                                                              Upfront Fee
Revolving Credit Commitment                                   Percentage
---------------------------                                   ----------
less than $3,750,000                                            .100%

equal to or greater than                                        .150%
 $3,750,000 but less than $5,000,000

equal to or greater than $5,000,000                             .200%


                                Schedule 5.01(c)

                            Guarantors excluded from
                      Solvency Representation and Warranty

                                Schedule 5.01(d)

                                  Subsidiaries

                                Schedule 5.01(e)

                          Investments in Other Persons

                                Schedule 5.01(f)

                             Contingent Liabilities

                                Schedule 5.01(g)

                                     Liens

                                Schedule 5.01(h)

                                  Tax Matters

                                Schedule 5.01(j)

                                   Litigation

                                Schedule 5.01(m)

                                    Patents

                                Schedule 5.01(o)

                                    Consents

                                Schedule 5.01(r)

                              Hazardous Materials

                                 Schedule 6.05

                                   Insurance

                           Schedule 7.03(i)

                        Existing Indebtedness

                           Schedule 7.03(xi)

                             Capital Leases